                                                Filed Pursuant to Rule 424(b)(1)
                                                      Registration No. 333-64619
PROSPECTUS

                                1,600,000 SHARES

                             [ARTIFICIAL LIFE LOGO]

                             ARTIFICIAL LIFE, INC.
                                  COMMON STOCK

    Of the 1,600,000 shares of Common Stock offered hereby, 1,400,000 shares are being sold by Artificial Life, Inc. ("Artificial Life" or the "Company") and 200,000 shares are being sold by the Selling Stockholder. See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholder.

    Prior to this Offering, there has been no public market for the Common Stock of the Company. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Common Stock has been approved for listing on the Nasdaq SmallCap Market under the symbol "ALIF."

    Concurrently with this Offering, the Company is registering 164,800 shares of Common Stock for future sales by certain stockholders of the Company (the "Registering Stockholders"). This is the maximum number of shares that the Company is obligated to register pursuant to the Company's agreement to register 20% of the 824,000 shares of Common Stock held in the aggregate by the Registering Stockholders. However, these shares are subject to a lock-up agreement with New York Broker, Inc. and may not be sold, without the consent of New York Broker, Inc., until 180 days after the date of this Prospectus. See "Concurrent Registration" and "Underwriting."

    The Company will not receive any proceeds from the sale of shares by the Registering Stockholders. The Company is paying all costs incurred in the registration of the shares of Common Stock being registered on behalf of the Registering Stockholders but is paying only a portion of the costs incurred in the registration of the shares to be sold by the Selling Stockholder.
                            ------------------------
     THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                            ------------------------
    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                                                  UNDERWRITING                               PROCEEDS TO
                                               PRICE TO           DISCOUNTS AND         PROCEEDS TO            SELLING
                                                PUBLIC           COMMISSIONS(1)         COMPANY(2)         STOCKHOLDER(2)
----------------------------------------------------------------------------------------------------------------------------
Per Share...............................         $8.50                $0.68                $7.82                $7.82
----------------------------------------------------------------------------------------------------------------------------
Total(3)................................      $13,600,000          $1,088,000           $10,948,000          $1,564,000
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

(1) Does not include additional compensation to New York Broker, Inc. and New York Broker Deutschland AG (the "Representatives") of (a) a non-accountable expense allowance equal to 3% of the gross proceeds of the Offering and (b) a warrant entitling the Representatives to purchase up to 160,000 shares of Common Stock (the "Representatives' Warrant") for a period of four years commencing one year from the date of this Prospectus at 120% of the initial public offering price. In addition, the Company and the Selling Stockholder have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company and the Selling Stockholder estimated at $1,113,750 and $86,250, respectively ($1,027,500 and $172,500, respectively, if the Underwriters' over-allotment option is exercised in full).

(3) The Company and the Selling Stockholder have granted to the Underwriters a 30-day option to purchase up to 40,000 and 200,000 additional shares of Common Stock, respectively, solely to cover over-allotments, if any. To the extent the option is exercised, the Underwriters will offer the shares at the Price to Public shown above. If all such shares are purchased, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Stockholder will be $15,640,000, $1,251,500, $11,260,800 and $3,128,000, respectively. See "Underwriting."
                            ------------------------

    The shares of Common Stock are offered by the several Underwriters subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be available for delivery on or about December 22, 1998, at the office of New York Broker, Inc. in Fairfax, Virginia.

NEW YORK BROKER, INC.                             NEW YORK BROKER DEUTSCHLAND AG
                                                         (International Manager)

                The date of this Prospectus is December 17, 1998

OUTSIDE GATE
[Color work: The Company name Artificial Life, Inc. appears on top center of the page, directly above a caption that reads "We give the Web a pulse!" The caption is underscored with a pulse line.] [The face of an avatar showing its brain appears on the left side of the page. A wire grid portion of the face merges with a globe of the earth.]

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ SMALLCAP MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. SEE "UNDERWRITING."

     The Company uses the following as trademarks: Artificial Life(TM), ALife(TM), ALife-WebGuide(TM), ALife-SalesRep(TM), ALife-Messenger(TM), ALife-Portfolio-Manager(TM), ALife-Call-Center-Agent(TM), ALife-
Knowledge-Manager(TM), ALife-Personal-Tutor(TM), ALife-SmartEngine(TM),
SmartEngine(TM), SmartBot(TM), We give the Web a pulse(TM), www.artifical-life.com(TM) and the Company's logo. All other trade names, trademarks or servicemarks appearing in this prospectus are the property of their respective owners and are not the property of the Company.

INSIDE GATEFOLD

        [Color work: Artificial Life SmartBots[TM] name appears vertically on the left edge of the gatefold.] [On the left side of the page, the following goals and/or applications of the SmartBots[TM] are stated: Improve Web Navigation, Personalize the Web with SmartBots[TM], Direct Marketing and Enable E-Commerce. Integrated with the goals is a graphic of an avatar's face with personalized features, a wire grid hand pressing a doorbell and a computer where a wire grid hand is protruding from the screen holding a credit card.] [To the center right of the gatefold is a circular diagram depicting that the Company's planned products (which have not yet been released for commercial sale) are based on a central core technology, the Alife Smart Engine[TM]. The center of the circular diagram delineates a wire grid face emerging into a full face.] [Beginning with the left side of the circular diagram, caption reads "Alife SmartEngine[TM] is the core component that gives SmartBots[TM] the ability to converse with users in natural language. The SmartEngine[TM] stores information in "knowledge bases" that can be exchanged to provide bots with different sets of expertise." Moving in a clockwise direction, each of the Company's planned products is depicted by an illustrated representation and a caption. The graphics of the first planned product Alife-SalesRep[TM] depicts an avatar discussing the features of an automobile. The graphics of the second planned product Alife-Personal-Tutor[TM] depicts an avatar teaching the German language. The graphics of the third planned product Alife-Call-Center-Agent[TM] portrays an avatar receptionist.] [On the right side of the circular diagram is a graphic of the WebGuide[TM] 1.0 Professional product representative] [Continuing in a clockwise direction, the graphics of the fourth planned product Alife-Portfolio-Manager[TM] depicts an avatar on the telephone with a ticker tape background. The graphics of the fifth planned product Alife-Knowledge-Manager[TM] portrays an avatar in an electronic library. The graphics of the sixth planned product Alife-Messenger[TM] illustrates a telephone, a pager, a palm-pilot and an avatar.] [Each page of the inside gatefold has the following disclosure: TO DATE, THE COMPANY HAS RELEASED ONLY ONE OF ITS PRODUCTS FOR COMMERCIAL SALE. THE COMPANY EXPECTS TO RELEASE THE REMAINDER OF ITS PRODUCTS FOR COMMERCIAL SALE IN 1999 AND 2000. THERE CAN BE NO ASSURANCE THAT THE COMPANY WILL SUCCEED IN COMMERCIALIZING ITS PLANNED PRODUCTS.]

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus. Except as otherwise noted herein, all information in this Prospectus (i) reflects the adoption of the Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation"), to be effected upon consummation of the Offering, removing the Company's existing class of Non-Voting Common Stock, increasing the authorized Common Stock to 30,000,000 shares and creating and authorizing 5,000,000 shares of undesignated Preferred Stock, (ii) reflects the amendment of the Company's Bylaws effective upon consummation of the Offering,
(iii) reflects a 1-for-2.44 reverse stock split of the Common Stock of the Company effected on September 22, 1998, and (iv) assumes no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

     Artificial Life, Inc. ("Artificial Life" or the "Company") develops, markets and supports "intelligent" software robots ("bots"). The Company's bots, known as "SmartBots," are software programs that the Company is developing to automate and simplify time-consuming and complex business-related Internet functions such as Web navigation, direct marketing, user profiling, information gathering, messaging, knowledge management, sales response and call center automation. The Company is also developing applications in data mining, Web-page analysis, statistical analysis and direct marketing to support the functionality of the SmartBot products. While each Artificial Life SmartBot will function independently and will be programmed for a particular application, customers will be able to combine the SmartBots to create what the Company believes will be the industry's first integrated commercial, robot-based electronic commerce ("e-commerce") solution. In addition, the Company provides software consulting services to corporations and other entities seeking software solutions, particularly in the field of "intelligent" software programs.

     The rapidly increasing number of Web users and ubiquitous access to the Internet, both in the United States and internationally, have resulted in the emergence of the Internet as a new mass medium through which persons and entities gather information, communicate, market and sell products and services, interact and seek entertainment. However, the Company believes that the Internet's success has also made it increasingly difficult for Internet users to search for and locate information relevant to their interests and for companies engaged in selling goods and services over the Internet to effectively market and support their products and services. Artificial Life is developing its family of SmartBot products to help address these needs.

     The Company's SmartBot products are being designed to communicate in natural language and to respond "intelligently" to a user's command or inquiry, and in some cases, to act autonomously. All of the Company's SmartBot products are based on the Company's ALife-SmartEngine technology. The ALife-SmartEngine is the core component that gives the Company's products the ability to converse with its users in natural language, either by text or speech, and also to process and respond to natural language commands or questions. The Company believes that its products will allow people to interact with computers in a more natural way -- similar to a conversation with a human being.

     The Company believes that "intelligent" software products represent an emerging standard in the way individuals and businesses will retrieve, present and manipulate information on the Internet. The advent of graphical user interfaces and window-based operating systems created a new personal computing standard and led to significantly increased computer use because they made computers easier to use. Users no longer had to engage in the time consuming task of learning and accurately executing textual operating commands. Instead, a generation of computer users operated their computers by pointing and clicking with a "mouse." The Company believes that the introduction and adoption of "intelligent" software programs like its SmartBots will make the Internet easier to use through natural language communication and by freeing users from much of the time needed to manually search for data on the Internet and then to manipulate such data for the user's desired purpose.

     The Company released its first SmartBot product, the non-commercial version of the ALife-WebGuide, in September 1998. The Company released its first commercial product, the "Professional" version of the ALife-WebGuide, in November 1998 and expects to release the "Enterprise" version of the ALife-WebGuide for commercial sale in the first quarter of 1999. The Company is presently developing the initial versions of seven SmartBot products listed below:

     - ALIFE-WEBGUIDE: This SmartBot is designed to reside on a Web site and help users navigate the site by accepting and processing questions, such as search queries, from users in natural language, and responding to users in natural language. The bot engages the user in a "conversation" through questions and answers and, upon learning of the user's interests, is designed to display Web pages that match the content of the "conversation" or to suggest links to other locations on the Web site.

     - ALIFE-SALESREP: The ALife-SalesRep is being designed for e-commerce retailers to use for one-to-one marketing on the Internet. Retailers will input user profile information and product information into this SmartBot's Knowledge Bases to deliver customer-specific, targeted sales information via the Internet.

     - ALIFE-MESSENGER: The ALife-Messenger is being designed to act as a natural language-based automated e-mail reply and answering service. By customizing the ALife-Messenger, a company can automate replies to incoming e-mail queries and customer requests, thereby reducing the need for human intermediaries.

     - ALIFE-PORTFOLIO-MANAGER: This SmartBot is being developed to monitor, in real-time, an individual's investment portfolio using criteria established by the individual and, when such criteria have been met, or failed to have been met, to autonomously in real-time contact the individual by telephone, pager, e-mail or some other mode of communication and let the individual know that trading action might be warranted.

     - ALIFE-CALL-CENTER-AGENT: The ALife-Call-Center-Agent is being designed for call centers and help desks to be integrated with existing call center server software to provide an automated first response to incoming voice telephone calls or e-mail requests and to handle call center requirements with virtually no aid from human operators.

     - ALIFE-KNOWLEDGE-MANAGER: This SmartBot is being designed to extract information contained in a company's Intranet documents, organize it and make it more easily accessible for retrieval in order to enable companies to more efficiently and intelligently manage the large amount of data and documents that companies are making available on their Intranets.

     - ALIFE-PERSONAL-TUTOR: The ALife-Personal-Tutor is a tutoring program being designed to extract profile information from natural language conversation between the bot and the student user and to automatically adapt the difficulty and content of the lessons to the skill level of the student based on this information.

     The Company plans to offer a fully-functional "Personal" version of most of its products to non-commercial users either free or at a low price. The Company believes that this approach, which has been used successfully by other Internet companies, will result in more rapid acceptance and sales of the Company's products to commercial users. The commercial versions of the SmartBot products will include a "Professional" version for professional and small corporate users and/or a transaction and client/server based "Enterprise" version for networked corporate users. For the commercial versions of its SmartBot products, the Company intends to charge a one-time licensing fee and, with respect to the "Enterprise" version, intends to also charge a transactional fee based upon the number of users which interact with its bots. The Company is developing its SmartBot products on widely available standard hardware and software platforms such as Windows NT/95/98 and

Internet browsers such as the Netscape Navigator/Communicator and Microsoft Internet Explorer. The Company released the Professional version of the ALife-WebGuide in November 1998 and intends to release the Enterprise version in the first quarter of 1999 and a number of its other SmartBot products in 1999. See "Business -- Products."

     The Company was incorporated in Delaware in November 1994 as Neurotec International Corp., a wholly-owned subsidiary of Neurotec Hochtechnologie GmbH ("Neurotec GmbH"), a German multimedia and Internet solutions company owned by Eberhard Schoneburg, Artificial Life's President, Chief Executive Officer and Chairman, and two corporate investors: a major German retailer and an industrial conglomerate. In July 1997, Mr. Schoneburg sold all of his shares of Neurotec GmbH to the two remaining stockholders and contemporaneously purchased 100% of the shares of Neurotec International Corp. from Neurotec GmbH (the "Management Buyout"). In August 1997, the Company's name was changed to Artificial Life, Inc. The Company's principal executive offices are located at Four Copley Place, Suite 102, Boston, Massachusetts, 02116 and its telephone number is (617) 266-5542. The Company's World Wide Web address is http://www.artificial-life.com. Information contained on the Company's Web site shall not be deemed to be a part of this Prospectus.

                                  RISK FACTORS

     Through July 1997, the date on which Eberhard Schoneburg, the Company's President, Chief Executive Officer and Chairman, purchased the Company from its former German parent, the Company had engaged primarily in the provision of software consulting services to such parent. Thereafter, the Company changed its primary business focus from software consulting to the development, marketing and support of its ALife suite of SmartBot software products. Accordingly, the Company is in the initial phase of rolling out its software products and is subject to certain risks inherent in launching new products. Moreover, the market for "intelligent" agent-based software products for Internet-related use is new and emerging, is rapidly evolving, has an increasing number of entrants and will be subject to frequent and continuing changes in technology and customer preference. The Company has only recently commenced sale of its SmartBot software products. For these reasons, the Company has no basis to predict whether its products will perform as intended or whether customers will accept and adopt its products in commercially significant numbers. The Company may never sell sufficient numbers of its products to achieve or maintain profitability. Therefore, an investment in the Company's stock is highly speculative and subject to risk of loss. See "Risk Factors" beginning on page 7.

                                  THE OFFERING

Common Stock offered by the Company...     1,400,000 shares

Common Stock offered by the Selling
  Stockholder.........................     200,000 shares

Common Stock to be outstanding after
the Offering..........................     9,270,574 shares(1)

Use of proceeds.......................     The Company intends to use the net
                                           proceeds of the Offering to fund
                                           research and product development, to
                                           expand its sales and marketing
                                           capabilities, to establish strategic
                                           alliances, to expand its employee
                                           base and infrastructure and for
                                           general corporate and working capital
                                           purposes.

Nasdaq SmallCap Market symbol.........     ALIF
---------------
(1) Excludes 755,569 shares of Common Stock reserved for issuance upon the exercise of stock options outstanding as of December 10, 1998 at a weighted average exercise price of $4.38 per share and 160,000 shares of Common Stock reserved for issuance upon the exercise of warrants to be sold to the Representatives upon the consummation of the Offering at an exercise price per share equal to 120% of the initial public offering price (the "Representatives' Warrant").

                           SUMMARY FINANCIAL DATA(1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     PREDECESSOR                              SUCCESSOR
                           -------------------------------   --------------------------------------------
                             YEARS ENDED      PERIOD FROM    PERIOD FROM     PERIOD FROM     NINE MONTHS
                            DECEMBER 31,     JANUARY 1 TO     JULY 4 TO       JULY 4 TO         ENDED
                           ---------------      JULY 3,      DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                            1995     1996        1997            1997           1997            1998
                           ------   ------   -------------   ------------   -------------   -------------
                                                                                     (UNAUDITED)
STATEMENT OF OPERATIONS
  DATA:
  Revenue................  $1,217   $2,790      $1,043         $   537         $  366          $   449
  Income (loss) from
    operations...........    (618)     895          18            (128)            37           (1,284)
  Net Income (loss)......    (396)     543          13              44             24           (1,304)
  Net income (loss) per
    share(2).............  $ (.07)  $  .08      $  .00         $   .01         $  .00          $  (.19)
  Shares used in
    computing net income
    (loss) per share(2)..   5,574    6,967       6,967           6,967          6,967            7,013

                                                               AS OF SEPTEMBER 30, 1998
                                                              ---------------------------
                                                              ACTUAL     AS ADJUSTED(3)
                                                              ------    -----------------
                                                                      (UNAUDITED)
BALANCE SHEET DATA:
  Cash......................................................  $2,606         $12,561
  Working capital...........................................   2,471          12,426
  Total assets..............................................   3,410          13,244
  Total stockholders' equity................................  $2,559         $12,393

---------------
(1) In connection with the Management Buyout on July 4, 1997, the Company has presented its assets at fair value as of the date of such change in control and has presented separately operations prior to the Management Buyout (Predecessor) and subsequent to the Management Buyout (Successor). See Note 1 of Notes to Financial Statements.
(2) Net income (loss) per share is determined by dividing the net income (loss) attributable to common stockholders by the weighted average number of Common Stock and Common Stock equivalents outstanding during the period. See Note 2 of Notes to Financial Statements.
(3) As adjusted to give effect to the sale of the 1,400,000 shares of Common Stock offered by the Company, after deducting the underwriting discounts and the estimated offering expenses, at the initial public offering price of $8.50 per share and the application of the net proceeds therefrom as set forth in "Use of Proceeds."

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to other information contained in this Prospectus, before purchasing the shares of Common Stock offered hereby. Certain statements in this Prospectus, including statements regarding the intent, belief or current expectations of the Company or its management with respect to, among other things, (i) the Company's goals and operating strategies, (ii) the anticipated release of the Company's products and (iii) the Company's plans to distribute and market its products, as well as other statements contained herein regarding matters that are not historical facts, constitute "forward-looking statements." Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance and achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, those discussed in the following risk factors.

     RECENT CHANGE IN STRATEGY. The Company has recently changed its primary business focus from software consulting to the development, marketing and support of its ALife product suite of "intelligent" software robots (also known as software agents). Accordingly, the Company is in the initial phase of rolling out its software products and is subject to certain risks inherent in launching new products. To address these risks, the Company must, among other things, complete development of its software robot products, enter into strategic relationships, marketing and distribution arrangements, respond to competitive developments, and attract, retain and motivate qualified personnel. In addition, because the Company has adopted this new business strategy, results of operations to date are not reflective of the Company's future results of operations. The Company's decision to develop, market and support software robot products is predicated on the assumption that the demand for such products will be large enough to permit the Company to operate profitably. There can be no assurance that the Company's assumption will be correct or that the Company will be able to successfully compete as a provider of such products. If the Company's assumption is not accurate, or if the Company is unable to compete as a provider of agent-based software products, the Company's business, prospects, financial condition and results of operations will be materially adversely affected.

     MINIMAL REVENUES AND RECENT LOSSES; PERIOD TO PERIOD COMPARISONS; LIMITED OPERATING HISTORY; ANTICIPATION OF CONTINUED LOSSES. Since its incorporation in November 1994, the Company has been engaged primarily in the provision of software consulting services and to date has generated limited revenues. Through July 3, 1997, the Company had recorded cumulative net income in predecessor operations of $138,084 primarily through its software consulting business, a significant majority of which business was with the Company's former parent company and affiliates thereof and ceased shortly after the Management Buyout on July 4, 1997. As a consequence of the Company's recent change in its primary business focus from software consulting to the development, marketing and support of its ALife suite of SmartBot software products, the Company expects that an increasing percentage of its future revenues will be derived from sales and services associated with its software robot products and that revenues from its consulting business, as a percentage of gross revenues, will significantly decrease over time. Accordingly, past financial results do not reflect the results of the Company's current business activities. In the nine month period ended September 30, 1998, the Company incurred a net loss of $1,303,983. Furthermore, its limited operating history leads the Company to believe that period-to-period comparisons of its operating results are not meaningful and that the results for any period should not be relied upon as an indication of future performance. The Company faces the risks and problems associated with pursuing a new business strategy and has a limited operating history on which to evaluate its future prospects. Such prospects should be considered in light of the risks, expenses and difficulties frequently encountered in launching new products in a new and emerging industry characterized by rapid technological change, a number of potential market entrants and intense competition. The

Company expects to incur significant losses until at least the year 2000. There can be no assurance that the Company will achieve or sustain significant revenues or become cash flow positive or profitable in the near future or ever.

     DEPENDENCE ON EMERGING MARKETS; ACCEPTANCE OF THE COMPANY'S PRODUCTS. The Company's future financial performance will depend in large part on the growth in demand for agent-based software products, such as the Company's suite of SmartBot products. This market is new and emerging, is rapidly evolving, is characterized by an increasing number of market entrants and will be subject to frequent and continuing changes in customer preferences and technology. As is typical in new and evolving markets, demand and market acceptance for the Company's technologies is subject to a high level of uncertainty. Because the market for the Company's products is evolving, it is difficult to assess or predict with any assurance the size or growth rate, if any, of this market. There can be no assurance that a significant market for the Company's products will develop, or that it will develop at an acceptable rate or that new competitors will not enter the market. In addition, even if a significant market develops for such products, there can be no assurance that the Company's products will be successful in such market. If a significant market fails to develop, develops more slowly than expected or attracts new competitors, or if the Company's products do not achieve market acceptance, the Company's business, prospects, financial condition and results of operations will be materially adversely affected.

     COMPETITION. The market for the Company's products and services is new, evolving and growing rapidly. Competition can be expected to intensify significantly as the market matures and the more established software companies, such as Microsoft Corporation, become increasingly involved. Barriers to entry are relatively insubstantial. Although the Company has not yet identified any competitors in exactly the same areas in which it is active, there are companies that have overlapping activities and therefore could be regarded as competition to Artificial Life. Such firms include, among others: Autonomy, Inc.; Big Science Company; Brightware, Inc.; Broadvision, Inc.; Digital Marketing Concepts, Inc.; Extempo, Inc.; General Magic, Inc.; GK Intelligent Systems, Inc.; Haptek, Inc.; Intellix A/S; Kinetoscope, Inc.; Microsoft Corporation; Netsage Corp.; Neuromedia, Inc.; Nuance, Inc.; SRA International, Inc. and Virtual Personalities, Inc. This list may not be complete and may change and substantially increase over time. The Company believes that the principal competitive factors affecting the market for the Company's products include core technology, delivery methods, brand recognition, ease of use and interfaces. The relative importance of each of these factors depends upon the specific customer involved. There can be no assurance that the Company will be able to compete effectively with respect to any of these factors.

     The Company's present or future competitors may be able to develop products comparable or superior to those offered by the Company or adapt more quickly than the Company to new technologies or evolving customer requirements. In order to be successful in the future, the Company must respond to technological change, customer requirements and competitors' current products and innovations. In particular, while the Company is currently developing products and product enhancements that it believes address customer requirements, there can be no assurance that the Company will successfully complete the development or introduction of these products and product enhancements on a timely basis or that these products and product enhancements will achieve market acceptance. Accordingly, there can be no assurance that the Company will be able to compete effectively in its market, that competition will not intensify or that future competition will not have a material adverse effect on the Company's business, prospects, financial condition and results of operations. See
"Business -- Competition."

     PRODUCT CONCENTRATION. The Company expects to derive an increasing percentage of its revenues from sales of its SmartBot software robot products and associated services. Broad market acceptance of these products is critical to the Company's future success. As a result, failure to achieve broad market acceptance, or, if achieved, future declines in demand of these products as a result of competition, technological change, ease of use or otherwise would have a material adverse effect on the Company's business, prospects, financial condition and results of operations. In addition, the Company's future financial performance may depend in part on the successful development, introduction and customer acceptance of future versions of the Company's software robot products, and there can be no assurance that any such future products will achieve market acceptance. See "Business -- Products."

     PRODUCT DEFECTS AND PRODUCT LIABILITY. The Company's software robot products are complex and could from time to time contain design defects or software errors that could be difficult to detect and correct. The Company's products have not yet been released for commercial use. Thus, there can be no assurance that, despite testing by the Company, errors will not be found in the Company's products once they are commercially released which could result in delay in or inability to achieve market acceptance and thus could have a material adverse effect upon the Company's business, prospects, financial condition and results of operations.

     Because the Company's software robot products can be used by its clients to perform mission critical functions, design defects, software errors, misuse of the Company's products, incorrect data from external sources or other potential problems within or out of the Company's control that may arise from the use of the Company's products could result in financial or other damages to the Company's clients. The Company maintains only limited product liability insurance, and such insurance may likely not be adequate to effectively protect the Company against product liability claims and the costs and expenses associated therewith. The Company anticipates that its sales and licensing agreements with its clients will typically contain provisions designed to limit the Company's exposure to potential claims. Such provisions, however, may not effectively protect the Company against such claims and the liability and costs associated therewith. Accordingly, any such claim could have a material adverse effect upon the Company's business, prospects, financial condition and results of operations.

     RAPID TECHNOLOGICAL CHANGE. To remain competitive, the Company must continue to enhance and improve the ease of use, responsiveness, functionality and features of its family of SmartBot software robot products. The industry in which the Company operates is characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new products and service introductions embodying new technologies and the emergence of new industry standards and practices that could render the Company's existing products and proprietary technology and software obsolete. The Company's success will depend, in part, on its ability to enhance its existing products, develop new products and technologies that address the increasingly sophisticated and varied needs of its customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. There can be no assurance that the Company will successfully develop, license or acquire and implement new technologies or adapt its proprietary technology and products to customer requirements or emerging industry standards. If the Company is unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, the Company's business, prospects, financial condition and results of operations would be materially adversely affected.

     DEPENDENCE ON KEY PERSONNEL; NEED FOR ADDITIONAL PERSONNEL. The Company's performance is substantially dependent on the continued services and performance of its senior management and other key personnel, particularly Eberhard Schoneburg, the Company's President, Chief Executive Officer and Chairman. The Company has entered into an employment agreement with Mr. Schoneburg, as well as with Robert Pantano, its Chief Financial Officer, and Klaus Kater, its Chief Technology Officer. The Company does not maintain key man life insurance on any of its senior management or key personnel. The Company's performance also depends upon the Company's ability to retain and motivate its other officers and key employees. The loss of the services of any of its executive officers or other key employees could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. The Company's future success also depends on its ability to identify, attract, hire, train, retain and motivate other highly skilled software engineers and managerial and marketing personnel. There is currently a shortage of qualified software engineers and programmers. Competition for such personnel is intense, and there can be no assurance that the Company will be able to successfully attract, integrate or retain sufficiently qualified personnel. The failure to attract and retain the necessary personnel could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. See "Business -- Employees" and "Management."

     DEPENDENCE ON THIRD PARTY CONTRACTORS. The Company intends to use consultants to complete portions of the development work on its ALife suite of SmartBot software products and to assist customers in the installation and support of the Company's SmartBot software products. Competition for such personnel is intense. There can be no assurance that the Company will be successful in attracting or retaining such consultants. In addition, the Company's ability to provide its software consulting services and introduce its products is dependent, in part, on the ability of these independent consultants to complete their engagements in a timely and cost-effective manner. In particular, consulting resources will be required to install, support and customize the Company's software products, including creating the content of the Knowledge Bases. Therefore, the availability of such resources will directly impact sales of such products. Some of these consultants will be employees of other companies who will only be able to work on the Company's products on a part-time basis. If the Company is not successful in attracting the necessary consultants or if such consultants cannot complete the necessary tasks in a timely and cost-effective manner, the Company's business, prospects, financial condition and results of operations could be materially adversely affected.

     RISKS ASSOCIATED WITH INTERNATIONAL SALES. A key component of the Company's strategy is to expand its sales in foreign markets, especially in Europe. The Company anticipates that it will expend significant financial and management resources to develop programs of partnering and strategic investments internationally. If the revenues generated by these marketing programs are insufficient to offset the expense of establishing and maintaining such programs, the Company's business, prospects, financial condition and results of operations could be materially adversely affected. There can be no assurance that the Company will be able to expand its sales in foreign markets.

     The Company and its President, Chief Executive Officer and Chairman are subject to a non-competition agreement with Neurotec GmbH which prohibits them from competing in certain internet commerce and multimedia development activities in Europe through December 31, 1998. To the extent that the Company is unable to pursue business opportunities in these areas that would otherwise exist, the Company's business, prospects, financial condition and results of operations could be materially adversely affected.

     The Company's international sales are subject to certain risks not inherent in its domestic sales, including political and economic instability in foreign markets, restrictive trade policies of foreign governments, local economic conditions in foreign markets, potentially adverse tax consequences and the burdens on customers of complying with a variety of applicable laws. All of such factors may suppress demand for the Company's services and products. The impact of such factors on the Company's business is inherently unpredictable. There can be no assurance that such factors will not have a material adverse effect upon the Company's revenues from international sales and, consequently, the Company's business, prospects, financial condition and results of operations. See "Business -- Strategy."

     DEPENDENCE ON CONTINUED GROWTH OF INTERNET AND ONLINE COMMERCE. The Company's future revenues and any future profits are in a large part dependent upon the willingness of consumers to accept the Internet as an effective medium of commerce and for obtaining information. The Company is especially dependent upon the long-term acceptance and growth of online commerce. Rapid growth in the use of and interest in online services is a recent phenomenon, and there can be no assurance that such acceptance and use will continue to develop or that a sufficiently broad base of consumers will adopt and continue to use the Internet and other online services as a medium of commerce. Demand and market acceptance for recently introduced services and products over the

Internet are subject to a high level of uncertainty. For the Company to be successful, consumers must accept and utilize this novel way of conducting business and obtaining information.

     The Internet may not be accepted by consumers as a viable commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. To the extent that online services continue to experience significant growth in the number of users, their frequency of use or an increase in their bandwidth requirements, there can be no assurance that the infrastructure of the Internet and other online services will be able to support the demands placed upon them. In addition, Internet services could lose their viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of online activity or due to increased government regulation. Changes in or insufficient availability of telecommunications services to support Internet services also could result in slower response times and adversely affect usage of the Internet and other online services generally. If use of the Internet and other online services does not continue to grow or grows more slowly than expected, if the infrastructure for Internet services does not effectively support the growth that may occur, or if the Internet does not become a viable commercial marketplace, the Company's business, prospects, financial condition and results of operations would be materially adversely affected.

     INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS. The Company will be relying upon trade secrets, know-how, copyrights and continuing technological innovations to develop and maintain its competitive position. The Company seeks to protect such information, in part, by confidentiality agreements with its corporate partners, collaborators, employees and consultants. These agreements provide that all confidential information developed or made known during the course of the individual's or entity's relationship with the Company is to be kept confidential and not be disclosed to third parties except in specific circumstances. The Company has caused each of its employees to execute forms of Confidentiality and Inventions Agreements which provide that, to the extent permitted by applicable law, all inventions conceived by the individual during the individual's employment are the exclusive property of the Company. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors. Further, there can be no assurance that the Company will be able to protect its trade secrets and copyrights, or that others will not independently develop substantially equivalent proprietary information and techniques.

     The Company has no patents or patent applications pending, nor does it have any registered copyrights. There can be no assurance that the existing or future patents of third parties will not have an adverse effect on the ability of the Company to continue to commercialize its products. Furthermore, there can be no assurance that other companies will not independently develop similar products or duplicate any of the Company's planned products or obtain patents that will require the Company to alter its products or processes, pay licensing fees or cease development of its planned products. The occurrence of any such event may have a material adverse effect on the Company's business, prospects, financial condition and results of operations. See "Business -- Intellectual Property and Other Proprietary Rights."

     NEED FOR ADDITIONAL CAPITAL. The Company currently believes the net proceeds of the Offering, together with the Company's existing cash, cash equivalents, short-term investments and other cash generated from operations, will enable the Company to maintain its current and planned operations at least through July 2000, although there can be no assurance that the Company will not have additional capital needs prior to such time. Delays in the completion of software development programs are common in the industry. If the Company experiences delays in the scheduled development of its initial SmartBot software robot products, it may require substantial additional funds until such time as products are completed and cash generated from sales of products and services is sufficient to fund continued growth of the business. In the event that such additional financing is necessary, the Company may seek to raise such funds through public or private equity or debt financing or other means. No assurance can be given that additional financing will be available when needed, or that, if available, such financing will be obtained on terms acceptable to the Company. To the extent that the Company raises additional capital by issuing equity securities, ownership dilution will result to existing stockholders. In the event that adequate funds are not available, the Company's business, prospects, financial condition and results of operations may be materially adversely affected. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results and Operations -- Liquidity and Capital Resources."

     RISKS ASSOCIATED WITH BRAND DEVELOPMENT. The Company believes that establishing and maintaining brand identity is a critical aspect of its strategy. Furthermore, the Company believes that brand recognition will become increasingly important as low barriers to entry encourage competition in the software robot industry. In order to attract and retain customers and strategic partners, and in response to competitive pressures, the Company intends to substantially increase its financial commitment to the creation and maintenance of brand development. The Company plans to accomplish this, although not exclusively, through advertising campaigns in several forms of media, including radio, television, print and trade shows, with a particular emphasis on the Internet channels. If the Company does not generate a corresponding increase in revenue as a result of its branding efforts or otherwise fails to promote its brand successfully, or if the Company incurs excessive expenses in an attempt to promote and maintain its brand, the Company's business, prospects, financial condition and results of operations would be materially adversely affected.

     RISKS OF DOING BUSINESS ABROAD. The Company anticipates that some of the consultants it may hire to complete portions of the development work on its products may be located in foreign countries. In addition, the Company intends to organize subsidiaries in foreign countries. As a result, the Company may be subject to a number of risks, including, among other things, difficulties relating to administering its business globally, managing foreign operations, currency fluctuations, restrictions against the repatriation of earnings, export requirements and restrictions, and multiple and possibly overlapping tax structures. The realization of any of the foregoing could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

     On January 1, 1999, a new currency called the "euro" is scheduled to be adopted as the common legal currency in eleven of the fifteen member countries of the European Union. During 2002, all European Union countries are expected to be operating with the euro as their single currency. Uncertainty exists as to the effect the euro will have on the marketplace. Additionally, all of the final rules and regulations have not yet been defined and finalized by the European Commission with regard to the euro currency. The Company cannot yet predict the anticipated impact of the euro conversion on the Company.

     DEPENDENCE ON THIRD PARTY LICENSES. The Company is designing its SmartBot software products to recognize voice input as well as text-based input. The voice recognition capabilities of these products will depend to a large extent on the availability of highly accurate voice recognition software packages, which the Company intends to license from third parties rather than develop itself. The Company believes that the success of its products will depend to a large extent on its ability to allow users to interact in a natural conversational manner. There can be no assurance that the Company will be successful in identifying third party voice recognition software which will successfully interact with its products or that the Company will be able to license such software products on commercially reasonable terms, or at all. Failure by the Company to successfully identify viable voice recognition software or enter into license agreements could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

     GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES. The Company believes that it is not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally. However, due to the increasing popularity and use of the Internet, a number of domestic and foreign laws and regulations covering issues such as user privacy, pricing, content, copyrights, distribution and characteristics and quality of products and services are being considered and may be enacted. The European Community has already adopted a directive restricting the use of personal data. The adoption of such laws or regulations may decrease the growth in use of the Internet, which would, in turn, decrease the demand for the Company's products and services and increase the Company's cost of doing business. Moreover, the applicability to online services of existing domestic and foreign laws in various jurisdictions governing issues such as intellectual property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to the Company's business, or the application of existing laws and regulations to online services could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

     Tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in Internet commerce. New state tax regulations may subject the Company to additional state sales and income taxes. As some of the Company's products will be available over the Internet in multiple states and foreign countries, such jurisdictions may claim that the Company is required to qualify to do business as a foreign corporation in each such state and foreign country. The failure by the Company to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject the Company to taxes and penalties for the failure to do so. It is possible that the governments of other states and foreign countries also might attempt to regulate the Company's transmissions of content on its Web sites or prosecute the Company for violations of their laws. There can be no assurance that violations of local laws will not be alleged or charged by state or foreign governments, that the Company might not unintentionally violate such law or that such laws will not be modified, or new laws enacted, in the future.

     In addition, several telecommunications carriers are petitioning to have telecommunications over the Internet regulated by the Federal Communications Commission (the "FCC") in the same manner as other telecommunications services. In addition, because the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure and many areas with high Internet use have begun to experience interruptions in phone service, local telephone carriers, such as Pacific Bell, have petitioned the FCC to regulate Internet service providers ("ISPs") and online service providers ("OSPs") in a manner similar to long distance telephone carriers and to impose access fees on the ISPs and OSPs. If either of these petitions is granted, or the relief sought therein is otherwise obtained, the costs of communicating on the Internet could increase substantially, potentially slowing the growth in use of the Internet. Any such new legislation or regulation or application or interpretation of existing laws could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

     INTERNET COMMERCE SECURITY RISKS. A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. The Company relies on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the algorithms used by the Company to protect data. If any such compromise of the Company's security were to occur it could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. The Company may be required to expend significant capital and other resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet generally, and the Web in particular, especially as a means of conducting commercial transactions. To the extent that activities of the Company or third party contractors involve the storage and transmission of proprietary information, security breaches could expose the Company to a risk of loss or litigation and possible liability. There can be no assurance that the Company's security measures will prevent security breaches or that failure to prevent such security breaches would not have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

     YEAR 2000 COMPLIANCE. The Company uses a significant number of computer software programs and operating systems in its internal operations. The use of computer programs that rely on two-digit date programs to perform computations and decision-making functions may cause computer systems to malfunction in the Year 2000 and lead to significant business delays and disruptions. The Company has analyzed the software applications that it uses or has developed and believes that they are Year 2000 compliant. However, until the Year 2000 arrives, the Company cannot be absolutely certain that its analysis is correct. The costs of any Year 2000 remedial modifications must be expensed in the year incurred, and thus will impact the Company's earnings. The Company is currently unable to predict the extent to which it would be vulnerable to any failure by its clients or suppliers to remediate any Year 2000 issues on a timely basis. The failure of a client or supplier subject to the Year 2000 to convert its systems on a timely basis or a conversion that is incompatible with the Company's systems could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. In addition, the Company's products are designed to operate with third party software and data. The operation of the Company's existing and proposed products will be adversely affected if such third party software and data are not Year 2000 compliant or if such third parties have not used compatible technology in achieving compliance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000."

     BROAD DISCRETION OF MANAGEMENT AS TO USE OF PROCEEDS. The Company expects to use the net proceeds of the Offering (i) to establish strategic alliances and joint ventures, (ii) to fund research and product development, (iii) to make strategic acquisitions and investments, (iv) to increase its sales and marketing capabilities, both domestically and internationally, by expanding its marketing and promotional programs, (v) to increase its employee base and expand the Company's infrastructure and (vi) for general corporate purposes, including working capital. The Company may use a portion of such net proceeds to acquire or invest in businesses, technologies, services or products that are complementary to those of the Company. Such acquisitions or investments, if made, will be made at the sole discretion of the Company's management and do not require a stockholder vote. While the Company may from time to time evaluate such potential acquisitions, investments or other transactions, the Company currently has no understandings, commitments or agreements with respect to any acquisitions. The Company has estimated the allocation of the net proceeds of the Offering for each of the aforementioned purposes based upon the current status of its operations and anticipated business needs. It is possible, however, that the application of such funds will differ considerably from the estimates set forth in "Use of Proceeds" due to a number of factors, including, the amount of future revenues, the amount of cash generated or used by the Company's operations, the progress of the Company's sales and marketing efforts, the ability of the Company to enter into collaborative arrangements, the success of the Company's recruiting efforts, the status of competitive products and acquisition opportunities presented to the Company. Accordingly, management will have broad discretion with respect to the expenditure of such proceeds. Purchasers of shares of Common Stock offered hereby will be entrusting their funds to the Company's management, upon whose judgment they must depend, with limited information concerning the specific working capital requirements and general corporate purposes to which the funds will ultimately be applied. See "Use of Proceeds."

     CONTROL BY PRINCIPAL STOCKHOLDER. Upon completion of the Offering, Eberhard Schoneburg, the Company's President, Chief Executive Officer and Chairman, will beneficially own approximately 62.2% of the outstanding shares of Common Stock (approximately 58.5% if the Underwriters' over-allotment option is exercised in full). Additionally, prior to September 25, 1998, Mr. Schoneburg, as sole director of the Company, approved certain transactions between the Company and related entities. See "Certain Transactions." Accordingly, although the Company intends to submit such transactions to the independent members of the Board of Directors, Mr. Schoneburg will retain the voting power to exercise control over the election of members of the Board of Directors as well as any decision whether to merge or sell the assets of the Company, adopt, amend or repeal the Company's Certificate of Incorporation, or take other actions requiring the vote or consent of the Company's stockholders. In addition, such a concentration of ownership may have the effect of delaying or preventing a change in control of the Company, and may also impede or preclude transactions in which stockholders might otherwise receive a premium for their shares over current market prices. See "Management -- Directors and Executive Officers" and "Principal and Selling Stockholders."

     POTENTIAL ADVERSE EFFECT OF ANTI-TAKEOVER PROVISIONS. Upon consummation of the Offering, the Company's Certificate of Incorporation will authorize the Board of Directors to issue, without stockholder approval, 5,000,000 shares of Preferred Stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of Preferred Stock or of rights to purchase Preferred Stock could be used to discourage an unsolicited acquisition proposal. In addition, the possible issuance of Preferred Stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of the Company's Common Stock or limit the price that investors might be willing to pay in the future for shares of the Company's Common Stock. The Certificate of Incorporation also provides that: (i) the affirmative vote of the holders of at least 70% of the voting power of all of the then outstanding shares of the capital stock of the Company, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provisions of the Bylaws of the Company; (ii) stockholders of the Company may not take any action by written consent without a meeting; (iii) the Board of Directors will be classified into three classes with staggered terms of three years each; and (iv) so long as Eberhard Schoneburg directly or beneficially owns at least a majority of the outstanding shares of capital stock then entitled to vote at an election of the directors, members of the Board of Directors may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the outstanding shares of capital stock then entitled to vote, but if at any time Mr. Schoneburg shall cease to directly or beneficially own at least a majority of the outstanding shares of capital stock then entitled to vote at an election of the directors, members of the Board of Directors may be removed from office only for cause by the affirmative vote of the holders of a majority of the outstanding shares of capital stock then entitled to vote (a director may be removed for cause only after a reasonable notice and opportunity to be heard by the stockholders). The Company's Bylaws provide that, for nominations to the Board of Directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice generally must be delivered not less than 60 days nor more than 90 days prior to the annual meeting. If the meeting is not an annual meeting, the notice must generally be delivered not more than 90 days prior to the special meeting and not later than the later of 60 days prior to the special meeting or ten days following the day on which public announcement of the meeting is first made by the Company. The foregoing provisions of the Company's Certificate of Incorporation and Bylaws could have the effect of delaying, deterring or preventing a change in control of the Company. Delaware law also contains provisions that may have the effect of delaying, deterring or preventing a non-negotiated merger or other business combination involving the Company. These provisions are intended to encourage any person interested in acquiring the Company to negotiate with and obtain the approval of its Board of Directors in connection with the transaction. Certain of these provisions may, however, discourage a future acquisition of the Company not approved by the Board of Directors in which stockholders might receive an attractive value for their shares or that a substantial number or even a majority of the Company's stockholders might believe to be in their best interest. As a result, stockholders who desire to participate in such a transaction may not have the opportunity to do so. See "Description of Capital Stock -- Delaware Law and Certain Charter and Bylaw Provisions."

     SHARES ELIGIBLE FOR FUTURE SALE; POSSIBLE ADVERSE EFFECT ON FUTURE MARKET PRICE. Sales of Common Stock (including Common Stock issued upon the exercise of outstanding options) in the public market after this Offering could materially adversely affect the market price of the Common Stock. These sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company's management deems acceptable, or at all. Upon the completion of this Offering, the Company will have 9,270,574 shares of Common Stock outstanding, assuming no exercise of options or the Representatives' Warrant and assuming no exercise of the Underwriters' over-allotment option. Of these outstanding shares of Common Stock, the 1,600,000 shares sold in this Offering will be freely tradeable, without restriction under the Securities Act of 1933, as amended (the "Securities Act"), unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The remaining 7,670,574 shares of Common Stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 and were issued and sold by the Company in reliance on exemptions from the registration requirements of the Securities Act. These shares may be resold in the public market only if registered or pursuant to an exemption from registration, such as Rule 144. All officers, directors and certain holders of Common Stock beneficially owning, in the aggregate, 7,457,774 shares of Common Stock and holders of options to purchase 566,072 shares of Common Stock, have agreed, pursuant to certain lock-up agreements, that they will not offer, sell, contract to sell, grant any option to sell, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of Common Stock owned by them, or that could be purchased by them through the exercise of options to purchase Common Stock of the Company, for a period of one year after the date of this Prospectus without the prior written consent of New York Broker, Inc., and, with respect to certain other stockholders owning, in the aggregate, 164,800 shares of Common Stock, for a period of 180 days after the date of this Prospectus without the prior written consent of New York Broker, Inc. Upon expiration of the lock-up agreements, all shares of Common Stock currently outstanding will be immediately eligible for resale, subject to the requirements of Rule 144. The holders of 1,287,114 shares of Common Stock (the "Registrable Shares") are entitled to certain "piggyback" registration rights. However, pursuant to the lockup agreements, 1,074,314 of the Registrable Shares may not be sold for one year after the date of this Prospectus without the prior written consent of New York Broker, Inc. If such holders, by exercising their rights, cause a large number of shares to be registered and sold on the public market, such sales could have a material adverse effect on the market price of the Company's Common Stock. Concurrently with this offering, the Company is registering an aggregate of 164,800 of the Registrable Shares on behalf of the Registering Stockholders; however, such shares may not be sold, without the consent of New York Broker, Inc., until 180 days after the date of this Prospectus. The Company intends to file a registration statement covering the 1,173,917 shares of Common Stock issuable or reserved for issuance under the 1998 Equity Incentive Plan and, upon filing, any shares subsequently issued under such plans will be eligible for sale in the public market, subject to compliance with Rule 144 in the case of affiliates of the Company. The Company is unable to predict the effect such sales may have on the then prevailing market price of the Common Stock. See "Management -- Stock Plans," "Description of Capital Stock" and "Shares Eligible for Future Sale."

     BENEFITS OF THE OFFERING TO CURRENT STOCKHOLDERS AND RELATED PARTIES. The completion of this Offering will provide significant benefits to the current stockholders of the Company, including certain of its directors and officers. The Company will not receive any of the gross proceeds from the sale of shares by the Selling Stockholder (the Company's President, Chief Executive Officer and Chairman), which will be approximately $1.7 million (for which he paid $14,000), based upon the initial public offering price of $8.50 per share (approximately $3.4 million (for which he paid $28,000) if the Underwriters' over-allotment option is exercised in full). The completion of this Offering will also create a public market for the Common Stock and thereby is likely to substantially increase the market value of the Common Stock held by current stockholders in the Company over their original purchase price. Upon the closing of this Offering, based upon the initial public offering price of $8.50 per share, the difference between the aggregate purchase price paid by the Company's current stockholders (excluding management and the Selling Stockholder) for their shares and the aggregate market value of such shares will be approximately $5.0 million and the difference between the aggregate purchase price paid or payable by the Company's directors and officers for their shares and shares subject to options held by them and the aggregate market value of such shares will be approximately $55.0 million.

     NO PUBLIC MARKET FOR THE COMMON STOCK; PRICE AND MARKET VOLATILITY. Prior to the Offering there has been no public market for the Company's Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after the Offering. The initial offering price was determined by negotiation between the Company and the Representatives based upon several factors. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The market price of the Company's Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products introduced by the Company or its competitors, or changes in financial estimates by securities analysts, or other events or factors. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market price of equity securities of many high technology companies and that often have been unrelated to the operating performance of such companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the Company's business, prospects financial condition and results of operations. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. See "Underwriting."

     If shares of the Company's Common Stock are traded, they may trade at a discount from the price paid for such shares, depending upon the market for similar securities and other factors. No assurance can be given that a holder of Common Stock will be able to sell the Common Stock in the future or that such sale will be at a price equal to or higher than the price paid for such Common Stock. No assurance can be given as to the liquidity of any trading market for the Common Stock. The liquidity of any market for the Common Stock will depend upon the number of holders of Common Stock, the interest of securities dealers in making a market in the Common Stock, if any, and other factors.

     COMPLIANCE WITH NASDAQ LISTING REQUIREMENTS. The Company's Common Stock will be quoted on the Nasdaq SmallCap Market (the "SmallCap Market"). In order to continue to be included in the SmallCap Market, the Company must meet certain maintenance criteria. Effective February 1998, the SmallCap Market maintenance criteria require that a company must have (i) $2,000,000 in net tangible assets or a $35,000,000 market capitalization or $500,000 of net income in two of the last three years, (ii) a minimum bid price of $1.00 per share and (iii) a public float of 1,000,000 shares. Failure to meet the SmallCap Market maintenance criteria may result in the delisting of the Company's Common Stock. Trading, if any, in the Company's Common Stock would thereafter be conducted in the over-the-counter market. As a result of such delisting, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's Common Stock.

     IMMEDIATE AND SUBSTANTIAL DILUTION. Purchasers of shares of Common Stock in this Offering will suffer immediate and substantial dilution in net tangible book value of $7.16 per share, or 84%, from the initial public offering price. See "Dilution."

     ABSENCE OF DIVIDENDS. No cash dividends have been paid on the Common Stock to date and the Company does not anticipate paying cash dividends on the Common Stock in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS

     The net proceeds from the sale of the 1,400,000 shares of Common Stock offered by the Company, after deducting underwriting discounts and commissions and estimated offering expenses, are estimated to be $9,834,250 ($10,233,300 if the Underwriters' over-allotment option is exercised in full), based on the initial public offering price of $8.50 per share. The Company will not receive any proceeds from the sale of the 200,000 shares of Common Stock offered by the Selling Stockholder. See "Principal and Selling Stockholders."

     The Company expects to use the net proceeds of the Offering as follows:

                                                                                    PERCENTAGE OF
USE OF PROCEEDS                                               APPROXIMATE AMOUNT    NET PROCEEDS
---------------                                               ------------------    -------------
Joint ventures and strategic alliances.....................      $2,500,000            25.4%
Research and development of ALife product line.............       2,250,000            22.9%
Marketing and sales........................................       1,750,000            17.8%
Acquisitions and investments...............................       1,250,000            12.7%
Expansion of facilities....................................         500,000             5.1%
Addition and expansion of hardware, software and
  information systems......................................         500,000             5.1%
Addition of personnel......................................         250,000             2.5%
General corporate and working capital......................         834,250             8.5%
                                                                 ----------           -----
     Total.................................................      $9,834,250           100.0%
                                                                 ==========           =====

     Joint ventures and strategic alliances. The Company is presently in discussions with two potential joint venture partners regarding the establishment of e-commerce and Internet banking joint ventures in 1999. If the Company were to successfully conclude agreements with each of these parties, the Company would allocate up to $2.5 million of the proceeds of this Offering to the purchase of minority interests in such joint ventures. To date, the parties have not reached any understanding or agreement in connection with such joint ventures. There can be no assurance that either proposed joint venture will be consummated. See "Business -- Strategic Alliances and Joint Ventures."

     Research and development of ALife product line. The Company expects to use approximately $2,250,000 of the net proceeds of the Offering to fund the continued research and development of its ALife suite of SmartBot products.

     Marketing and sales. The Company expects to use approximately $1,750,000 to market and sell its SmartBot products. The Company intends to use such proceeds to establish strategic distribution and marketing relationships and to initiate marketing campaigns on all common media to establish recognition of the ALife brand. See "Business -- Marketing and Sales."

     Acquisitions and investments. The Company expects to use approximately $1,250,000 of the net proceeds to acquire or invest in businesses, technologies, services or products that are complementary to those of the Company. The Company currently has no understandings, commitments or agreements with respect to any such acquisitions, and there can be no assurance that such agreements will be entered into.

     Expansion of facilities. The Company is aware that it will require additional office space due to the planned expansion of the Company, and it expects to use approximately $500,000 of the net proceeds for lease expenses and leasehold improvements. See "Business -- Facilities."

     Addition and expansion of hardware, software and information systems. The Company expects that it will use approximately $500,000 of the net proceeds to fund the expansion of its hardware, software and information systems in order to support its planned growth in personnel.

     Addition of personnel. The Company will need to hire additional staff to accomplish its business development goals. Accordingly, the Company anticipates using approximately $250,000 of the net proceeds to fund the expansion of its employee base. See "Business -- Employees."

     General corporate and working capital. The balance of approximately $834,250 will be used by the Company for general corporate purposes, including working capital.

     The foregoing represents the Company's estimate of the allocation of the net proceeds of the Offering based upon the present status of its current operations and anticipated business needs. It is possible, however, that the application of such funds will differ considerably from the estimates set forth herein due to a number of factors, including, the amount of future revenues, the amount of cash generated or used by the Company's operations, the progress of the Company's sales and marketing efforts, the ability of the Company to enter into collaborative arrangements, the success of the Company's recruiting efforts, the status of competitive products and acquisition opportunities presented to the Company. Accordingly, the Company may find it necessary or advisable to reallocate some of the proceeds within the categories noted above. Pending the aforementioned uses of the proceeds, the Company will invest the proceeds in short-term, investment-grade, interest-bearing instruments. See "Risk Factors -- Broad Discretion of Management as to Use of Proceeds."

     The Company currently believes the net proceeds of the Offering, together with the Company's existing cash, cash equivalents, short-term investments and other cash generated from operations, will enable the Company to maintain its current and planned operations at least through July 2000. There can be no assurance, however, that this will be the case. See "Risk Factors -- Need for Additional Capital" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                DIVIDEND POLICY

     The Company has never paid cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain future earnings, if any, to fund the development of its business. See "Risk Factors -- Absence of Dividends."

                                 CAPITALIZATION

     The following table sets forth, as of September 30, 1998, (i) the actual capitalization of the Company, and (ii) the capitalization of the Company as adjusted to reflect the sale of the Representatives' Warrant and the 1,400,000 shares of Common Stock offered by the Company at the initial public offering price of $8.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses and the application of the estimated net proceeds therefrom as set forth in "Use of Proceeds." This table should be read in conjunction with the Company's Financial Statements, including the Notes thereto, and other financial information included elsewhere in this Prospectus.

                                                                 SEPTEMBER 30, 1998
                                                              -------------------------
                                                               ACTUAL    AS ADJUSTED(1)
                                                              --------   --------------
                                                                   (IN THOUSANDS)
Long-term debt..............................................  $  500.0     $   500.0
Stockholders' equity:
Preferred Stock, $0.01 par value, no shares authorized,
  issued or outstanding, actual; 5,000,000 shares
  authorized, no shares issued and outstanding as
  adjusted..................................................        --            --
Common Stock, $0.01 par value, 19,000,000 shares authorized,
  7,817,296 shares issued and outstanding actual; 30,000,000 shares authorized, 9,270,574 shares issued and outstanding
  as adjusted(2)............................................      78.2          92.7
Non-Voting Common Stock, $0.01 par value, 1,000,000 shares
  authorized, 53,278 shares issued and outstanding actual;
  no shares authorized, issued and outstanding as
  adjusted..................................................        .5            --
Additional paid-in capital..................................   4,728.6      14,548.9
Subscriptions and notes receivable from stockholders........    (988.7)       (988.7)
Representatives' Warrant....................................        --            .1
Accumulated deficit.........................................  (1,260.0)     (1,260.0)
                                                              --------     ---------
          Total long-term debt and stockholders' equity.....  $3,058.6     $12,893.0
                                                              ========     =========

---------------
(1) Also gives effect to (i) the conversion of all Non-Voting Common Stock into shares of Common Stock on a 1-for-1 basis upon consummation of the Offering and (ii) the adoption of the Certificate of Incorporation, to be effective upon closing of the Offering, removing the Company's existing class of Non-Voting Common Stock and creating a class of undesignated Preferred Stock.

(2) Excludes 755,569 shares of Common Stock reserved for issuance upon the exercise of stock options outstanding as of December 10, 1998 at a weighted average exercise price of $4.38 per share and 160,000 shares of Common Stock reserved for issuance upon the exercise of the Representatives' Warrant.

                                    DILUTION

     The net tangible book value of the Company as of September 30, 1998 was $2,558,592 or approximately $.33 per share. "Net tangible book value" per share represents the total tangible assets of the Company, less total liabilities, divided by the number of shares of Common Stock outstanding. Assuming the receipt by the Company of the net proceeds from the sale of the Representatives' Warrant and the 1,400,000 shares of Common Stock offered by the Company at the initial public offering price of $8.50 per share after deducting underwriting discounts and commissions and estimated offering expenses, the net tangible book value of the Company as of September 30, 1998 would have been $12,392,942, or $1.34 per share. This represents an immediate increase in the net tangible book value of $1.01 per share to existing stockholders of the Company and an immediate dilution of $7.16 (or 84%) per share to new investors purchasing Common Stock in this Offering. The following table illustrates the per share dilution to be incurred by new investors as of September 30, 1998:


Initial public offering price...............................          $8.50
  Net tangible book value per share at September 30, 1998...  $.33
  Increase per share attributable to new investors..........  1.01
                                                              ----
Net tangible book value per share after the Offering........           1.34
                                                                      -----
Dilution per share to new investors.........................          $7.16
                                                                      =====

     The following table sets forth, as of September 30, 1998, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing stockholders and by the investors purchasing shares of Common Stock offered hereby (based on the initial public offering price of $8.50 per share):

                                   SHARES PURCHASED       TOTAL CONSIDERATION
                                 --------------------    ----------------------    AVERAGE PRICE
                                  NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
                                 ---------    -------    -----------    -------    -------------
Existing stockholders..........  7,870,574      84.9%    $ 4,811,078      28.8%        $ .61
New investors..................  1,400,000      15.1%     11,900,000      71.2%        $8.50
                                 ---------     -----     -----------     -----
          Total................  9,270,574     100.0%    $16,711,078     100.0%
                                 =========     =====     ===========     =====

     The above information excludes 755,569 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options as of December 10, 1998 at a weighted average exercise price of $4.38 per share and 160,000 shares of Common Stock reserved for issuance upon the exercise of the Representatives' Warrant. To the extent that such options and warrant are exercised, there will be further dilution to new investors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 7 of Notes to the Financial Statements.

                           SELECTED FINANCIAL DATA(1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following data, insofar as it relates to the years 1994 through 1997, has been derived from Financial Statements and Notes thereto, some of which appear elsewhere herein. The selected balance sheet data as of December 31, 1996, July 3, 1997 and December 31, 1997, and the selected statement of operations data for the years ended December 31, 1995 and 1996 and the periods January 1, 1997 to July 3, 1997 and July 4, 1997 to December 31, 1997, are derived from the Company's Financial Statements which have been audited by Wolf & Company, P.C., independent certified public accountants, whose report appears elsewhere herein. The selected financial data presented below at September 30, 1998 and for the period July 4, 1997 to September 30, 1997 and for the nine months ended September 30, 1998 have been derived from, and are qualified by reference to, the Company's unaudited Financial Statements also appearing herein. Such unaudited Financial Statements, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results for the unaudited interim periods. The data should be read in conjunction with the Financial Statements, including the Notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus. In 1998, the Company shifted its primary business focus from software consulting to product development, marketing and support. As a consequence, the Company expects that an increasing percentage of its future revenues will be derived from sales of its software robot products and that revenues from its consulting business, as a percentage of gross revenues, will significantly decrease over time. Accordingly, past financial results do not reflect the results of the Company's current business activities. Furthermore, its limited operating history leads the Company to believe that period-to-period comparisons of its operating results are not meaningful and that the results for any period should not be relied upon as an indication of future performance. See "Risk Factors -- Minimal Revenues and Recent Losses; Period to Period Comparisons; Limited Operating History; Anticipation of Continued Losses."

                                                   PREDECESSOR                                     SUCCESSOR
                                     ---------------------------------------   --------------------------------------------------
                                                                 PERIOD FROM     PERIOD FROM       PERIOD FROM       NINE MONTHS
                                     YEARS ENDED DECEMBER 31,     JANUARY 1        JULY 4             JULY 4            ENDED
                                     -------------------------   TO JULY 3,    TO DECEMBER 31,   TO SEPTEMBER 30,   SEPTEMBER 30,
                                     1994(2)    1995     1996       1997            1997               1997             1998
                                     -------   ------   ------   -----------   ---------------   ----------------   -------------
                                                                                                           (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Application services.............  $   --    $1,217   $2,790     $  926          $  420             $  366           $   332
  Other............................      --        --       --        117             117                 --               117
                                     ------    ------   ------     ------          ------             ------           -------
         Total revenues............      --     1,217    2,790      1,043             537                366               449
                                     ------    ------   ------     ------          ------             ------           -------
Operating expenses:
  Selling, general and
    administrative.................      22       967    1,101        634             415                226             1,076
  Engineering......................      --       828      656        307             205                 81               309
  Research and development.........      --        --       --         --              --                 --               274
  Depreciation and amortization....      --        40      138         84              45                 22                74
                                     ------    ------   ------     ------          ------             ------           -------
         Total operating
           expenses................      22     1,835    1,895      1,025             665                329             1,733
                                     ------    ------   ------     ------          ------             ------           -------
         Income (loss) from
           operations..............     (22)     (618)     895         18            (128)                37            (1,284)
Other income(expense)..............      --       (35)     (15)        --             179                (11)              (20)
                                     ------    ------   ------     ------          ------             ------           -------
         Income (loss) before
           tax.....................     (22)     (653)     880         18              51                 26            (1,304)
Provision (benefit) for income
  taxes............................      --      (257)     337          5               7                  2                --
                                     ------    ------   ------     ------          ------             ------           -------
         Net income (loss).........  $  (22)   $ (396)  $  543     $   13          $   44             $   24           $(1,304)
                                     ======    ======   ======     ======          ======             ======           =======
Net income (loss) per share(3).....  $ (.02)   $ (.07)  $  .08     $  .00          $  .01             $  .00           $  (.19)
Shares used in computing net income
  (loss) per share(3)..............   1,393     5,574    6,967      6,967           6,967              6,967             7,013

                                           PREDECESSOR                                  SUCCESSOR
                            -----------------------------------------   ------------------------------------------
                               AS OF DECEMBER 31,       AS OF JULY 3,                    AS OF SEPTEMBER 30, 1998
                            -------------------------   -------------   AS OF DECEMBER   -------------------------
                            1994(2)    1995     1996        1997           31, 1997      ACTUAL    AS ADJUSTED(4)
                            -------   ------   ------   -------------   --------------   -------   ---------------
                                                                                                (UNAUDITED)
BALANCE SHEET DATA:
Cash......................     $43     $  23     $ 30       $  38            $ 22        $2,606        $12,561
Working capital
  (deficit)...............      28      (565)      74         132             171         2,471         12,426
Total assets..............      43       760      885       1,023             974         3,410         13,244
Long-term debt............      --        --       --          --              --           500            500
Total stockholders'
  equity..................     $28     $  82     $625       $ 638            $540        $2,559        $12,393

---------------
(1) In connection with the Management Buyout on July 4, 1997, the Company has presented its assets at fair value as of such date of the change in control and has presented separately operations prior to the Management Buyout (Predecessor) and subsequent to the Management Buyout (Successor). See Note 1 of Notes to Financial Statements.

(2) Initial period of operations from November 15, 1994 to December 31, 1994.

(3) Net income (loss) per share is determined by dividing the net income (loss) attributable to common stockholders by the weighted average number of Common Stock and Common Stock equivalents outstanding during the period. See Note 2 of Notes to Financial Statements.

(4) As adjusted to give effect to the sale of the 1,400,000 shares of Common Stock offered hereby, after deducting the underwriting discount and the estimated offering expenses, at the initial public offering price of $8.50 per share and the application of the net proceeds therefrom. See "Use of Proceeds."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Financial Statements, including the Notes thereto, of the Company included elsewhere in this Prospectus. This Prospectus contains forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including the matters set forth in the "Overview" section hereof and in "Risk Factors."

OVERVIEW

     The Company was incorporated in Delaware in November 1994 as Neurotec International Corp., a wholly-owned subsidiary of Neurotec Hochtechnologie GmbH ("Neurotec GmbH"), a German multimedia and Internet solutions company owned by Eberhard Schoneburg, Artificial Life's President, Chief Executive Officer and Chairman, and two corporate investors: a major German retailer and an industrial conglomerate. In July 1997, Mr. Schoneburg sold all of his shares of Neurotec GmbH to the two remaining stockholders and contemporaneously purchased 100% of the shares of Neurotec International Corp. (the "Management Buyout"). In August 1997, the Company changed its name to Artificial Life, Inc.

     As a result of a change in control of the Company in connection with the Management Buyout, the Company has presented its assets and liabilities subsequent to July 3, 1997 to reflect the purchase price paid for the stock of the Company. This treatment is consistent with "push down" accounting as promulgated by the Securities and Exchange Commission ("SEC"). The results of operations for the Company for 1997 have been separately presented to reflect the results of operations prior to the Management Buyout, as Predecessor operations, and for the period subsequent to the Management Buyout, as Successor operations. In Management's opinion, the purchase price of the Company's stock in the Management Buyout reflected the fair value of the Company at such time.

     The difference between the Company's net book value at July 4, 1997 and the fair value has been recorded as a reduction of the Company's net deferred tax asset and long-term assets, resulting in a new depreciation basis for financial statement purposes for such assets. As of July 4, 1997, the stockholder's equity section reflects cumulative earnings prior to the Management Buyout as paid-in capital. As a result, retained earnings at December 31, 1997 reflects the results of operations of the Company only from the date of the Management Buyout.

     The only difference in accounting policies utilized in the presentation of the Successor and Predecessor financial statements is the estimated useful lives utilized in the depreciation of property and equipment, as described in Note 2 of Notes to Financial Statements.

     Following the Management Buyout, the Company's management made the strategic decision to shift the Company's primary business focus from providing software consulting services to the development, marketing and support of its ALife suite of SmartBot software products. Management's decision to shift the primary business focus of the Company has had and will likely continue to have an adverse effect on the Company's results of operations in the near term. The Company expects that an increasing percentage of its future revenues will be derived from sales and services associated with its SmartBot software products and that revenues from its consulting business, as a percentage of gross revenues, will significantly decrease over time. To date, the Company's major source of revenue has been derived from its software consulting services, and it has generated no revenue from the sale of its SmartBot software products. The Company is currently expanding its research and development, production and marketing capabilities associated with the anticipated sale of its SmartBot products, and as a result, operating expenses are expected to increase significantly going forward. The Company expects to continue to incur increasing losses and generate negative cash flow from operations until at least the year 2000. To the extent that the

Company's product development, marketing and sales efforts do not result in commercially successful products that generate significant net revenues, the Company will be materially adversely affected. There can be no assurance that the Company will ever generate sufficient revenues from the sale of the Company's products or associated services to achieve or maintain profitability.

     In addition, as a result of the Company's recent transition in its primary business focus from software consulting to product development, marketing and support, the Company's research and development expenditures increased to $274,045 for the nine months ended September 30, 1998 from zero for the same period in 1997. This increase is due to the fact that prior to 1998, all research and development expenditures were related to consulting services for which the Company was reimbursed by its customers and thus, such expenditures are included in engineering expenses in the Company's financial statements through December 31, 1997. Conversely, during 1998, due to the Company's shift in business focus, the Company had most of its employees engaged in the research and development of its SmartBot products.

     Because the Company has shifted its primary business focus from software consulting to product development, marketing and support, results of operations to date are not reflective of the Company's business prospects going forward. Moreover, the Company expects to experience significant fluctuations in its future operating results due to a variety of factors. Factors that may affect the Company's operating results include the success of product development, the amount of software consulting undertaken in the future, market acceptance of the Company's products, frequency and timeliness of new product releases, success of strategic alliances, the mix of product and service sales, the Company's response to competitive pressure and its ability to attract and retain qualified personnel. Gross profit margins will vary from product to product and between products and services and although the Company may have some ability to affect its products and services mix, the Company's sales mix may vary from period to period and its gross margins will fluctuate accordingly.

RESULTS OF OPERATIONS

     The Company's principal source of revenue from inception through May 1998 was from the provision of software consulting services. From inception through July 3, 1997, the preponderance of those revenues were generated by subcontracts issued from Artificial Life's former parent company and affiliates thereof, all of which revenues ceased shortly after the Management Buyout. Of the non-related party revenues, most were derived from the Company's long-term consulting contract with its major domestic client. This consulting contract started in late 1996 and concluded in May 1998.

     During the fourth quarter of 1997, the Company began evaluating the addition of software product development to its core business of providing software consulting services. The Company commenced software development plans while it continued to provide software consulting services under its existing contracts and to seek new consulting contracts. In the first quarter of 1998, the Company began software development activities while continuing to service its one existing consulting contract. During this time the Company limited its efforts in seeking new consulting contracts as it began to shift its primary business focus to software development. During the second quarter of 1998, when the Company's major domestic consulting contract ended, the Company focused a substantial portion of its available resources on product development. To date, the Company has not released any commercial versions of its SmartBot products for sale.

 NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO PERIOD FROM JULY 4, 1997 TO SEPTEMBER 30, 1997

     Note: The September 30, 1997 period only includes activity from July 4, 1997, approximately 3 months, as a result of the Management Buyout (see above).

     Revenues: Revenues for the nine months ended September 30, 1998 were $449,380 as compared to $365,654 for the period from July 4, 1997 to September 30, 1997. The increase of

$83,726 or 22.9% is attributable to a software license sale by the Company to its primary domestic client and to the difference in the length of the reporting periods.

     Engineering Expenses: Engineering expenses generally consist of salary and payroll tax expenses, training, consulting, subcontracting and other expenses incurred to develop and fulfill the engineering requirements of the products and services from which the Company derives its revenues. Engineering expenses for the nine months ended September 30, 1998 were $308,897 as compared to $81,228 for the period from July 4, 1997 to September 30, 1997. The increase of $227,669 or 280.3% is primarily attributable to the difference in the length of the reporting periods and the increased activity with the Company's primary domestic client in 1998.

     Research and Development Expenses: Research and development expenses consist of expenses similar in nature to engineering expenses except that such expenses typically relate to new products and activities that will generate revenue at some future date. Research and development expenses for the nine months ended September 30, 1998 were $274,045 as compared to $0 for the period from July 4, 1997 to September 30, 1997. This increase is directly related to the fact that all research and development expenses for periods prior to 1998 were related to contractual software consulting services for which the Company was reimbursed and were included in engineering expenses.

     Selling, General and Administrative Expenses: Selling expenses consist of salary and payroll tax expenses of marketing personnel and costs relating to marketing materials, promotional videos, advertising and public relations activities. General and administrative expenses consist of salary and payroll tax expenses of administrative personnel, rent, legal and accounting fees and costs associated with employee benefits, supplies, communications and travel. Selling, general and administrative expenses for the nine months ended September 30, 1998 were $1,076,697 as compared to $225,380 for the period from July 4, 1997 to September 30, 1997. The increase of $851,317 or 377.7% was attributable to the difference in the length of the reporting periods and increased costs in 1998 including public relations ($61,475), amortized costs of promotional videos ($13,568) and travel and entertainment ($110,271).

     Net Loss: Net loss for the nine months ended September 30, 1998 was $1,303,983 as compared to net income of $24,377 for the period from July 4, 1997 to September 30, 1997. This decrease of $1,328,360 or 5,449.2% was directly related to the decrease in software consulting revenues related to the Company's transition of its primary business focus to product development, marketing and support.

 PERIOD FROM JULY 4, 1997 THROUGH DECEMBER 31, 1997 COMPARED TO PERIOD FROM JANUARY 1, 1997 THROUGH JULY 3, 1997

     Revenues: Revenues for the period from July 4, 1997 through December 31, 1997 were $537,008 as compared to $1,043,414 for the period from January 1, 1997 through July 3, 1997. The decrease of $506,406 or 48.5% is directly attributable to the Company's discontinuing software consulting work for its former parent after the Management Buyout.

     Engineering Expenses: Engineering expenses for the period from July 4, 1997 through December 31, 1997 were $205,069 as compared to $307,198 for the period from January 1, 1997 through July 3, 1997. The decrease of $102,129 or 33.2% resulted primarily from the Company's discontinuing software consulting work for its former parent after the Management Buyout.

     Research and Development Expenses: Research and development expenses for the period from July 4, 1997 through December 31, 1997 and the period from January 1, 1997 through July 3, 1997 were related to contractual software consulting services for which the Company was reimbursed and were included in engineering expenses.

     Selling, General and Administrative Expenses: Selling, general and administrative expenses for the period from July 4, 1997 through December 31, 1997 were $415,072 as compared to $633,825 for the period from January 1, 1997 through July 3, 1997. The decrease of $218,753 or 34.5% is attributable to reduced overhead associated with the Company's reduction in contractual consulting services after the Management Buyout.

     Net Income: Net income for the period ended December 31, 1997 was $43,940 as compared to $12,669 for the period from January 1, 1997 through July 3, 1997. The increase of $31,271 or 246.8% is attributable to the settlement income received from the former parent and a reduction in depreciation expense as a result of reflecting long-term assets at fair value subsequent to the Management Buyout, offset by the reduction in consulting services revenue from the former parent.

 PERIOD FROM JANUARY 1, 1997 THROUGH JULY 3, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Note: The 1997 period includes the activity from January 1, 1997 through July 3, 1997 only, approximately 6 months, as a result of the Management Buyout (see above).

     Revenues: Revenues for the period from January 1, 1997 through July 3, 1997 were $1,043,414 as compared to $2,789,878 for the year ended December 31, 1996. The decrease of $1,746,464 or 62.6% is attributable to the shortened period resulting from the Management Buyout and a reduction in consulting service contracts with the former parent partially offset by an increase in revenues from its major domestic customer.

     Engineering Expenses: Engineering expenses for the period from January 1, 1997 through July 3, 1997 were $307,198 as compared to $656,086 for the year ended December 31, 1996. The decrease of $348,888 or 53.2% is directly attributable to the shortened period resulting from the Management Buyout and a reduction in consulting service contracts with the former parent.

     Research and Development Expenses: Research and development expenses for the period from January 1, 1997 through July 3, 1997 and the year ended December 31, 1996 were related to contractual software consulting services for which the Company was reimbursed and were included in engineering expenses.

     Selling, General and Administrative Expenses: Selling, general and administrative expenses for the period from January 1, 1997 through July 3, 1997 were $633,825 as compared to $1,101,109 for the year ended December 31, 1996. The decrease of $467,284 or 42.4% is primarily attributable to the shortened period resulting from the Management Buyout.

     Net Income: Net income for the period from January 1, 1997 through July 3, 1997 was $12,669 as compared to $543,344 for the year ended December 31, 1996. The decrease of $530,675 or 97.7% is attributable to the reduction in consulting service contracts with the former parent.

  YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Revenues: Revenues for the year ended December 31, 1996 were $2,789,878 as compared to $1,216,716 for the year ended December 31, 1995. The increase of $1,573,162, or 129.3%, was principally attributable to the performance of software consulting services for its former parent and other affiliates, and the initial revenues realized from the Company's major domestic software consulting contract. The Company had sales to its former parent and affiliates of $2,757,253 in 1996 compared to $1,216,716 for 1995.

     Engineering Expenses: Engineering expenses for the year ended December 31, 1996 were $656,086 as compared to $827,471 for the year ended December 31, 1995. The decrease of $171,385, or 20.7%, was directly attributable to reduced engineering charges from the Company's former parent as the Company's in-house engineering staff was in place and operational. Engineering expenses as a percentage of revenues decreased to 23.5% in 1996 from 68.0% in 1995. This percentage decrease was due to the fact that substantially all engineering charges in 1995 were in the form of charges from the Company's former parent and outside contractors which were at significantly higher rates than those generated by the Company internally in 1996.

     Research and Development Expenses: Research and development expenses for the year ended December 31, 1996 related to contractual software consulting services for which the Company was reimbursed and were included in engineering expenses.

     Selling, General and Administrative Expenses: Selling, general and administrative expenses for the year ended December 31, 1996 were $1,101,109 as compared to $967,271 for the year ended December 31, 1995. The increase of $133,838, or 13.8%, represented the addition of a Director of Sales and Marketing along with related staff ($60,124), additional administrative support staff ($45,070), increased office overhead and increased travel and consulting costs. These increases were offset in part by the elimination of one-time start up costs incurred in 1995.

     Net Income: Net income for the year ended December 31, 1996 was $543,344 as compared to a net loss of $395,856 for the year ended December 31, 1995. The increase in earnings of $939,200, or 237.3%, was related to several factors. First, approximately $282,000, or 71.2%, of the 1995 net loss was related to start-up costs that were expensed in that period. Second, outside charges for engineering expenses from the Company's former parent and independent consultants were reduced significantly in 1996 to $49,349 from $472,027 for 1995 as the Company's engineering team was in place and operational. Finally, because the administrative infrastructure was already established in 1995, there were limited additional costs required to manage the Company's business in 1996.

  LIQUIDITY AND CAPITAL RESOURCES

     As of September 30, 1998, the Company had cash and cash equivalents of $2,606,195. From inception through July 3, 1997, the Company funded its operations primarily through initial equity investments in 1994 and 1995 totaling $500,000 and net income from operations. Subsequent to July 3, 1997, the Company incurred operating losses in connection with its transition from software consulting to product development, marketing and sales. These losses are expected to increase and have been funded to date by a long-term stockholder loan of $500,000, a private placement of Non-Voting Common Stock of $181,367, the net proceeds of which the Company received in June 1998 and a private placement of 824,000 shares of Common Stock which raised $4,034,247 in net proceeds. As of September 30, 1998, $895,000 was still to be received, and therefore is reflected in the Financial Statements and summary and selected financial information contained in this Prospectus as subscriptions receivable from stockholders rather than as cash. Since such date, the remaining $895,000 has been received by the Company. The Company's requirements for additional capital will depend on many factors, including but not limited to the progress and costs associated with its research and development activities, production costs and sales, marketing and promotional programs, establishment of foreign operations and the levels of revenues achieved through the sale of its SmartBot suite of products. The Company has currently placed excess funds in interest bearing vehicles such as money market accounts and certificates of deposit.

     Effective October 10, 1995, the Company entered into a consortium agreement (the "MIT Agreement") with the Massachusetts Institute of Technology ("MIT"). Under the MIT Agreement, MIT will conduct research projects for the "Things That Think Consortium." The term of the agreement is for five years through October 9, 2000 but provides for early termination, with one year written notice, as well as renewal options. The Company is obligated to pay an annual membership fee of $125,000 under the MIT Agreement.

     The Company leases office and other space and various office equipment under various noncancelable leases. Minimum annual lease payments, exclusive of additional operating costs, for the years ended December 31, 1998, 1999, 2000 and 2001 are $221,372, $205,725, $205,352 and $17,113, respectively.

     The Company has employment agreements with certain corporate officers. The agreements are generally one to three years in length and provide for minimum base salaries. These agreements include severance payments under certain conditions of approximately 50% to 300% of each officer's annual compensation. In addition the President, Chief Executive Officer and Chairman of the Company is entitled to receive an annual incentive bonus of 3% of the Company's profits from operations. See "Management -- Executive Employment Agreements."

     In October, 1998 the Company transferred to an escrow account in Switzerland approximately $390,000 for the establishment of its European headquarters in Luzern, Switzerland. Also, the Company plans to establish in the near term a research and development subsidiary in the Russian Republic for which it will incur start-up expenses.

     The Company is presently in discussions with two potential joint venture partners regarding the establishment of e-commerce and Internet banking joint ventures in 1999. If the Company were to successfully conclude agreements with each of these parties, the Company would allocate up to $2.5 million of the proceeds of this Offering to the purchase of minority interests in such joint ventures. To date, the parties have not reached any understanding or agreement in connection with such joint ventures. There can be no assurance that either proposed joint venture will be consummated. See "Business -- Strategic Alliances and Joint Ventures."

     The Company believes that the net proceeds of this Offering, together with its current cash and cash equivalents, and other cash generated from operations will enable the Company to maintain its current and planned operations at least through July 2000, although there can be no assurance that the Company will not have additional capital needs prior to such time. If cash generated from operations is insufficient to satisfy the Company's liquidity requirements after that time, the Company may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity or convertible debt securities could result in additional dilution to the Company's stockholders. There can be no assurance that financing will be available in amounts or on terms acceptable to the Company, if at all. See "Risk Factors-Need for Additional Capital."

     The Company has incurred interim losses through September 1998, and the Company anticipates a loss for income tax purposes for fiscal 1998. This loss will be available to carry forward and reduce income taxes, if any, in future periods.

YEAR 2000

     The Year 2000 issue is the result of computer programs using a two-digit format, as opposed to four digits, to indicate the year. Any of the Company's computer programs or other information systems that have time-sensitive software or embedded microcontrollers may recognize a date using "00" as the year 1900 rather than the Year 2000. This could result in a system failure or miscalculations causing disruptions of operations.

     The Company has completed an initial, though not necessarily final, review of its information and non-information technology systems. This initial review, the costs of which were not material, included its existing and planned computer software and hardware. The Company believes that these systems are Year 2000 compliant and has made an initial determination that the costs and/or consequences associated with the Year 2000 issue are not expected to have a material adverse effect on its business operations or future financial condition. The Company, however, will continue to monitor the Year 2000 readiness of these systems and will take additional review or remedial action if it deems it necessary to do so. During the remainder of 1998 and 1999, the Company will evaluate the need to complete a further review, which may include soliciting and obtaining certification of Year 2000 compliance from certain third party software vendors and determining the readiness of its significant suppliers and customers. At this time, however, the Company does not have a specific plan for further review, assessing third party vendor systems, assessing the readiness of significant suppliers and customers, or taking remedial action, nor does the Company know the amount or material nature of expenditures it may incur in doing so. Nevertheless, the Company does not currently expect to experience Year 2000 problems as its computer hardware is generally no more than two years old and it has the latest version of computer software programs.

     In addition, the Company's products are designed to operate with third party software and data. The operation of the Company's existing and proposed products will be adversely affected if such third party software and data are not Year 2000 compliant or if such third parties have not used compatible technology in achieving compliance. The Company at this time does not have specific plans for determining the Year 2000 readiness of third party software and data.

     To the extent that the Company's assessment is completed without identifying any non-compliant systems operated by the Company or by third parties, the Year 2000 issue could have a material effect on the operations of the Company. The Company could experience delays in the development of its products. Once its products are developed and offered for commercial sale, the Company could experience delays in delivering such products or could deliver products that do not operate correctly, which could cause the Company to lose business and even customers and could subject the Company to claims for damages. Problems with the Year 2000 issue could also result in delays in the Company invoicing its customers or in the Company receiving payments from them. The severity of these possible problems would depend on the nature of the problem and how quickly it could be corrected or an alternative implemented, which is unknown at this time.

     After completing any additional assessment, the Company plans to develop during 1999 appropriate contingency plans to address situations in which various systems of the Company, or of third-parties with which the Company does business, are not Year 2000 compliant. Some risks of the Year 2000 issue, however, are beyond the control of the Company and its suppliers and customers. For example, no preparations or contingency plan will protect the Company from a downturn in economic activity caused by the Year 2000 issue.

EURO CONVERSION

     On January 1, 1999, eleven of the fifteen member countries of the European Union are scheduled to adopt a new currency called the "euro" as their common legal currency (the "Euro Conversion"). The Company is currently unsure of the potential impact that the Euro Conversion will have on its business, financial condition and results of operations.

RECENT PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income generally represents all changes in stockholders' equity during the period except those resulting from investments by, or distributions to, stockholders. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997 and requires restatement of earlier periods presented. SFAS No. 130 had no impact on the Company's financial statements.

     In June 1997, FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that a public enterprise reports information about operating segments in annual financial statements, and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997 and requires restatement of earlier periods presented. Management is currently evaluating the requirements of SFAS No. 131.

     In October 1997, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position
(SOP) No. 97-2, "Software Revenue Recognition." SOP 97-2 provides guidance on when revenue should be recognized and in what amounts for licensing, selling, leasing or otherwise marketing computer software. SOP 97-2 is effective for transactions entered into in fiscal years beginning after December 15, 1997. SOP 97-2 had no impact on the Company's Financial Statements.

                                    BUSINESS

OVERVIEW

     Artificial Life, Inc. ("Artificial Life" or the "Company") develops, markets and supports "intelligent" software robots ("bots"). The Company's bots, known as "SmartBots," are software programs that the Company is developing to automate and simplify time-consuming and complex business-related Internet functions such as Web navigation, direct marketing, user profiling, information gathering, messaging, knowledge management, sales response and call center automation. The Company is also developing products for applications in data mining, Web-page analysis, statistical analysis and direct marketing to support the functionality of the SmartBot products. While each Artificial Life SmartBot will function independently and will be programmed for a particular application, customers will be able to combine the SmartBots to create what the Company believes will be the industry's first integrated commercial, robot-based electronic commerce ("e-commerce") solution. In addition, the Company provides software consulting services to corporations and other entities seeking software solutions, particularly in the field of "intelligent" software programs.

     The rapidly increasing number of Web users and ubiquitous access to the Internet, both in the United States and internationally, have resulted in the emergence of the Internet as a new mass medium through which persons and entities gather information, communicate, market and sell products and services, interact and seek entertainment. However, the Company believes that the Internet's success has also made it increasingly difficult for Internet users to search for and locate information relevant to their interests and for companies engaged in selling goods and services over the Internet to effectively market and support their products and services. Artificial Life is developing its family of SmartBot products to help address these needs.

     The Company's SmartBot products are being designed to communicate in natural language and to respond "intelligently" to a user's command or inquiry, and in some cases, to act autonomously. All of the Company's SmartBot products are based on the Company's ALife-SmartEngine technology. The ALife-SmartEngine is the core component that gives the Company's products the ability to converse with its users in natural language, either by text or speech, and also to process and respond to natural language commands or questions. The ALife-SmartEngine contains several "intelligent" modules that process and interpret manually input or verbal natural language. These modules work together to break down the essential components of human conversation -- detailed knowledge of certain topics, casual talk about topics of interest ("small talk"), short and long term memory of previously discussed topics, and some emotional content and intentions that drive the conversation -- and use these components to "understand" and respond to the user in a manner that is more human-like and less machine-like than current "query-based" software. The Company believes that its products will allow people to interact with computers in a more natural way -- similar to a conversation with a human being.

     The Company believes that "intelligent" software products represent an emerging standard in the way individuals and businesses will retrieve, present and manipulate information on the Internet. The advent of graphical user interfaces and window-based operating systems created a new personal computing standard and led to significantly increased computer use because they made computers easier to use. Users no longer had to engage in the time consuming task of learning and accurately executing textual operating commands. Instead, a generation of computer users operated their computers by pointing and clicking with a "mouse." The Company believes that the introduction and adoption of "intelligent" software programs like its SmartBots will make the Internet easier to use through natural language communication and by freeing users from much of the time needed to manually search for data on the Internet and then to manipulate such data for the user's desired purpose.

     The Company released its first SmartBot product, the non-commercial version of the ALife-WebGuide, in September 1998. The Company released its first commercial product, the Professional version of the ALife-WebGuide, in November 1998 and intends to release the Enterprise version of the ALife-WebGuide for commercial sale in the first quarter of 1999. The Company is presently developing the initial versions of the seven SmartBot products listed below:

     - ALIFE-WEBGUIDE: This SmartBot is designed to reside on a Web site and help users navigate the site by accepting and processing questions, such as search queries, from users in natural language and responding to users in natural language. The bot engages the user in a "conversation" through questions and answers and, upon learning of the user's interests, is designed to display Web pages that match the content of the "conversation" or to suggest links to other locations on the Web site.

     - ALIFE-SALESREP: The ALife-SalesRep is being designed for e-commerce retailers to use for one-to-one marketing on the Internet. Retailers will input user profile information and product information into this SmartBot's Knowledge Bases to deliver customer-specific, targeted sales information via the Internet.

     - ALIFE-MESSENGER: The ALife-Messenger is being designed to act as a natural language-based automated e-mail reply and answering service. By customizing the ALife-Messenger, a company can automate replies to incoming e-mail queries and customer requests, thereby reducing the need for human intermediaries.

     - ALIFE-PORTFOLIO-MANAGER: This SmartBot is being developed to monitor, in real-time, an individual's investment portfolio using criteria established by the individual and, when such criteria have been met, or failed to have been met, to autonomously in real-time contact the individual by telephone, pager, e-mail or some other mode of communication and let the individual know that trading action might be warranted.

     - ALIFE-CALL-CENTER-AGENT: The ALife-Call-Center-Agent is being designed for call centers and help desks to be integrated with existing call center server software to provide an automated first response to incoming voice telephone calls or e-mail requests and to handle call center requirements with virtually no aid from human operators.

     - ALIFE-KNOWLEDGE-MANAGER: This SmartBot is being designed to extract information contained in a company's Intranet documents, organize it and make it more easily accessible for retrieval in order to enable companies to more efficiently and intelligently manage the large amount of data and documents that companies are making available on their Intranets.

     - ALIFE-PERSONAL-TUTOR: The ALife-Personal-Tutor is a tutoring program being designed to extract profile information from natural language conversation between the bot and the student user and to automatically adapt the difficulty and content of the lessons to the skill level of the student based on this information.

     The Company plans to offer a fully-functional "Personal" version of most of its products to non-commercial users either free or at a low price. The Company believes that this approach, which has been used successfully by other Internet companies, will result in more rapid acceptance and sales of the Company's products to commercial users. The commercial versions of the SmartBot will include a "Professional" version for professional and small corporate users and/or a transaction and client/server based "Enterprise" version for networked corporate users. For the commercial versions of its SmartBot products, the Company intends to charge a one-time licensing fee, and with respect to the "Enterprise" version, intends to also charge a transactional fee based upon the number of users which interact with its bots. The Company is developing its SmartBot products on widely available standard hardware and software platforms such as Windows NT/95/98 and Internet browsers such as the Netscape Navigator/Communicator and Microsoft Internet Explorer. The Company also expects to offer some of the products for Unix and MacIntosh computers in the future.

INDUSTRY BACKGROUND

     Computer users and businesses have rapidly adopted the Internet as a means to gather information, communicate, transact business, interact and be entertained, making it an important new mass medium. International Data Corporation ("IDC"), a market research firm, estimates that the number of Internet users exceeded 69 million in 1997, and will grow to over 320 million by 2002. The Internet enables advertisers to target advertising campaigns utilizing sophisticated databases of information about the users of various sites and to directly generate revenues from these users through online transactions. As a result, the Internet has become a compelling means to advertise and market products and services. IDC estimates that the total value of goods and services purchased over the Internet will grow from $12 billion in 1997 to approximately $425 billion per year by the end of 2002.

     Consequently, the amount of information available on the Internet has grown dramatically. Web sites have proliferated along with the data available on such sites, making it more difficult and time consuming for users to find the information they want. Users are spending a substantial portion of their on-line time searching for the specific information, products or services they desire. Furthermore, once an Internet user locates a desired site or sites, the user often finds it difficult to navigate such sites. As Web technology has improved, many Web sites have become more complex by adding new features, products, services, chat rooms, games, and other services. It is not uncommon for one Web site to have dozens of different options and links to other associated sites. While it is generally true that this increase in information and choices benefits Web users, more effective tools are needed to find information, products and services efficiently.

     For corporations offering products and services on the Internet, the rapidly increasing number of Internet users offers benefits but also presents challenges. For example, a company may place a description of a new product on its Web site and then find that within a few hours, thousands of Internet users have sent e-mail messages to learn more about the product. While the volume of inquiries suggests that the company might ultimately generate significant revenues from selling its new product online, responding to each of these inquiries in a timely manner can require an expensive customer service force. A second problem facing e-commerce companies is the dramatic increase in competition among e-commerce sites. Numerous e-commerce sites are launched worldwide on the Internet daily. Accordingly, e-commerce retailers must find increasingly efficient and cost-effective ways to market their products and services to new customers and maintain or enhance existing customer relationships.

THE ARTIFICIAL LIFE SOLUTION

     Artificial Life is developing its ALife suite of SmartBot products to assist in solving problems relating to information retrieval, Web navigation, sales and service support and direct marketing on the Internet. These software robots are designed to communicate in natural language and to respond "intelligently" to the user's command or inquiry, and in some cases, to act autonomously.

     All of the Company's SmartBot products are based on the Company's ALife-SmartEngine technology. The ALife-SmartEngine is the core component that gives the Company's products the ability to converse with its users in natural language, either by text or speech, and also to process and respond to natural language commands or questions. The ALife-SmartEngine contains several "intelligent" modules that process and interpret manual input or verbal natural language. These modules work together to break down the essential components of human conversation -- detailed knowledge of certain topics, casual talk about topics of interest ("small talk"), short and long term memory of previously discussed topics, and some emotional content and intentions that drive the conversation -- and use these components to "understand" and respond to the user in a manner that is more human-like and less machine-like than current "query-based" software. The Company believes that its products will allow people to interact with computers in a more natural way -- similar to a conversation with a human being.

     Historically, general natural language understanding and processing software programs (often classified under the category "artificial intelligence") have focused on understanding the meaning of a sentence in the same way as a human would, so that the software program can react appropriately to a spoken sentence or a sentence typed in at the keyboard. These programs have had only limited success. The ALife-SmartEngine instead attempts to mimic comprehension of a sentence by using complex pattern matching techniques to determine the actual goals and intentions of the user. By "understanding" the user's goals and intentions, ALife-SmartEngine-based products are being designed to possess the ability to actively drive and maintain a conversation about certain topics, and not merely react to the user.

     The ALife-SmartEngine stores information in "Knowledge Bases," databases which can be combined or exchanged to give the derived products differing sets of expertise. Customers can add information to a Knowledge Base using a special "Knowledge Capture Editor." The ALife-SmartEngine has several linked stages that read spoken or text-based input and produce spoken or text-based output. When a user types in text or speaks to the ALife-SmartEngine via standard voice recognition software packages, the pre-processed speech input is routed to a parser. The parser then converts the input from a stream of text to a series of words and phrases. An analysis module draws on the topic information in the memory section of the ALife-SmartEngine as well as the syntactic structure of the sentence derived from the Knowledge Base. The major control module of the ALife-SmartEngine is a meta-control module (the "Meta Controller") that is essential for switching between the different speech processing modules to process the input and prepare the appropriate response corresponding to a given input. The Meta Controller picks a reply appropriate to the perceived intention of the user by applying a set of rules that define the conversational strategy of the bot. All modules communicate through the Meta Controller, which also coordinates and balances the weighting of each of the separate modules as the bot prepares its composite action.

     Most of the Company's SmartBots communicate with the user through a life-like three-dimensional graphical interface known as an "Avatar." Each product comes with a standard human-like Avatar. However, the Avatar may be customized by the customer, including using pre-existing branded icons or displays. For instance, an e-commerce retailer of computer equipment might customize its Avatar so that visitors to its Web site converse with a talking computer. The Company believes that the use of an animated "talking partner" allows people to interact with computers in a more natural and personal manner, and that the ability of the Company's customers to customize the Avatars allows them to develop or maintain brand or name recognition among visitors to a customer's Web site.

PRODUCTS

     The Company is currently developing seven basic software robots for use individually or in various combinations. The Company presently intends to develop three different product versions of most of its SmartBots: (i) a "Personal" version intended for use by individual users on their personal Web pages; (ii) a "Professional" version intended for use by professionals and small businesses on their Web sites; and (iii) a transaction and client/server based "Enterprise" version intended for use by large companies, institutions and government agencies that want to integrate the bots into their existing computing environment with enhanced and special customizable product features.

     The overall ALife product suite of SmartBots is represented by the diagram below.

                             [SmartBots Flow Chart]

     ALIFE-WEBGUIDE: The Company released the Personal version of this SmartBot in September 1998. It is designed to reside on a Web site and help users navigate the site by accepting and processing questions, such as search queries, from users in natural language and responding to users in natural language. This SmartBot engages the user in a "conversation" through questions and answers and, upon learning of the user's interests, is designed to display Web pages that match the content of the "conversation" or to suggest links to other locations on the Web site. In an e-commerce application, the ALife-WebGuide can be designed by the Web site host to function like a human sales associate at a retail store, greeting customers coming through the door of the virtual store and assisting them with advice and background information about products and prices. This bot allows the use of a customizable animated Avatar interface.

     ALife-WebGuide runs on both Netscape Navigator or Communicator 3.0 or higher and Microsoft Internet Explorer 3.0 or higher. The Enterprise version of the ALife-WebGuide is being designed with a client/server architecture, requiring a Java virtual machine 1.02 or higher. The Knowledge Capture Tool and the Statistical Tools of the ALife-WebGuide Professional and Enterprise version are being designed to run on Microsoft Windows 95, 98 or NT. The Company released the Personal version 1.0 of the ALife-WebGuide in September 1998 and the Professional version 1.0 in November 1998 and intends to release the Enterprise version 1.0 in the first quarter of 1999. The Company believes that the potential market for this product includes Internet Web sites which need or desire a more user-friendly natural language interface.

     ALIFE-SALESREP: The ALife-SalesRep is being designed for e-commerce retailers to use for one-to-one marketing on the Internet. Retailers will be able to input user profile information and product information into this SmartBot's Knowledge Bases to deliver customer-specific targeted sales information on the Internet via e-mail. For example, the ALife-SalesRep can be configured by a corporate user to utilize customer profile information to deliver information about a specific sale or promotion to an existing or potential customer. In this type of application, the user will typically have the option of downloading the ALife-SalesRep Avatar to his or her computer. Once the Avatar is resident on the user's computer, the user can access the e-commerce retailer's Web site simply by clicking on the Avatar, which will appear as an icon on the user's computer screen and which in many cases will maintain a link to the host Web site.

     The Company is also designing ALife-SalesRep to engage in autonomous action. For example, a user will download an Avatar, and the Avatar will continue to appear on the user's start-up screen. Each time the user turns on his computer, the Avatar, through its link to the host Web site, will automatically download new information that the program has determined may be of interest to the user, based upon the information in its Knowledge Bases. For example, the user could learn from the Avatar resident on the computer that the host company is having a sale on modems which run at faster speeds than the one the user currently owns. The host company will have determined which modem the user currently owns because the user had a "conversation" with the ALife-SalesRep about the user's computer hardware. Later, the user might be offered discounted tickets by the Avatar to an upcoming computer industry trade show in the user's hometown at which the host will be exhibiting its products.

     ALife-SalesRep is being designed to run on personal computers with Microsoft Windows 95, 98 or NT. The Company intends to release the 1.0 Professional and Enterprise versions of ALife-SalesRep in 1999. The initial target market for this product consists of advertising companies, companies with direct Internet marketing activities and more generally all companies with extensive Internet sales and marketing strategies and activities.

     Although ALife-WebGuide and ALife-SalesRep are independent products, the Company believes that potential customers will be best served by combining the ALife-WebGuide and the ALife-SalesRep into an integrated one-to-one marketing solution. The two products can be customized so that when a user communicates with the ALife-WebGuide, a customer profile of the user containing the user's interests and expectations would be generated by analyzing the natural language communication log files generated by the ALife-WebGuide. This information would then be used by ALife-SalesRep to initiate targeted marketing via e-mail to contact the customer about specific product or service offerings. This integrated one-to-one marketing solution is graphically depicted below:

                          [Alife-WebGuide Flow Chart]

     ALIFE-MESSENGER: The ALife-Messenger is being designed to serve as a natural language-based automated e-mail reply and answering service. By customizing the Knowledge Bases of the ALife-Messenger, a company can automate replies to incoming e-mail queries and customer requests. The ALife-Messenger is being designed to work like an off-line ALife-WebGuide by selecting appropriate answers to input queries in an "intelligent" way. However, instead of displaying Web pages, the ALife-Messenger is being designed to automatically scan an incoming e-mail for certain keywords and phrases, prepare a reply e-mail and attach, as appropriate, additional information that matches what this SmartBot determines might be useful to the user, such as relevant documents, price-lists, and links to other Web sites. For an individual who purchases ALife-Messenger for his Web page, it could be used as a customized e-mail "answering machine" on the Internet. For a corporate purchaser already using ALife-SalesRep, the ALife-Messenger could be configured to select the appropriate ALife-SalesRep to be attached to the reply e-mails, with the goal of improving and supporting the direct marketing channel.

     The ALife-Messenger is being designed to support standard e-mail systems. The Company intends to release the 1.0 version of the ALife-Messenger in the first quarter of 1999. The Company intends to market this product to companies and institutions which need to extensively interact with clients via e-mail or which have extensive customer/client service programs using the Internet.

     ALIFE-PORTFOLIO-MANAGER: The ALife-Portfolio-Manager is being developed to monitor an individual's investment portfolio. The user can specify the desired characteristics of his or her portfolio, such as particular stocks to own, specific buy and sell thresholds for individual stocks, and desired ratios of types of stocks. Once the user's portfolio guidelines are established, the ALife-Portfolio-Manager will monitor the portfolio 24 hours per day and autonomously notify the user when the user's price or ratio guidelines are not being met through one of a variety of predefined media such as e-mail, telephone or pager. In addition to monitoring existing investment portfolios, the ALife-Portfolio-Manager is being designed to find other potential investments fitting the user's specified criteria and notify the investor about any such investment opportunities once found.

     The ALife-Portfolio-Manager is being designed to run on personal computers with Microsoft Windows 95, 98 or NT. The Company plans to release the 1.0 version of the ALife-Portfolio-Manager in the third quarter of 1999. The Company believes that the market for this product will consist of individuals and companies in the financial services industry, including Internet brokers, as well as individual investors.

     ALIFE-CALL-CENTER-AGENT: The ALife-Call-Center-Agent is being designed for call centers and help desks to be integrated with existing call center server software to provide an automated first response to incoming voice telephone calls or e-mail requests and to handle the call center requirements virtually unaided by human operators. The ALife-Call-Center-Agent is being designed to be able to recognize voice input as well as text-based input such as e-mail. However, the voice recognition capabilities of ALife-Call-Center-Agent will depend to a large extent on the availability of highly accurate voice recognition systems for telephones, which the Company does not develop or sell. The ALife-Call-Center-Agent, like the ALife-Messenger, will analyze incoming requests and prepare relevant responses, but will also interact and interface with call center management, routing and accounting systems.

     The ALife-Call-Center-Agent will require an operating platform with a Java virtual machine. Additional software and hardware enhancements may be necessary depending on the specific interfaces to call center operating systems. The Company plans to release the 1.0 version of ALife-Call-Center-Agent by the end of 1999. The Company intends to market this product directly to customers with call centers and to call center software vendors. The following diagram graphically depicts the operation of the ALife-Call-Center-Agent.

                      [Alife-Call Center Agent Flow Chart]

     ALIFE-KNOWLEDGE-MANAGER: This SmartBot is being designed to extract information contained in a company's Intranet documents, organize it and make it more easily accessible for retrieval to enable companies to more efficiently and intelligently manage the large amount of data and documents that companies are making available on their Intranets. ALife-Knowledge-Manager can be configured to allow each Intranet user to describe his own profile, background and interests in addition to other information contained on the Intranet. Once so configured, users can make natural language search queries about topics of interest through the ALife-Knowledge-Manager, and the program will respond by providing relevant information contained on the company's Intranet, including information about other users with similar interests or areas of expertise.

     The ALife-Knowledge-Manager is being designed to run on standard OS platforms and to provide for interfaces to standard databases and third party document retrieval and management systems. The Company intends to release the first versions of ALife-Knowledge-Manager in late 1999 or early 2000. The Company plans to market this product primarily to large corporations with an existing Intranet infrastructure.

     ALIFE-PERSONAL-TUTOR: The Company is developing this SmartBot to address certain limitations of traditional Computer-based Training ("CBT") and Internet-based Training ("IBT") products that are currently available. Whereas conventional CBT and IBT programs follow a pre-defined path of learning, the ALife-Personal-Tutor is being designed to use student profile information extracted from natural language conversation between the SmartBot and the student user to automatically adapt the difficulty and content of the lessons to the skill level of the student. Using the natural language capabilities of the ALife-SmartEngine, students will be able to ask numerous questions about any topic at any time in plain English. In addition, the ALife-Personal-Tutor is being designed to respond to questions with additional explanatory multimedia data (video and audio) depending on the context of the ongoing lecture between the student and the ALife-Personal-Tutor. It will also formulate questions and tests depending on the flow of the conversation and lesson.

     The ALife-Personal-Tutor is being designed in two components and is currently planned to be sold in two ways: (i) in several application packages with specific content (such as science, history etc.), called "tutorials" and
(ii) as a generic tool for developing such tutorials. Both modules of the ALife-Personal-Tutor are being designed to run on Windows 98 and NT (stand alone versions) or on standard Internet browsers for on-line applications. The Company intends to release the first tutorials in the first quarter of 1999 and the generic version by the second quarter of 1999. The Company's target market for this product is expected to be the CBT and IBT market and the general education market.

CONSULTING AND PRODUCT SERVICES

     The Company expects to provide consulting, maintenance, technical hotline and support services for most or all of its products. The Company anticipates that customers will require support for, and customized versions of, the Company's SmartBot products or additional developments in order to tailor the product to the customers' needs. In addition, the Company plans to provide support for the creation and maintenance of the Knowledge Bases of its bots and customer specific back-office tools for analyzing client profiles gathered by its bots.

     Historically, the Company has derived substantially all of its revenues from software consulting services provided to a small number of customers. During the year ended December 31, 1997, consulting services provided to the Company's two largest customers, Neurotec Hochtechnologie GmbH (its former parent company) and Passkey Systems, Inc., accounted for approximately 60% and 40% of the Company's total revenues, respectively. For the year ended December 31, 1996, services provided to Neurotec Hochtechnologie GmbH accounted for approximately 99% of the Company's total revenues. For the year ended December 31, 1995, the Company derived all of its revenues from consulting services provided to Neurotec Hochtechnologie GmbH. All revenues derived from software consulting services to the Company's former parent ceased shortly after the Management Buyout. Although the Company has shifted its primary business focus from software consulting to product development, marketing and support, the Company anticipates that it will continue to derive a portion of its revenues from software consulting projects. In particular, the Company expects that it will provide software solutions for companies seeking consulting expertise with agent-based software programs. In the near term, the Company believes that a significant percentage of its revenues may be derived from software consulting services, although the

Company has not entered into any contracts or arrangements for such services to date. See "-- Strategic Alliances and Joint Ventures".

COMPANY STRATEGY

     The Company's objective is to become a leader in the development and implementation of commercial software robot-based solutions to solve various issues confronting today's Internet use. To achieve this objective, the Company's strategy includes the following key elements:

     BUILD BRAND NAME RECOGNITION. The Company is seeking to achieve rapid and broad adoption of its products and strong brand recognition. The Company will seek to achieve this objective by offering "Personal" versions of its products for non-commercial use free of charge or at a low price. The Company also intends to embark on an aggressive promotional campaign to increase awareness of the Artificial Life brand and the ALife family of products. The promotional campaign is expected to involve all common media (i.e. radio, television, print and trade shows) with a particular emphasis on Internet channels.

     CREATE MULTIPLE REVENUE STREAMS. The Company believes that its growing product line, corporate customization, product Web sites and its future installed user base will present a significant opportunity to develop and maintain multiple revenue streams resulting from product sales, customization and consulting, licensing fees and potentially in the future, advertising revenues. As these different revenue streams mature, decisions will be made as to the expansion and contraction of existing programs based on their success as well as the introduction of new programs.

     ESTABLISH STRATEGIC ALLIANCES. The Company intends to aggressively pursue strategic alliances to gain access to complementary technologies and distribution channels. The Company continually evaluates relationships with companies that offer technologies complementary to the Company's SmartBot products (such as speech integration and high-end graphics providers). The Company intends to use alliances wherever possible to gain economies of scale and to allow it to focus on its core strengths while using those of its partners to add the complementary functionality necessary to increase value to users.

     EXPAND GLOBALLY. The Company believes that significant opportunities exist to capitalize on the growth of the Internet internationally. Because the Company was once a subsidiary of a large and well-known German multimedia and Internet solutions company, it already has significant contacts with a number of European businesses. The Company believes that its products can be used worldwide, and accordingly the Company intends to initiate an international program of partnering and strategic investment to exploit cross-marketing, co-branding and promotional opportunities.

     LEVERAGE CUSTOMER BASE. The Company intends to cultivate its future installed user base to gather feedback, test new product releases and create customer loyalty. The Company plans to collect customer profile data (through the use of a User Profile Form) for use in development of companion products and services with the ultimate goal of developing a "community" of loyal users who are familiar and comfortable with the Company's products. The Company plans to allow individual users who fill out the User Profile Form to participate in beta testing of products, information sessions, product and corporate announcements and product focus chat forums. The Company believes that such communication, participation and interaction will foster long-term customer loyalty. Several types of incentives are planned to foster both the sharing of profile information and the return of value for participation. These may take the form of reduced user fees, if applicable, free software, contests and other participatory programs.

     EXPAND AND ENHANCE PRODUCT BASE AND TECHNOLOGY. The Company believes that it must regularly provide new products and technologies and improve existing ones to be successful. The Company's products utilize proprietary technologies, including the ALife-SmartEngine. The Company's strategy is to continue to enhance its existing technologies and develop new technologies that it can incorporate into future product offerings. Because the Company's product lines are being centered around core concepts and technology, the Company believes many complementary products will be able to be developed by leveraging the Company's existing competencies and experience into new ideas. Furthermore, the Company believes that its overall strategy will allow it to address issues regarding products and services in a dynamic, almost real-time basis, thereby allowing rapid response to market feedback and developments.

MARKETING AND SALES

     The Company plans to offer an initial fully-functional "Personal" version of most of its products to individual, non-commercial users either free of charge or at a low price. The Company believes that this approach, which has been used successfully by other Internet companies, will result in more rapid acceptance and sale of the Company's products to commercial users: a "Professional" version for professional and small corporate users and/or a transaction and client/server based "Enterprise" version for networked corporate users. For the commercial versions of its SmartBot products, the Company intends to charge a one-time licensing fee and, with respect to the Enterprise version, intends to also charge a transactional fee based upon the number of users which interact with its bots. This strategy has been successful in the past for companies such as Netscape, which distributed free versions of its browser software, and RealNetworks, Inc., which has brought streaming audio and video to the Internet.

     The Company intends to sell the ALife-WebGuide, the ALife-Messenger and the ALife-SalesRep via Company Web sites and through additional distribution partners. The Company may decide to license the Professional and/or Enterprise versions of these products for a certain period for free in order to generate market penetration and increase demand for these commercial versions of the Company's products.

     The Company intends to enter into a strategic relationship with an international partner already established in the call center market to market and sell the ALife-Call-Center-Agent. The Company believes this will be necessary because the call center software market is already highly competitive.

     The Company intends to market and sell the ALife-Portfolio-Manager in cooperation with one or more established companies in the financial services industry and/or the online banking and trading community.

     The ALife-Personal-Tutor and the ALife-Knowledge-Manager target the IBT/CBT market and the Intranet and corporate market. Accordingly, the Company intends to distribute and market these products in cooperation with partners with established experience and sales channels in these growing business segments.

     The Company has not entered into any such distribution or marketing relationship, and there can be no assurance that it will be able to do so on terms acceptable to it, or at all.

     In addition to the marketing efforts for the individual products in the ALife product suite, the Company intends to initiate marketing campaigns beginning in the first half of 1999 to establish recognition of the Artificial Life brand. The marketing activities are expected to involve all common media (radio, TV, magazines, newspapers, trade shows) with a particular emphasis on the Internet channels. The Company will use its own products like the ALife-SalesRep and the ALife-WebGuide to promote its products and services.

     The Company will also generate marketing material using its in-house capabilities and multi-media know-how to produce video spots and innovative interactive advertisement techniques for the Internet.

STRATEGIC ALLIANCES AND JOINT VENTURES

     The Company is currently evaluating several strategic alliances with companies in the United States and Europe for marketing and selling products as well as for collaborations in product development. For example, the Company is currently seeking to enter into a collaboration that will provide it with access to speech recognition software to enable this aspect of its SmartBot products. See "Risk Factors -- Dependence on Third Party Licensing." The closing of collaboration agreements may influence future product development, the market direction of certain products and the success of certain product marketing efforts.

     The Company is presently in preliminary discussions with an international retailer regarding a possible joint venture in the field of e-commerce, pursuant to which the Company would make an initial investment for a minority interest in the joint venture. As part of the transaction, the Company would provide products and software consulting services to the joint venture and receive payments therefor, and would also receive a percentage of the revenues of the joint venture. If final specifications can be determined and definitive agreements can be reached, activities associated with the potential joint venture would commence in early 1999. To date, the parties have not reached an understanding, nor have they entered into a letter of intent, memorandum of understanding or any other agreement in connection with the joint venture.

     The Company is also engaged in discussions with an international financial institution regarding the establishment of a joint venture in the field of Internet banking, pursuant to which the Company would make an initial investment, with further investments to occur over a three-year period, for a minority interest in the joint venture. As part of the transaction, the Company would provide products and software consulting services to the joint venture and receive payments therefor, and would also receive a percentage of the revenues of the joint venture. To date, the parties have not reached an understanding nor have they entered into a letter of intent, memorandum of understanding or any other agreement in connection with the joint venture.

     To date, the Company has not entered into any strategic alliance, collaboration or joint venture, and there can be no assurance that it will be able to do so on terms acceptable to the Company, or at all. See "-- Marketing and Sales" and "Risk Factors -- Dependence on Third Party Licences."

PRODUCT DEVELOPMENT

     The Company believes that strong development capabilities are essential to its future performance and the maintenance of its competitive position. Since its formation, the Company has primarily developed its technology and products internally. The Company is exploring the opportunity to extend the functionality of its ALife-SmartEngine-derived products through the inclusion of third party software and applications in the development of such products.

     The Company's development organization is arranged in four groups: the Core Technology Group, which does research and designs and develops the technologies; the Production Group, which specifies, produces and maintains product releases; the Quality Assurance Group, which verifies that products meet their specifications and the Company's quality standards; and the Competence Group, which focuses on rapid prototyping of new ideas, consulting and adapting customer specific versions of the products. The Company allocates responsibilities among the groups to optimize the time, cost and quality control issues associated with product development.

     As of December 10, 1998, there were 20 employees on the Company's development staff. The Company estimates that its total product development expenses for its ALife-SmartEngine product suite will significantly increase through 1998 and thereafter as it expects to allocate substantial resources to future research and development. Through September 30, 1998, the Company had not incurred any capitalized software development costs from its development efforts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     To the extent one or more of the Company's competitors introduce products that more fully address customer requirements, the Company's business could be materially adversely affected. There can be no assurance that the Company will be successful in developing and marketing enhancements to its existing products or new products, incorporating new technology on a timely basis, or that its new products will adequately address the changing needs of the marketplace. If the Company is unable to develop and introduce new products or enhancements to existing products in a timely manner in response to changing market conditions or customer requirements, the Company's business, prospects, financial condition and results of operations will be materially adversely affected. See "Risk Factors -- Rapid Technological Change."

COMPETITION

     The market for the Company's products and services is new, evolving and growing rapidly. Competition can be expected to intensify significantly as the market matures and the more established software companies, such as Microsoft Corporation, become increasingly involved. Barriers to entry are relatively insubstantial. The Company believes that the principal competitive factors for companies seeking to become involved in the software robot industry are core technology, delivery methods, brand recognition, ease of use and interfaces.

     The Company uses its core technology, the ALife-SmartEngine, in a wide variety of business areas. Although the Company has not yet identified any competitors in exactly the same areas in which it is active, there are companies that have overlapping activities and therefore could be regarded as competition to Artificial Life. Such firms include, among others: Autonomy, Inc.; Big Science Company; Brightware, Inc.; Broadvision, Inc.; Digital Marketing Concepts, Inc.; Extempo, Inc.; General Magic, Inc.; GK Intelligent Systems, Inc.; Haptek, Inc.; Intellix A/S; Kinetoscope, Inc.; Microsoft Corporation; Netsage Corp.; Neuromedia, Inc.; Nuance, Inc.; SRA International, Inc. and Virtual Personalities, Inc. This list may not be complete and may change and substantially increase over time.

     Some of the Company's existing and potential competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than the Company. Such competitors are able to commit operating resources to product development and enhancement, engage in more thorough marketing campaigns for their products and services, be more aggressive from a pricing standpoint and make more attractive offers to potential employees and partners.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

     The Company will be relying upon trade secrets, know-how, copyrights and continuing technological innovations to develop and maintain its competitive position. The Company seeks to protect such information, in part, by confidentiality agreements with its corporate partners, collaborators, employees and consultants. These agreements provide that all confidential information developed or made known during the course of the individual's or entity's relationship with the Company is to be kept confidential and not be disclosed to third parties except in specific circumstances. The Company has caused each of its employees to execute forms of Confidentiality and Inventions Agreements which provide that, to the extent permitted by applicable law, all inventions conceived by the individual during the individual's employment will remain the exclusive property of the Company. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors. Further, there can be no assurance that the Company will be able to protect its copyrights, trade secrets or that others will not independently develop substantially equivalent proprietary information and techniques.

     The Company has no patents or patent applications pending, nor does it have any registered copyrights. There can be no assurance that the existing or future patents of third parties will not have an adverse effect on the ability of the Company to continue to commercialize its products. Furthermore, there can be no assurance that other companies will not independently develop similar products or duplicate any of the Company's planned products or obtain patents that will require the

Company to alter its products or processes, pay licensing fees or cease development of its planned products. See "Risk Factors -- Intellectual Property and Other Proprietary Rights."

EMPLOYEES

     As of December 10, 1998, the Company had 28 full-time employees and two part-time interns. Of the Company's 28 full-time employees, 8 are involved in sales, marketing and administrative functions and 20 are involved in research and development. The Company will need to hire additional staff to accomplish its business development goals. There can be no assurance that the Company will be able to find, attract or retain such additional staff. See "Risk
Factors -- Dependence on Key Personnel; Need for Additional Personnel."

     The Company's employees are not represented by any labor unions. The Company considers its relations with its employees to be good.

SUB-CONTRACTORS AND EXTERNAL HUMAN RESOURCES

     To fulfill timely delivery of products, the Company is currently using external human resources and sub-contractors to develop its products. There can be no assurance that these external resources and sub-contractors will be available in the future, or that the current conditions and agreements with these contractors or resources will remain reasonable. See "Risk Factors -- Dependence on Third Party Contractors."

FACILITIES

     The Company rents 7,334 square feet of office space at Four Copley Place, Suite 102, Boston, Massachusetts 02116, USA. The 36 month lease commenced February 1, 1998, at an annual rental of $205,332. The management of the Company is aware of the fact that additional office space will be required in fiscal 1999 due to the planned expansion of the Company. The Company believes, however, that it will be able to obtain any additional space in a timely manner and on commercially reasonable terms.

LEGAL PROCEEDINGS

     There are no material legal proceedings pending or, to the Company's knowledge, threatened against the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding the executive officers and directors of the Company as of December 10, 1998:

NAME                                     AGE    POSITION
----                                     ---    --------
Eberhard Schoneburg....................  42     President, Chief Executive Officer and
                                                  Chairman of the Board
Bruno Gabriel..........................  52     Director
Elmar Wohlgensinger(1)(2)..............  59     Director
Hartmut Bergmann(1)(2).................  48     Director
Robert Pantano.........................  38     Chief Financial Officer
Klaus Kater............................  31     Chief Technology Officer

---------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     Eberhard Schoneburg has been President and a member of the Board of Directors of the Company since November 1994. He was Chief Executive Officer from November 1994 to May 1996 and from October 1997 to the present. Mr. Schoneburg has been the Chairman of the Board of Directors of the Company since the founding of the Company. The Company was founded in November 1994 as Neurotec International Corp., a wholly-owned subsidiary of Neurotec Hochtechnologie GmbH ("Neurotec GmbH"), a German multimedia and Internet solutions company owned by Mr. Schoneburg and two corporate investors: a major German retailer and an industrial conglomerate. Neurotec GmbH was part of the Neurotec Group, a group of high tech companies founded in Germany by Mr. Schoneburg in 1993. In 1997 he sold all of his shares in Neurotec GmbH to the remaining stockholders and contemporaneously purchased 100% of the shares of the Company from Neurotec GmbH. From 1989 to 1994 Mr. Schoneburg was a professor for industrial applications of artificial intelligence at Fachhochschule Furtwangen, Germany. From 1988 to 1993, he was the Chairman of the BIT Group, a group of five German high tech companies which he founded in 1988.

     Mr. Schoneburg was awarded the First Prize of the Berlin Innovation Award in 1990 for the development of the First European Neural Compiler and again in 1992 for the development of an expert system for detecting chemical hazards for Procter and Gamble. He has published five course books on a wide variety of topics such as computer viruses, neural networks, evolution strategies and genetic programming and over 60 research papers on related topics. He is also a member of the jury of the Golden Award of Montreux.

     Bruno Gabriel joined the Company's Board of Directors in September 1998. Since 1989, Mr. Gabriel has been a management consultant to several European companies. From 1984 to 1989, he was the Chief Executive Officer and President of the ALSO Group, a European distributor of personal computers and computer equipment which he founded in 1984. From 1978 to 1984, Mr. Gabriel was the Chief Executive Officer of ADV/ORGA Switzerland, a software and consulting company. From 1976 until 1978, he was manager for new media at Tagesanzeiger Zurich, a Swiss newspaper company. Mr. Gabriel began his career in 1971 as a manager for software development at the Telekurs AG, a Swiss telecommunications company.

     Elmar Wohlgensinger joined the Company's Board of Directors in September 1998. He has worked for the IHA Institute, a Swiss market research company, since 1961 where he has been a member of the board since 1970 and President since 1980. Mr. Wohlgensinger is a Vice President of ATAG Holding, an accounting firm, and has been a member of ATAG Ernst & Young management, an accounting firm, since 1991. Mr. Wohlgensinger also serves on the boards of German GFK, EKN

Bank Nidwalden, Schweizerische Gesellschaft Fuer Marketing and the Chamber of Commerce of Central Switzerland.

     Hartmut Bergmann has been appointed to join the Board of Directors upon completion of the Offering pursuant to an agreement between the Company and the Representatives. See "Underwriting." Mr. Bergmann has been Chairman of the Management Board of New York Broker Deutschland AG since 1990. From 1976 until he joined New York Broker Deutschland AG, he was with Hornblower Fischer AG, a regional German brokerage firm where he was a Member of the Management Board from 1976 through 1989. Previously he was a financial consultant with Merrill Lynch in Germany.

     Robert Pantano, the Company's Chief Financial Officer, joined the Company in April 1995 as an accountant, was appointed Controller and Director of Human Resources in 1996 and was promoted to his present position in September 1997. From 1993 until joining the Company, Mr. Pantano worked as the Controller and General Manager of Intertech International Corp., an international engineering firm. From 1990 to 1993, he was a Principal with Global Vision International, an international export trade consulting firm specializing in central and eastern Europe. Mr. Pantano holds a B.A. in accounting from Bentley College.

     Klaus Kater joined the Company as Chief Technology Officer in May 1998. From December 1997 through April 1998, Mr. Kater provided consulting services to the Company. Prior to that time, from June 1997 to December 1997, he was Managing Director for the mediaCenter Research Institute GmbH, a German multimedia research center and a subsidiary of Neurotec GmbH. From March 1996 to July 1997, Mr. Kater worked as a freelance consultant, coordinating the activities of the Wirtschaftsforderungsgesellschaft Business Development Institute in the context of multimedia initiatives, and concurrently from 1993 to 1996, he worked for Neurotec GmbH, where he served as project manager for chemical expert systems. From 1992 to 1993, Mr. Kater was a project manager at Expert Informatik GmbH, where he managed a team that developed an expert system for Procter & Gamble. From 1990 to 1992, he ran his own company Kater & Stirm Softwareentwicklung GbR which produced and sold software for the hotel management market. Mr. Kater holds a degree in computer science and artificial intelligence from Fachhochschule of Furtwangen in Germany.

BOARD OF DIRECTORS

     The Board of Directors of the Company will be divided into three classes as nearly equal in number as possible upon consummation of this Offering. Each year the stockholders will elect the members of one of the three classes to a three-year term of office. Mr. Wohlgensinger will serve in the class whose term expires in 1999; Mr. Gabriel will serve in the class whose term expires in 2000; and Mr. Schoneburg will serve in the class whose term expires in 2001. Upon consummation of the Offering, the Representatives will have the right to appoint one member of the Board of Directors of the Company for a period of five years. The Representatives have named Hartmut Bergmann as their appointee and he will be elected to the class whose term expires in 2000 effective upon consummation of the Offering.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has a Compensation Committee which makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company, including salaries and incentive compensation for executive officers. Initially, the whole Board will take action on the recommendations of the Compensation Committee and will administer the 1998 Equity Incentive Plan. The Board also has an Audit Committee, which reviews the results and scope of audits and other services provided by the Company's independent public accountants and matters relating to the Company's internal control systems.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Wohlgensinger and Bergmann, both non-employee directors, will constitute the Company's Compensation Committee. No executive officer of the Company will serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company receive $3,000 for each meeting of the Board of Directors attended and are reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings. Non-employee directors are also eligible for participation in the Company's 1998 Equity Incentive Plan, and the Company may in the future grant non-qualified stock options to non-employee directors as an incentive to join or remain on the Board of Directors.

ADVISORY BOARD

     The Company's Advisory Board consists of individuals with demonstrated expertise in fields related to the Company's business who advise the Company concerning long-term planning, research and development. Members also evaluate the Company's research programs, recommend personnel to the Company and advise the Company on technology matters. The Advisory Board has advised the Company on specific marketing, management and artistic technical issues. Advisory Board members are compensated on a time and expenses basis and have received options to purchase shares of Common Stock of the Company.

     No member of the Advisory Board is employed by the Company, and members may have other commitments to or consulting or advisory contracts with their employers or other entities that may conflict or compete with their obligations to the Company. Accordingly, such persons are expected to devote only a small portion of their time to the Company. The members of the Company's Advisory Board are:

            ADVISOR                     AFFILIATION                 EXPERTISE
--------------------------------  -----------------------    -----------------------
Hermann Wolf Richter............  HWR Strategic Marketing    Internet and Multimedia
Prof. Petr Vrana................  Universitat of Kassel      Media Arts
Prof. Paulo Gaudino, Ph.D.......  Boston University          Neural Science and
                                                             Cognitive Computing

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION. The following table sets forth certain information with respect to compensation paid or accrued for services rendered to the Company in all capacities for the fiscal year ended December 31, 1997 by its present and former Chief Executive Officer (the "Named Executive Officers"). No other executive officer of the Company earned greater than $100,000 in the fiscal year ended December 31, 1997(1).

                           SUMMARY COMPENSATION TABLE

                                                     ANNUAL COMPENSATION
                                        ---------------------------------------------
                                                                         OTHER ANNUAL
NAME AND PRINCIPAL POSITION(1)          YEAR    SALARY($)    BONUS($)    COMPENSATION
------------------------------          ----    ---------    --------    ------------
Eberhard Schoneburg
  President and Chief
  Executive Officer(2)................  1997    $ 54,254       --          $22,500(3)
Pamela A. Tomkinson
  Former Chief Executive
  Officer(4)..........................  1997    $113,861       --           --

---------------
(1) Neither Robert Pantano, who became the Company's Chief Financial Officer in September 1997, nor Klaus Kater, who became the Company's Chief Technology Officer in May 1998, had total compensation which exceeded $100,000 in the fiscal year ended December 31, 1997. However, both Mr. Pantano and Mr. Kater entered into employment agreements with the Company on May 1, 1998, under which each will receive an annual base salary of $100,000. See "-- Executive Employment Agreements."

(2) Mr. Schoneburg assumed the position of Chief Executive Officer in October 1997.

(3) Consists of rent paid by the Company for an apartment occupied by Mr. Schoneburg. The Company ceased making such payments in January 1998.

(4) Ms. Tomkinson resigned as Chief Executive Officer on October 20, 1997.

     OPTION GRANTS. There were no options granted by the Company during the fiscal year ended December 31, 1997 to any of the Named Executive Officers.

     OPTION EXERCISES AND YEAR-END OPTION VALUES. The Named Executive Officers did not exercise any options during the fiscal year ended December 31, 1997 and did not hold any stock options at December 31, 1997.

EXECUTIVE EMPLOYMENT AGREEMENTS

     Under an Executive Employment Agreement dated July 1, 1998, and amended and restated as of September 1, 1998, the Company has agreed to employ Eberhard Schoneburg as President, Chief Executive Officer and Chairman of the Board of Directors for a period of three years at an initial annual base salary of $240,000 plus an incentive bonus equal to 3% of the Company's income from operations. The agreement also provides that the annual base salary will increase as determined by the Board but at not less than 10% per year. If Mr. Schoneburg is terminated without cause (including a failure to renew the agreement) or if he terminates his employment for "good reason" (as defined in the agreement), he will be entitled to receive a lump sum payment of one to three times (depending upon whether such termination occurs before or after a change of control of the Company) the sum of (i) his base salary plus (ii) the greater of the average of his two most recent annual bonuses or his annual bonus payable in the year of termination. The agreement also contains a non-compete and non-solicitation provision which covers the longer of the term of his employment or any time period during which he serves as a director of the Company, plus a period of one year thereafter.

     Pursuant to Employment Agreements dated May 1, 1998, the Company has agreed to employ Robert Pantano as Chief Financial Officer and Klaus Kater as Chief Technology Officer (each an "Officer" and collectively, the "Officers") for at least eighteen months at initial annual base salaries of $100,000. The agreements also provide that the Officers are entitled to participate in any bonus and incentive programs that may be in effect for employees of the Company and that the Officers' base salaries will be reviewed at least annually by the Company's Chief Executive Officer and may be adjusted upward at such time at the sole discretion of the Chief Executive Officer. On May 1, 1999 the Officers will each be entitled to receive stock options with a fair market value of $25,000. If either Officer is terminated by the Company without "cause" (as defined in the agreements) or if he terminates his employment for "good reason" (as defined in the agreements) he is entitled to severance pay, at the rate in effect on the termination date, for a period of six months. The agreements also contain non-compete and non-solicitation provisions which cover the term of the Officer's employment plus any additional time during which the Officer is receiving any severance benefits from the Company, as well as confidentiality and assignment of invention and intellectual property provisions.

EMPLOYEE BENEFIT PLANS

     1998 EQUITY INCENTIVE PLAN. The Company's 1998 Equity Incentive Plan (the "Incentive Plan") was approved by the Company's Board of Directors and its stockholders in April 1998. The Incentive Plan authorizes the grant of incentive stock options within the meaning of Section 422 of the Internal

Revenue Code of 1986, as amended (the "Code"), non-qualified stock options, stock grants and certain stock equivalents (including, but not limited to, phantom stock, performance units, dividend equivalents and stock appreciation rights) (collectively "stock awards"). A total of 1,200,000 shares of Common Stock (subject to adjustment for stock splits and similar capital changes) have been reserved for issuance under the Incentive Plan, and 26,083 shares had been issued pursuant to stock awards granted under the Incentive Plan, 755,569 shares were subject to outstanding options and 418,348 shares were available for future grant. Grants of stock awards under the Incentive Plan and all questions of interpretations with respect to the Incentive Plan are determined by the Compensation Committee of the Board of Directors of the Company or the whole Board of Directors, if applicable.

     In the event of a change of control of the Company, the Compensation Committee in its discretion may, at the time a stock award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or payment of a stock award; (ii) provide for payment of cash or other property with a fair market value equal to the amount that would have been received upon the exercise or payment of a stock award had the stock award been exercised or paid upon the change in control; (iii) adjust the terms of a stock award in a manner determined by the Compensation Committee to reflect the change in control; (iv) cause a stock award to be assumed, or new rights substituted therefor, by another entity; or (v) make such other provision as the Compensation Committee may consider equitable and in the best interests of the Company.

     401(K) PLAN. The Company's 401(k) Profit Sharing Plan (the "401(k) Plan") covers substantially all employees of the Company. Each year, participants may contribute from 2% to 15% of pretax annual compensation, subject to the statutory limit (a maximum of $10,000 in 1998). In addition, the Company makes a matching contribution equal to 50% of each participant's elective contribution up to a maximum of 1.5% of the participant's annual compensation. Participants are immediately vested in their contributions plus actual earnings thereon. A participant is 100% vested in the Company's matching contributions after five "years of service" (as defined in the 401(k) Plan).

LIMITATION OF DIRECTORS' LIABILITY AND INDEMNIFICATION

     The Delaware General Corporation Law (the "DGCL") authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The Certificate of Incorporation of the Company limits the liability of directors of the Company to the Company or its stockholders to the fullest extent permitted by Delaware law. See "Description of Capital Stock -- Delaware Law and Certain Charter and Bylaw Provisions."

     The Certificate of Incorporation of the Company provides mandatory indemnification rights to any officer or director of the Company who, by reason of the fact that he or she is an officer or director of the Company, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such officer or director in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL. Such limitation of liability and indemnification may not apply to liabilities arising under the Federal securities laws and does not affect the availability of equitable remedies.

     There is no pending litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification by the Company will be required or permitted. The Company is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS

DIRECTORS AND EXECUTIVE OFFICERS

     The Company was founded in November 1994 as Neurotec International Corp., a wholly-owned subsidiary of Neurotec Hochtechnologie GmbH ("Neurotec GmbH"), a German multimedia and Internet solutions company owned by Eberhard Schoneburg, Artificial Life's President, Chief Executive Officer and Chairman, and two corporate investors: a major German retailer and an industrial conglomerate. In July 1997, Mr. Schoneburg sold all of his shares of Neurotec GmbH to the remaining two stockholders for approximately $1,027,000 and contemporaneously purchased 100% of the shares of the Company (Neurotec International Corp.) from Neurotec GmbH for approximately $500,000. See "Note 1 of Notes to Financial Statements."

     On June 29, 1998, Mr. Schoneburg loaned the Company $500,000 at an annual interest rate of 10%. The full amount of the loan, including principal and all accumulated interest thereon, is due and payable on January 1, 2000.

     Prior to the date of the Management Buyout, Mr. Schoneburg received fixed compensation payments of $5,000 each month with additional compensation, if any, determined by the former parent based on the level of activities dedicated by Mr. Schoneburg to the Company versus other subsidiaries of the former parent.

     Beginning January 1, 1998, Mr. Schoneburg's salary was deferred. During the time that his salary was deferred, the Company made net advances to Mr. Schoneburg of approximately $273,000 for living and personal expenses. On September 25, 1998 the Company paid Mr. Schoneburg a total of $175,385 representing 38 weeks of deferred salary. Mr. Schoneburg used the after tax proceeds of this payment to repay a portion of the advances made to him during the deferral period.

     Prior to the time that they became directors of the Company in September 1998, Bruno Gabriel and Elmar Wohlgensinger provided consulting services to the Company. During that time, Messrs. Gabriel and Wohlgensinger advised the Company on strategic and logistical issues regarding the establishment of business opportunities outside the United States. In consideration for such services, in 1998 Mr. Gabriel was paid an aggregate of $70,100 by the Company and on June 30, 1998, Messrs. Gabriel and Wohlgensinger were granted options to purchase 184,426 and 163,934 shares of Common Stock, respectively. These options are exercisable immediately for a period of one year at an exercise price of $3.66 per share.

     In September 1998, the Company raised gross proceeds of $4,120,000 by completing a private placement of 824,000 shares of Common Stock with 23 investors at a price of $5.00 per share. Mr. Wohlgensinger, a director of the Company, purchased 80,000 shares of Common Stock in this private placement for an aggregate purchase price of $400,000.

     Future material transactions and loans will be made or entered into on terms that are no less favorable to the issuer than those that could be obtained from unaffiliated third parties, and any forgiveness of loans will be approved by a majority of the issuer's independent directors who do not have an interest in the transaction and who have access, at the issuer's expense, to issuer's or independent counsel.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table and footnotes set forth certain information regarding the beneficial ownership of the Company's Common Stock as of December 10, 1998, and as adjusted to reflect the sale of the shares offered by the Company and the Selling Stockholder in this Offering, by (i) persons known by the Company to be beneficial owners of more than 5% of the outstanding shares of Common Stock,
(ii) the Selling Stockholder, (iii) the Named Executive Officers and other executive officers, (iv) each director of the Company and (v) all current executive officers and directors as a group:

                                           SHARES OF                          SHARES OF
                                          COMMON STOCK                       COMMON STOCK
                                          BENEFICIALLY                       BENEFICIALLY
                                         OWNED PRIOR TO                      OWNED AFTER
                                        THE OFFERING(1)                    THE OFFERING(1)
NAME AND ADDRESS(2) OF               ----------------------   SHARES    ----------------------
BENEFICIAL OWNER                      NUMBER     PERCENT(3)   OFFERED    NUMBER     PERCENT(3)
----------------------               ---------   ----------   -------   ---------   ----------
Eberhard Schoneburg(4).............  5,967,377     75.8%      200,000   5,767,377     62.2%
Cybermind Interactive Europe AG....    409,836      5.2%           --     409,836      4.4%
  Am Borsigturm 48
  13507 Berlin
  Germany
Pamela A. Tomkinson(5).............          0         *           --           0         *
Robert Pantano(6)..................     41,442         *           --      41,442         *
Klaus Kater(6).....................     41,442         *           --      41,442         *
Bruno Gabriel(7)...................    774,426      9.6%           --     774,426      8.2%
Elmar Wohlgensinger(8).............    243,934      3.0%           --     243,934      2.6%
Hartmut Bergmann(9)................          0         *           --           0         *
All current executive officers and
  directors as a group (6
  persons)(10).....................  7,068,621     85.1%      200,000   6,868,621     70.8%

---------------
  *  Less than 1%

  (1) Shares of Common Stock that an individual or group has the right to acquire within 60 days of December 10, 1998, pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, the Company believes that the stockholders named in this table have sole voting and investment power with respect to all shares of Common Stock shown to be beneficially owned by them based on information provided to the Company by such stockholders.

  (2) The address of all persons who are executive officers or directors of the Company is: c/o Artificial Life, Inc., Four Copley Place, Suite 102, Boston, Massachusetts, 02116.

  (3) Percentage of ownership is based on 7,870,574 shares of Common Stock outstanding on December 10, 1998 and 9,270,574 shares of Common Stock outstanding after the completion of this Offering.

  (4) If the Underwriters exercise the over-allotment option to purchase up to 200,000 shares from Mr. Schoneburg in full, Mr. Schoneburg will beneficially own 5,567,377 shares of Common Stock, or 58.5% of the outstanding Common Stock, after this Offering.

  (5) Ms. Tomkinson resigned as Chief Executive Officer of the Company on October 20, 1997.

  (6) Consists solely of shares subject to stock options which are currently exercisable.

  (7) Includes 184,426 shares subject to stock options which are currently exercisable.

  (8) Includes 163,934 shares subject to stock options, which are currently exercisable.

  (9) Mr. Bergmann will become a director upon consummation of the Offering. See "Underwriting."

 (10) Includes 431,244 shares subject to stock options which are currently exercisable.

                          DESCRIPTION OF CAPITAL STOCK

     Effective upon consummation of the Offering, the Company's authorized capital stock will consist of 30,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"), and 5,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"). Upon completion of this Offering, there will be 9,270,574 shares of Common Stock and no shares of Preferred Stock outstanding. As of December 10, 1998, there were 7,870,574 shares of Common Stock outstanding, held of record by 35 stockholders. In addition, as of December 10, 1998 there were outstanding options to purchase 755,569 shares of Common Stock. Upon consummation of the Offering, there will be outstanding warrants to purchase 160,000 shares of Common Stock.

COMMON STOCK

     Upon consummation of the Offering, the 53,278 outstanding shares of Non-Voting Common Stock will be automatically converted into 53,278 shares of Voting Common Stock and the Company's Certificate of Incorporation will not authorize the issuance of any shares of Non-Voting Common Stock in the future.

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to the rights and preferences of the holders of any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends as are declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock have the right to a ratable portion of assets remaining after the payment of all debts and other liabilities of the Company, subject to the liquidation preferences of the holders of any outstanding Preferred Stock. Holders of Common Stock have neither pre-emptive rights nor rights to convert their Common Stock into any other securities and are not subject to future calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the shares offered hereby upon issuance and sale will be, fully paid and non-assessable. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of Preferred Stock that the Company may designate and issue in the future.

PREFERRED STOCK

     The Board of Directors is authorized, subject to certain limitations prescribed by Delaware law, without further action by the stockholders, to issue shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, the number of shares constituting any series and the designation of such series. The Company believes that the Board of Directors' power to set the terms of, and the Company's ability to issue, Preferred Stock will provide flexibility in connection with possible financing transactions in the future. The issuance of Preferred Stock, however, could adversely affect the voting power of holders of Common Stock and decrease the amount of any liquidation distribution to such holders. The presence of outstanding Preferred Stock could also have the effect of delaying, deterring or preventing a change in control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

REPRESENTATIVES' WARRANTS

     Upon consummation of the Offering, the Representatives will be granted a warrant to purchase 160,000 shares of Common Stock at an exercise price equal to 120% of the initial public offering price. This warrant is exercisable for a four year period beginning on the first anniversary of the date on which this Prospectus is declared effective by the Commission and expires on the fifth anniversary of such date. The number of shares for which the warrant is exercisable is subject to adjustment for stock splits, combinations or dividends and reclassifications, exchanges or substitutions. See "Underwriting."

REGISTRATION RIGHTS

     The holders of 1,287,114 shares of Common Stock (the "Registrable Shares") issued in Private Placements in June 1998 and September 1998 have "piggyback" registration rights to request that the Company register any of such shares in the event that the Company proposes to register any of its securities under the Securities Act (other than in connection with an acquisition or issuance of stock options or pursuant to a Form S-8 (for use with certain Company employee benefit plans), Form S-4 (for use in connection with certain business combinations involving the Company) or comparable registration statement). However, if such piggyback registration rights are exercised in connection with an underwritten public offering of the Company's Common Stock, the managing underwriter of such an offering has the right to reduce the number of such shares to be included in such public offering. In addition, holders of Common Stock representing 824,000 of the Registrable Shares have the right, without limitation, to register up to an aggregate of 20% of such shares concurrently with the Offering. The Company has registered 164,800 of the Registrable Shares on behalf of the Registering Stockholders. Except for these shares, no other Registrable Shares will form a part of the shares of Common Stock registered in this Offering. The holders of the 164,800 Registrable Shares being registered concurrently herewith have entered into 180 day lock-up agreements and the holders of 1,074,314 of the Registrable Shares have entered into one year lock-up agreements. See "Concurrent Registration."

     All expenses incurred in connection with such registrations (other than underwriters' discounts and commissions and stock transfer fees and expenses) and the fees and expenses of legal counsel to selling stockholders will be borne by the Company.

DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

     The provisions of the Certificate of Incorporation and Restated Bylaws ("the Bylaws") of the Company discussed below could make more difficult or discourage a proxy contest or other change in the Company's management or the acquisition or attempted acquisition of control by a holder of a substantial amount of the Company's voting stock. It is possible that such provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or those of the Company.

     The Company is subject to the anti-takeover provisions of Section 203 of the DGCL. In general, Section 203 prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of
Section 203, a "business combination" is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

     The Board of Directors of the Company will be divided into three classes as nearly equal in number as possible upon consummation of the Offering. Each year the stockholders will elect the members of one of the three classes to a three-year term of office. Upon consummation of the Offering, Mr. Wohlgensinger will serve in the class whose term expires in 1999; Messrs. Gabriel and Bergmann will serve in the class whose term expires in 2000; and Mr. Schoneburg will serve in the class whose term expires in 2001. All directors elected to the Company's classified Board of Directors will serve until the election and qualification of their respective successors or their earlier resignation or removal. The Board of Directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The person filling such position would serve for the term applicable to that class. The Board of Directors (or its remaining members, even if less than a quorum) is also empowered to fill vacancies on the Board of Directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. So long as Eberhard Schoneburg, the Company's President, Chief Executive Officer and Chairman, directly or beneficially owns at least a majority of the outstanding shares of capital stock then entitled to vote at an election of the directors, members of the Board of Directors may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the outstanding shares of capital stock then entitled to vote. However, if at any time Mr. Schoneburg shall cease to directly or beneficially own at least a majority of the outstanding shares of capital stock then entitled to vote at an election of the directors, members of the Board of Directors may be removed from office only for cause by the affirmative vote of the holders of a majority of the outstanding shares of capital stock then entitled to vote. A director may be removed for cause only after a reasonable notice and opportunity to be heard by the stockholders. These provisions are likely to increase the time required for stockholders to change the composition of the Board of Directors.

     The Company's Bylaws provide that, for nominations to the Board of Directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice generally must be delivered not less than 60 days nor more than 90 days prior to the annual meeting. If the meeting is not an annual meeting, the notice must generally be delivered not more than 90 days prior to the special meeting and not later than the later of 60 days prior to the special meeting or ten days following the day on which public announcement of the meeting is first made by the Company. Only such business may be conducted at a special meeting of stockholders as is brought before the meeting pursuant to the Company's notice of meeting. The notice by a stockholder must contain, among other things, certain information about the stockholder delivering the notice and, as applicable, background information about the nominee or a description of the proposed business to be brought before the meeting.

     The Certificate of Incorporation also requires that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Special meetings of the stockholders may be called only by the Board of Directors of the Company pursuant to a resolution adopted by a majority of the total number of directors authorized.

     The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless the corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. The Certificate of Incorporation of the Company requires the affirmative vote of the holders of at least 70% of the outstanding voting stock of the Company, voting together as a single class, to amend or repeal any of the provisions discussed in this section entitled "Delaware Law and Certain Charter and Bylaw Provisions" or to reduce the number of authorized shares of Common Stock or Preferred Stock. Such 70% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. Such 70% vote is also required for any amendment to, or repeal of, the Company's Bylaws by the stockholders. The Bylaws may also be amended or repealed by a simple majority vote of the Board of Directors.

     As permitted by the DGCL, the Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for beach of the director's fiduciary duties as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 or successor provisions of the DGCL, or (iv) for any transaction from which the director derives an improper personal benefit.

     The Certificate of Incorporation and Bylaws of the Company provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law (except, in some circumstances, with respect to suits initiated by the director or officer) and advance expenses to such directors or officers to defend any action for which rights of indemnification are provided. In addition, the Certificate of Incorporation and Bylaws of the Company also permit the Company to grant such rights to its employees and agents. The Bylaws also provide that the Company may enter into indemnification agreements with its directors and officers and purchase insurance on behalf of any person whom it is required or permitted to indemnify. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors, officers and employees.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company. The transfer agent's telephone number is (212) 936-5100.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this Offering, there has been no market for the Common Stock of the Company. The Company can make no prediction as to the effect, if any, that sales of shares or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of significant amounts of the Common Stock in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices. See "Risk Factors -- Shares Eligible for Future Sale."

     Upon completion of this Offering, the Company expects to have 9,270,574 shares of Common Stock outstanding (excluding 755,569 and 160,000 shares reserved for issuance upon the exercise of outstanding stock options and the Representatives' Warrant, respectively) (9,310,574 shares of Common Stock outstanding if the Underwriters' over-allotment option is exercised in full). Of these shares, the 1,600,000 shares offered hereby will be freely tradable without restrictions or further registration under the Securities Act, except for any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Rule 144"), which shares will be subject to the resale limitations imposed by Rule 144, as described below.

     All of the remaining 7,670,574 shares of Common Stock outstanding will be "restricted securities" within the meaning of Rule 144 and may not be resold in the absence of registration under the Securities Act, except pursuant to exemptions from such registration including, among others, the exemption provided by Rule 144. Of the restricted securities, no shares are eligible for sale in the public market immediately after this Offering pursuant to Rule 144(k) under the Securities Act ("Rule 144(k)"). A total of 5,767,377 restricted securities will be eligible for sale in the public market in accordance with Rule 144 beginning 90 days after the date of this Prospectus. Taking into consideration the effect of the lock-up agreements described below and the provisions of Rules 144 and 144(k), no restricted shares will be eligible for sale until the expiration of the lock-up agreements one year after the date of this Prospectus, subject to the provisions of Rule 144.

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are required to be aggregated) whose restricted securities have been outstanding for at least one year, including a person who may be deemed an "affiliate" of the Company, may only sell a number of shares within any three-month period which does not exceed the greater of (i) one percent of the then outstanding shares of the Company's Common Stock (approximately 92,705 shares after this Offering) or (ii) the average weekly trading volume in the Company's Common Stock in the four calendar weeks immediately preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. A person who is not an affiliate of the issuer, has not been an affiliate within three months prior to the sale and has owned the restricted securities for at least two years is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above.

     Beginning 90 days after the date of this Prospectus, certain shares issued or issuable upon the exercise of options granted by the Company prior to the date of this Prospectus will also be eligible for sale in the public market pursuant to Rule 701 under the Securities Act ("Rule 701"). In general, Rule 701 permits resales of shares issued pursuant to certain compensatory benefit plans and contracts, commencing 90 days after the issuer becomes subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended, in reliance upon Rule 144, but without compliance with certain restrictions of Rule 144, including the holding period requirements. As of December 10, 1998, the Company has granted options covering 755,569 shares of Common Stock that have not yet been exercised and which become exercisable at various times in the future. Any shares of Common Stock issued upon the exercise of options, in addition to the 701 Shares (as defined below), will be eligible for sale pursuant to Rule 701.

     As of December 10, 1998, the Company has also issued 26,083 shares of Common Stock pursuant to the exercise of stock options (the "701 Shares").

     The executive officers and directors and certain other existing stockholders of the Company, who beneficially own in the aggregate 7,457,774 shares of Common Stock and holders of options to purchase 566,072 shares of Common Stock, have agreed that they will not, without the prior written consent of New York Broker, Inc., offer, pledge, sell, contract to sell, grant any option to purchase or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock for a period of one year after the date of this Prospectus, and, with respect to 164,800 Registrable Shares (as defined below) to be registered on behalf of the Registering Stockholders, for a period of 180 days after the date of this Prospectus.

     The holders of 1,287,114 shares of Common Stock are entitled to certain "piggyback" registration rights (the "Registrable Shares"). Registration of such shares under the Securities Act would result in such shares becoming fully tradeable without restriction (except for shares purchased by affiliates of the Company) immediately upon effectiveness of such registration. However, pursuant to the lock-up agreements, 1,074,314 of these shares of Common Stock may not be sold for one year after the date of this Prospectus without the prior written consent of New York Broker, Inc. If such holders, by exercising their rights, cause a large number of shares to be registered and sold on the public market, such sales could have a material adverse effect on the market price of the Company's Common Stock. Concurrently with the Offering, the Company is registering an aggregate of 164,800 shares of Common Stock for sale by the Registering Stockholders; however, such shares may not be sold, without the consent of New York Broker, Inc., until 180 days after the date of this Prospectus. See "Concurrent Registration."

              CERTAIN U.S. TAX CONSEQUENCES TO GERMAN STOCKHOLDERS

     The following is a general discussion of certain U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of Common Stock by a holder that, for U.S. federal income tax purposes, is not a "United States person" and that, for purposes of the income tax treaty between the United States and Germany (the "Treaty"), is a resident of Germany (a "German Holder"). This discussion is based upon U.S. federal tax law and on the Treaty now in effect, each of which is subject to change, possibly retroactively. For purposes of this discussion, a "United States person" means a beneficial owner of Common Stock that is a citizen or resident of the United States; a corporation or partnership created or organized in the United States or under the law of the United States or of any State or the District of Columbia (except as may be provided otherwise by Treasury regulations); an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. trustees have the authority to control all substantial decisions of the trust. The Treaty provides that a person is a resident of Germany if that person is, under the laws of Germany, liable to tax in Germany by reason of domicile, residence, place of management, place of incorporation or any other criterion of a similar nature, provided that a person who is liable to tax in Germany in respect only of income from sources in Germany or capital situated therein is not a resident of Germany, and income derived or paid by a partnership, estate or trust is treated as the income of a resident of Germany only to the extent it is subject to tax in Germany as the income of a resident, either in its hands or in the hands of its partners or beneficiaries.

     This discussion does not consider any specific facts or circumstances that may apply to a particular German Holder. Each prospective investor is urged to consult his tax adviser regarding the U.S. federal tax consequences of acquiring, holding and disposing of Common Stock, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

DIVIDENDS

     Pursuant to the Treaty, a dividend paid to a German Holder generally will be subject to withholding of U.S. federal income tax at the rate of 15% or, in the case of a German Holder that is a company that owns at least ten percent of the Company's voting shares, five percent, in lieu, in each case, of a 30% statutory rate of withholding that otherwise would apply. However, if the dividend is effectively connected with the conduct of trade or business in the United States through a permanent establishment of the German Holder in the United States, the dividend will be subject to the U.S. federal income tax on net income that applies to U.S. persons generally, and if the German Holder provides the Company with the appropriate Internal Revenue Service form, the dividend will not be subject to withholding. In addition to the tax on net income, in the case of a German Holder that is a corporation, the dividend will be subject to the U.S. branch profits tax (which, in general, is imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits) at the rate set forth above that applies to the German Holder on dividends received by the German Holder.

     Under current law, dividends paid to an address in a country outside the United States are presumed to be paid to a resident of that country (unless the payer has knowledge to the contrary) for purposes of the U.S. withholding tax and, under the current interpretation of U.S. Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under new U.S. Treasury regulations that go into effect on January 1, 2001, a German Holder who wishes to claim the benefit of the Treaty (and avoid backup withholding, as discussed below) will be required to satisfy applicable certification and other requirements.

GAIN ON DISPOSITION

     A German Holder generally will not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of Common Stock unless (i) the gain is effectively connected with the conduct of trade or business by the German Holder within the United States through a permanent establishment in the United States, (ii) in the case of any German Holder who is a nonresident alien individual and holds the Common Stock as a capital asset, the holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met or (iii) the Company is or, within the preceding five years, was a "United States real property holding corporation" for U.S. federal income tax purposes (in which case the gain realized by a German Holder generally will be treated as effectively connected with trade or business conducted in the United States and subject to withholding, but, if the Company's stock is regularly traded within the meaning of section 897 of the Code on an established securities market, only in the case of a German Holder that owns or, within the preceding five years, owned more than five percent of the Company's stock). The Company believes that it is not currently a United States real property holding corporation. Gain described in clause (i) or (iii) above will be subject to the U.S. federal income tax on net income that applies to U.S. persons generally and, in the case of a German Holder that is a corporation, to the U.S. branch profits tax. A German Holder described in clause (ii) above will be subject to a 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses recognized in the same taxable year (even though the individual is not a resident of the United States).

FEDERAL ESTATE TAX

     Pursuant to the estate tax treaty between the United States and Germany, Common Stock owned or treated as owned by an individual who is not a citizen or domiciliary of the United States and who is a domiciliary of Germany on the date of death will not be included in that individual's estate for U.S. federal estate tax purposes, unless the Common Stock forms part of the business property of a permanent establishment of that individual situated in the United States.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     The Company must report annually to the Internal Revenue Service and to each German Holder the amount of dividends paid to, and the tax withheld with respect to, that holder. The information also may be made available to the tax authorities of Germany.

     Under current law, backup withholding generally will not apply to dividends that are paid to a German Holder at an address outside the United States (unless the payer has knowledge that the payee is a United States person) and that are subject to the withholding of U.S. tax. Under new Treasury regulations that go into effect on January 1, 2000, however, a German Holder will be subject to backup withholding of tax, at the rate of 31% (rather than the rates of withholding prescribed by the Treaty), unless applicable certification requirements are met.

     Payment of the proceeds of a sale of Common Stock by or through a U.S. office of a broker is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is not a United States person or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to a payment made outside the United States of the proceeds of a sale of Common Stock by or through a foreign office of a broker. However, the U.S. information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds outside the United States if (i) the payment is made through an office outside the United States of a broker that, for U.S. federal income tax purposes, is a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for a specified period from the conduct of trade or business in the United States, and (ii) the broker fails to maintain documentary evidence in its records that the beneficial owner is not a United States person and certain other conditions are met, or that the beneficial owner otherwise is entitled to an exemption.

     Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's U.S. federal income tax liability provided the required information is provided to the Internal Revenue Service.

                                  UNDERWRITING

     Subject to the terms and conditions set out in the underwriting agreement, dated December 16, 1998, among the Company, the Selling Stockholder and the Underwriters (the "Underwriting Agreement"), the Underwriters, acting through New York Broker, Inc. (the "Representative") and New York Broker Deutschland AG (the "International Manager" and together with New York Broker, Inc., the "Representatives"), have severally agreed to purchase from the Company and from the Selling Stockholder, the number of shares of Common Stock set forth opposite their respective names below:

                                                              NUMBER OF
                            NAME                               SHARES
                            ----                              ---------
New York Broker, Inc. ......................................    152,551
New York Broker Deutschland AG..............................  1,447,449
                                                              ---------
          Total.............................................  1,600,000
                                                              =========

     Pursuant to the Underwriting Agreement, the shares of Common Stock are being offered and sold through two selling groups. New York Broker, Inc. is acting as Representative for the U.S. Selling Group which is offering and selling shares of Common Stock only in the United States. New York Broker Deutschland AG is acting as International Manager with respect to the International Selling Group which is offering and selling shares of Common Stock in all countries outside of the United States.

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below), if any are purchased. The Company and the Selling Stockholder have been advised that the Underwriters propose initially to offer the shares of Common Stock to the public at the offering price set forth on the cover page of this Prospectus and to certain selected dealers at such price less a concession not in excess of $0.425 per share. The public offering price and other selling terms may be changed by the Representative after the initial offering to the public.

     The Underwriting Agreement provides for indemnification among the Company, the Selling Stockholder and the Underwriters against certain liabilities in connection with this Offering, including liabilities under the Securities Act.

     The Company and the Selling Stockholder have granted the Underwriters an option exercisable during the 30 day period after the date of this Prospectus to purchase up to 40,000 and 200,000 additional shares of Common Stock, respectively, at the public offering price, less the Underwriting discounts and commissions, for the sole purpose of covering over-allotments, if any. To the extent that the Underwriters exercise such option, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the table above bears to the total number of shares in such table, and the Company and the Selling Stockholder will be obligated, pursuant to the option, to sell such shares to the Underwriters. If the Underwriters exercise this option but not in full, the shares to be sold by the Selling Stockholder pursuant to such option will be purchased by the Underwriters prior to any shares to be sold by the Company pursuant to such option.

     Upon consummation of the Offering, the Representatives will have the right to appoint one member to the Board of Directors of the Company for a period of five years. The Representatives have named Hartmut Bergmann as their appointee and he will be elected to the class whose term expires in 2000. Mr. Bergmann is Chairman of the Management Board of New York Broker Deutschland AG.

     The Company has agreed to pay the Underwriters a non-accountable expense allowance of three percent of the gross proceeds derived from the sale of the shares of Common Stock, of which

$30,000 has been paid to date. The Company has also agreed to pay all expenses in connection with qualifying the shares of Common Stock offered hereby for sale under the laws of such states as the Underwriters may designate, including expenses of counsel retained for such purpose by the Underwriters. The Company has also agreed to pay the expenses of the Selling Stockholder. In addition, the Company has agreed to pay the fees of German and United States counsel for the Underwriters which includes the cost of preparation of all filings with the Securities and Exchange Commission and the Nasdaq Stock Market which fees are customarily incurred by issuers.

     The Company has agreed to sell to the Representatives and their designees for $100 a warrant (the "Representatives' Warrant") to purchase up to 160,000 shares of Common Stock for a period of four years commencing one year from the date of this Prospectus at a price equal to 120% of the initial public offering price. During the Warrant exercise term, the holders of the Representatives' Warrant are given, at nominal cost, the opportunity to profit from a rise in the market price of the Company's Common Stock with a resulting dilution in the interest of other stockholders. In addition, during that period, the terms on which the Company will be able to obtain additional capital may be adversely affected, because the Representatives are likely to exercise the Representatives' Warrant at a time when the Company would, in all likelihood, be able to obtain capital by a new offering of securities on terms more favorable than those provided in the Representatives' Warrant. Any profit realized by the Representatives on the sale of the Representatives' Warrant or the underlying shares of Common Stock may be deemed additional underwriting compensation. See "Description of Capital Stock -- Representatives' Warrant." The Representative's Warrant is restricted from sale, transfer, assignment or hypothecation for a period of one year from the date of this Prospectus, except to officers of New York Broker, Inc. pursuant to the applicable rules and regulations of the National Association of Securities Dealers, Inc.

     The Company, and its officers, directors and certain other stockholders who beneficially own 7,457,774 shares in the aggregate, have agreed not to offer, pledge, sell, contract to sell, grant any option to purchase or otherwise dispose of, directly or indirectly, any shares of Common Stock, or any securities convertible into or exchangeable or exercisable for, or any rights to purchase or acquire, shares for a period of one year following the date of this Prospectus without the prior written consent of the Representative and, with respect to certain other stockholders owning, in the aggregate, 164,800 shares of Common Stock, for a period of 180 days after the date of the Prospectus without the prior written consent of the Representative. The Representative may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to such lock-up agreements.

     New York Broker, Inc. has advised the Company that it does not intend to confirm sales to any account over which it exercises discretionary authority. However, New York Broker Deutschland AG may sell up to approximately 62,000 shares to accounts over which it exercises discretionary authority.

     Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the liability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriters create a short position in the Common Stock in connection with the Offering, i.e., they sell a greater aggregate number of shares of Common Stock than is set forth on the cover page of this Prospectus, the Underwriters may reduce the short position by purchasing shares of Common Stock in the open market. The Underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The Underwriters may also impose a penalty bid on certain selling group members. This means that if the Underwriters purchase Common Stock in the open market to reduce the selling group members' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the selling group members who sold those shares of Common Stock as part of the Offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of a security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor the Representatives make any representations or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor the Representatives make any representations that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Prior to the Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the Common Stock was determined by negotiations between the Company and the Representatives of the Underwriters. Among the factors considered in such negotiations were prevailing market and general economic conditions, the market capitalizations, trading histories and stages of development of other traded companies that the Company and the Representatives believed to be comparable to the Company, the results of operations of the Company in recent periods, the current financial position of the Company, estimates of business potential of the company and the present state of the Company's development and the availability for sale in the market of a significant number of shares of Common Stock. Additionally, consideration was given to the general status of the securities market, the market conditions for new issues of securities and the demand for securities of comparable companies at the time the Offering was made.

                            CONCURRENT REGISTRATION

     Concurrently with this Offering, the Company is registering 164,800 shares of Common Stock for future sales by the Registering Stockholders. Each Registering Stockholder is free to offer and sell his or her shares of Common Stock at such time, in such manner, and at such prices as he or she shall determine. However, these shares are subject to a lock-up agreement with New York Broker, Inc. and may not be sold, without the consent of New York Broker, Inc., until 180 days after the date of this Prospectus.

                                 LEGAL MATTERS

     The validity of issuance of the Common Stock offered hereby will be passed upon for the Company by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.("Mintz Levin"), Boston, Massachusetts. Robert Duggan, a partner with Mintz Levin, is the Secretary of the Company. On November 10, 1998, the Company granted Mr. Duggan, another partner in Mintz Levin and an affiliate of Mintz Levin options to purchase 50,000, 15,000 and 35,000 shares of Common Stock, respectively. The options are exercisable immediately for a period of two years at an exercise price of $6.50 per share. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Greenberg Traurig, P.A., Miami, Florida.

                                    EXPERTS

     The financial statements of Artificial Life as of December 31, 1996, July 3, 1997 and December 31, 1997 and for the years ended December 31, 1995 and 1996 and for the periods January 1, 1997 to July 3, 1997 and July 4, 1997 to December 31, 1997 included in this Prospectus have been so included in reliance on the report of Wolf & Company, P.C., Boston, Massachusetts, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act, with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus, which is part of the Registration Statement, omits certain information, exhibits, schedules and undertakings set forth in the Registration Statement. For further information pertaining to the Company and the Common Stock, reference is made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents or provisions of any documents referred to herein are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the Registration Statement, reference is made to the exhibit so filed. The Registration Statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, DC 20549. Copies of the Registration Statement may be obtained from the Commission at prescribed rates from the Public Reference Section of the Commission at such address, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's Word Wide Web, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR.

     The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent public accountants, and will make available quarterly reports for the first three quarters of each fiscal year containing unaudited financial information and such other periodic reports as the Company may determine to be appropriate or as may be required by law or by Nasdaq.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-2
Financial Statements:
  Balance Sheets as of December 31, 1996, July 3, 1997
     (Predecessor), December 31, 1997, and September 30,
     1998 (unaudited) (Successor)...........................  F-3
  Statements of Operations for the years ended December 31,
     1995 and 1996, for the periods January 1, 1997 to July
     3, 1997 (Predecessor) and July 4, 1997 to December 31,
     1997, and for the period July 4, 1997 to September 30,
     1997 (unaudited) and for the nine months ended
     September 30, 1998 (unaudited) (Successor).............  F-4
  Statements of Changes in Stockholders' Equity for the
     years ended December 31, 1995 and 1996, for the periods
     January 1, 1997 to July 3, 1997 (Predecessor) and July
     4, 1997 to December 31, 1997, and for the nine months
     ended September 30, 1998 (unaudited) (Successor).......  F-5
  Statements of Cash Flows for the years ended December 31,
     1995 and 1996, for the periods January 1, 1997 to July
     3, 1997 (Predecessor) and July 4, 1997 to December 31,
     1997, and for the period July 4, 1997 to September 30,
     1997 (unaudited) and for the nine months ended
     September 30, 1998 (unaudited) (Successor).............  F-6
  Notes to Financial Statements.............................  F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Artificial Life, Inc.
Boston, Massachusetts

     We have audited the accompanying balance sheets of Artificial Life, Inc. (formerly Neurotec International Corp.) as of December 31, 1996, July 3, 1997 (Predecessor) and December 31, 1997 (Successor), and the related statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1995 and 1996, and the periods ended July 3, 1997 (Predecessor) and December 31, 1997 (Successor). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Artificial Life, Inc. as of December 31, 1996, July 3, 1997 and December 31, 1997, and the results of its operations and its cash flows for the years ended December 31, 1995 and 1996, and for the periods ended July 3, 1997 and December 31, 1997, in conformity with generally accepted accounting principles.

                                          Wolf & Company, P.C.

Boston, Massachusetts
November 16, 1998

                             ARTIFICIAL LIFE, INC.
                    (FORMERLY NEUROTEC INTERNATIONAL CORP.)

                                 BALANCE SHEETS
                                    (NOTE 1)

                                                             PREDECESSOR                   SUCCESSOR
                                                      -------------------------   ----------------------------
                                                      DECEMBER 31,    JULY 3,     DECEMBER 31,   SEPTEMBER 30,
                                                          1996          1997          1997           1998
                                                      ------------   ----------   ------------   -------------
                                                                                                  (UNAUDITED)
                                                    ASSETS
Current assets:
  Cash..............................................    $ 30,139     $   37,936     $ 22,382      $2,606,195
  Accounts receivable, trade (Note 1)...............          --        206,673      273,187              --
  Due from officer/stockholder (Note 3).............          --          3,802           --         172,773
  Due from former parent and affiliates (Note 3)....     251,502        191,377      243,499              --
  Refundable income taxes (Note 4)..................      18,868         13,333        6,336           8,336
  Prepaid expenses and other current assets.........      33,141         63,403       59,442          35,342
                                                        --------     ----------     --------      ----------
        Total current assets........................     333,650        516,524      604,846       2,822,646
                                                        --------     ----------     --------      ----------
Property and equipment:
  Furniture and fixtures............................     176,128        176,128       80,276         105,643
  Computer equipment................................     235,151        272,458      178,975         301,466
  Leasehold improvements............................     159,334        159,334       33,406          33,406
  Office equipment..................................      58,696         58,785       27,443          27,443
                                                        --------     ----------     --------      ----------
                                                         629,309        666,705      320,100         467,958
  Less accumulated depreciation and amortization....     173,829        257,316       45,066         118,962
                                                        --------     ----------     --------      ----------
                                                         455,480        409,389      275,034         348,996
                                                        --------     ----------     --------      ----------
Other assets:
  Net deferred tax asset (Note 4)...................      51,591         51,591           --              --
  Deferred costs in connection with initial public
    offering (Note 7)...............................          --             --           --         121,380
  Deposits and other assets.........................      44,610         45,529       94,392         116,974
                                                        --------     ----------     --------      ----------
                                                          96,201         97,120       94,392         238,354
                                                        --------     ----------     --------      ----------
                                                        $885,331     $1,023,033     $974,272      $3,409,996
                                                        ========     ==========     ========      ==========

                                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Note payable to former parent.....................    $ 77,922     $   68,844     $     --      $       --
  Accounts payable..................................     120,539        209,459      195,159         271,203
  Due to officer/stockholder........................          --             --       27,015              --
  Deferred revenue..................................          --             --      116,667              --
  Accrued expenses (Note 9).........................      52,176         97,367       95,252          80,201
  Net deferred tax liability (Note 4)...............       9,279          9,279           --              --
                                                        --------     ----------     --------      ----------
        Total current liabilities...................     259,916        384,949      434,093         351,404
                                                        --------     ----------     --------      ----------
Note payable -- officer/stockholder (Note 3)........          --             --           --         500,000
                                                        --------     ----------     --------      ----------
Commitments and contingencies (Note 5)
Stockholders' equity (Notes 7 and 8):
  Voting common stock, $.01 par value; 19,000,000
    shares authorized, 6,967,213 shares issued and
    outstanding in 1996 and 1997 and 7,817,296
    shares issued and outstanding in 1998...........      69,672         69,672       69,672          78,173
  Non-Voting common stock, $.01 par value; 1,000,000
    shares authorized, 53,278 shares issued and
    outstanding.....................................          --             --           --             533
  Additional paid-in capital........................     430,328        430,328      426,567       4,728,611
  Subscriptions and notes receivable from
    stockholders (Note 8)...........................          --             --           --        (988,682)
  Retained earnings (deficit).......................     125,415        138,084       43,940      (1,260,043)
                                                        --------     ----------     --------      ----------
        Total stockholders' equity..................     625,415        638,084      540,179       2,558,592
                                                        --------     ----------     --------      ----------
                                                        $885,331     $1,023,033     $974,272      $3,409,996
                                                        ========     ==========     ========      ==========

                See accompanying notes to financial statements.

                             ARTIFICIAL LIFE, INC.
                    (FORMERLY NEUROTEC INTERNATIONAL CORP.)

                            STATEMENTS OF OPERATIONS
                                    (NOTE 1)

                                       PREDECESSOR                                 SUCCESSOR
                          -------------------------------------   --------------------------------------------
                                YEARS ENDED         PERIOD FROM   PERIOD FROM     PERIOD FROM     NINE MONTHS
                               DECEMBER 31,          JANUARY 1     JULY 4 TO       JULY 4 TO         ENDED
                          -----------------------   TO JULY 3,    DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                             1995         1996         1997           1997           1997            1998
                          ----------   ----------   -----------   ------------   -------------   -------------
                                                                                          (UNAUDITED)
Revenues (Note 1):
  Former Parent and
    Affiliates (Note 3):
    Application
      Services..........  $1,216,716   $2,757,253   $  666,229     $  197,948     $  197,888      $        --
                          ----------   ----------   ----------     ----------     ----------      -----------
  Trade:
    Software license
      agreements........          --           --      116,667        116,667             --          116,667
    Application
      services..........          --       32,625      260,518        222,393        167,766          332,713
                          ----------   ----------   ----------     ----------     ----------      -----------
                                  --       32,265      377,185        339,060        167,766          449,380
                          ----------   ----------   ----------     ----------     ----------      -----------
         Total
           revenues.....   1,216,716    2,789,878    1,043,414        537,008        365,654          449,380
                          ----------   ----------   ----------     ----------     ----------      -----------
Operating expenses:
  Selling, general and
    administrative......     967,271    1,101,109      633,825        415,072        225,380        1,076,697
  Engineering -- former
    parent (Note 3).....     324,027       49,349       39,168             --             --               --
 Engineering -- other...     503,444      606,737      268,030        205,069         81,228          308,897
  Research and
    development.........          --           --           --             --             --          274,045
  Depreciation and
    amortization........      39,734      137,300       84,368         45,066         22,085           73,896
                          ----------   ----------   ----------     ----------     ----------      -----------
         Total operating
           expenses.....   1,834,476    1,894,495    1,025,391        665,207        328,693        1,733,535
                          ----------   ----------   ----------     ----------     ----------      -----------
Income (loss) from
  operations............    (617,760)     895,383       18,023       (128,199)        36,961       (1,284,155)
Other income (expenses):
  Cancellation fee
    income (Note 3).....          --           --           --        189,938             --               --
  Foreign exchange gain
    (loss)..............     (27,386)      10,319        3,579         (9,285)        (9,285)              --
  Interest expense......      (7,582)     (24,996)      (3,399)        (1,848)          (937)         (19,828)
                          ----------   ----------   ----------     ----------     ----------      -----------
Income (loss) before
  provision (benefit)
  for income taxes......    (652,728)     880,706       18,203         50,606         26,739       (1,303,983)
Provision (benefit) for
  income taxes (Note
  4)....................    (256,872)     337,362        5,534          6,666          2,362               --
                          ----------   ----------   ----------     ----------     ----------      -----------
Net income (loss).......  $ (395,856)  $  543,344   $   12,669     $   43,940     $   24,377      $(1,303,983)
                          ==========   ==========   ==========     ==========     ==========      ===========
Basic and diluted net
  income (loss) per
  share (Note 2)........  $    (0.07)  $     0.08   $       --     $     0.01     $       --      $     (0.19)
Weighted average shares
  outstanding used in
  per share
  calculation...........   5,573,770    6,967,213    6,967,213      6,967,213      6,967,213        7,013,295

                See accompanying notes to financial statements.

                             ARTIFICIAL LIFE, INC.
                    (FORMERLY NEUROTEC INTERNATIONAL CORP.)

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                    (NOTE 1)

                                               COMMON STOCK (NOTE 7)
                                       -------------------------------------
                                             VOTING            NON-VOTING      ADDITIONAL   SUBSCRIPTIONS    RETAINED
                                       -------------------   ---------------    PAID-IN       AND NOTES      EARNINGS
                                        SHARES     AMOUNT    SHARES   AMOUNT    CAPITAL      RECEIVABLE      (DEFICIT)
                                       ---------   -------   ------   ------   ----------   -------------   -----------
PREDECESSOR
Balance at December 31, 1994.........  1,393,443   $13,934       --    $ --    $   86,066    $       --     $   (22,073)
Net Loss.............................         --        --       --      --            --            --        (395,856)
Issuance of Common Stock.............  5,573,770    55,738       --      --       344,262            --              --
                                       ---------   -------   ------    ----    ----------    ----------     -----------
Balance at December 31, 1995.........  6,967,213    69,672       --      --       430,328            --        (417,929)
Net income...........................         --        --       --      --            --            --         543,344
                                       ---------   -------   ------    ----    ----------    ----------     -----------
Balance at December 31, 1996.........  6,967,213    69,672       --      --       430,328            --         125,415
Net income...........................         --        --       --      --            --            --          12,669
                                       ---------   -------   ------    ----    ----------    ----------     -----------
Balance at July 3, 1997..............  6,967,213    69,672       --      --       430,328            --         138,084
SUCCESSOR
Fair value adjustments related to the
  Management Buyout and change in
  control (Note 1)...................         --        --       --      --        (3,761)           --        (138,084)
Net income...........................         --        --       --      --            --            --          43,940
                                       ---------   -------   ------    ----    ----------    ----------     -----------
Balance at December 31, 1997.........  6,967,213    69,672       --      --       426,567            --          43,940
Net loss (unaudited).................         --        --       --      --            --            --      (1,303,983)
Issuance of common stock.............    850,083     8,501   53,278     533     4,302,044      (988,682)             --
                                       ---------   -------   ------    ----    ----------    ----------     -----------
Balance at September 30, 1998........  7,817,296   $78,173   53,278    $533    $4,728,611    $ (988,682)    $(1,260,043)
                                       =========   =======   ======    ====    ==========    ==========     ===========

                See accompanying notes to financial statements.

                             ARTIFICIAL LIFE, INC.
                    (FORMERLY NEUROTEC INTERNATIONAL CORP.)

                            STATEMENTS OF CASH FLOWS
                                    (NOTE 1)

                                                    PREDECESSOR                                  SUCCESSOR
                                        ------------------------------------   ---------------------------------------------
                                             YEARS ENDED        PERIOD FROM    PERIOD FROM     PERIOD FROM     NINE MONTHS
                                            DECEMBER 31,         JANUARY 1      JULY 4 TO       JULY 4 TO         ENDED
                                        ---------------------    TO JULY 3,    DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                          1995        1996          1997           1997           1997             1998
                                        ---------   ---------   ------------   ------------   -------------   --------------
                                                                                                       (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...................  $(395,856)  $ 543,344    $  12,669       $ 43,940       $ 24,377       $(1,303,983)
  Adjustments to reconcile net income
    (loss) to net cash provided (used)
    by operating activities:
    Depreciation and amortization.....     39,734     137,300       84,368         45,066         22,085            73,896
    Unrealized foreign exchange (gain)
      loss............................     (4,071)     (5,790)      (9,078)            --          9,078                --
    Deferred income taxes.............   (256,872)    214,560           --             --             --                --
    (Increase) decrease in deposits
      and other assets................    (42,471)     (5,345)      (1,800)       (53,571)         3,383           (22,582)
    (Increase) decrease in due from
      former parent and affiliates....     59,515    (223,234)      60,125        (52,122)       (56,931)          243,499
    (Increase) decrease in accounts
      receivable, trade...............         --          --     (206,673)       (66,514)       (88,183)          273,187
    (Increase) decrease in refundable
      income taxes....................    (30,258)     11,390        5,535          6,997          2,362            (2,000)
    (Increase) decrease in prepaid
      expenses and other current
      assets..........................    (32,378)       (763)     (30,262)         3,961         48,871            24,100
    Increase (decrease) in accounts
      payable and accrued expenses....    579,625    (421,910)     134,111        (16,415)        39,097            60,993
    Increase (decrease) in deferred
      revenue.........................         --          --           --        116,667             --          (116,667)
    Increase (decrease) in due to/from
      officer/stockholders............         --          --       (3,802)        30,817         (6,681)         (199,788)
                                        ---------   ---------    ---------       --------       --------       -----------
    Net cash provided (used) by
      operating activities............    (83,032)    249,552       45,193         58,826         (2,542)         (969,345)
                                        ---------   ---------    ---------       --------       --------       -----------
Cash flows from investing activities:
  Purchases of property and
    equipment.........................   (386,833)   (242,476)     (37,396)        (5,536)        (1,241)         (147,858)
                                        ---------   ---------    ---------       --------       --------       -----------
Cash flows from financing activities:
  Repayment of note payable to former
    parent............................         --          --           --        (68,844)            --                --
  Proceeds from note payable --
    officer/stockholder...............         --          --           --             --             --           500,000
  Deferred costs in connection with
    initial public offering...........         --          --           --             --             --          (121,380)
  Proceeds from issuance of common
    stock.............................    400,000          --           --             --             --         3,322,396
  Payment of subscription
    receivables.......................     50,000          --           --             --             --                --
                                        ---------   ---------    ---------       --------       --------       -----------
    Net cash provided (used) by
      financing activities............    450,000          --           --        (68,844)            --         3,701,016
                                        ---------   ---------    ---------       --------       --------       -----------
Net increase (decrease) in cash.......    (19,865)      7,076        7,797        (15,554)        (3,783)        2,583,813
Cash at beginning of period...........     42,928      23,063       30,139         37,936         37,936            22,382
                                        ---------   ---------    ---------       --------       --------       -----------
Cash at end of period.................  $  23,063   $  30,139    $  37,936       $ 22,382       $ 34,153       $ 2,606,195
                                        =========   =========    =========       ========       ========       ===========
Supplemental disclosure of cash flow
  information:
  Income taxes paid...................  $   8,327   $ 131,440    $      --       $     --       $     --       $     2,000
  Interest paid.......................      7,582      24,996        3,399          1,848            937             8,520

Supplemental disclosure of non-cash investing and financing activities:

    During the period ended September 30, 1998, the Company issued Common Stock. As of September 30, 1998, $895,000 was still unpaid and included in subscriptions and notes receivable from stockholders.

    Also during the period ended September 30, 1998, stock options were exercised and the Company received notes receivable in the amount of $93,682 (Note 8).

                See accompanying notes to financial statements.

                             ARTIFICIAL LIFE, INC.
                    (FORMERLY NEUROTEC INTERNATIONAL CORP.)

                         NOTES TO FINANCIAL STATEMENTS
       YEARS ENDED DECEMBER 31, 1995, 1996 AND PERIODS JANUARY 1, 1997 TO
               JULY 3, 1997 AND JULY 4, 1997 TO DECEMBER 31, 1997
   (ALL INFORMATION WITH RESPECT TO SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

1.  ORGANIZATION, RISKS AND UNCERTAINTIES

  NATURE OF OPERATIONS AND BASIS OF PRESENTATION

     Artificial Life, Inc. ("Artificial Life" or the "Company") develops, markets and supports "intelligent" software robots ("bots"). The Company's bots, known as "SmartBots," are software programs that the Company designs to automate and simplify time-consuming and complex business-related Internet functions such as Web navigation, direct marketing, user profiling, information gathering, messaging, knowledge management, sales response and call center automation. The Company recently changed its primary business focus from software consulting to the development, marketing and support of its ALife suite of SmartBot software products. As a consequence of the Company's recent change in its primary business focus, the Company expects that an increasing percentage of its future revenues will be derived from sales and services associated with its software robot products and that revenues from its consulting business will, as a percent of gross revenues, significantly decrease over time.

     In addition, because the Company's emerging online agent-based software products business will require significant infusions of additional capital, results of operations to date are not reflective of the Company's future results of operations. The Company's decision to become a provider of software robot products is predicated on the assumption that the demand for such products will be large enough to permit the Company to operate profitably. There can be no assurance that the Company's assumption will be correct or that the Company will be able to successfully compete as a provider of such products. If the Company's assumption is not accurate, or if the Company is unable to compete as a provider of online agent-based software products, the Company's business, prospects, financial condition and results of operations will be materially adversely affected.

     The Company's management has recently obtained funds to support its operations through a combination of sources including a long-term loan from a stockholder and private placements of Common Stock. The Company is also pursuing additional resources through an initial public offering. (See Notes 3 and 7.)

     In 1995 and 1996, the Company was a wholly-owned subsidiary of Neurotec Hochtechnologie GmbH, a German corporation. Neurotec Hochtechnologie GmbH has two other wholly-owned subsidiaries other than the Company and conducts operations in Germany. During 1995, all of the Company's revenue was derived from various contracts with the Company's then parent company and its affiliates. In 1996, approximately 99% of the Company's revenues was derived from the Company's then parent company.

     On July 4, 1997, Eberhard Schoneburg, the Company's President, Chief Executive Officer and Chairman and a minority stockholder of the Company's former parent company, entered into an agreement with the former parent company, to sell his 10% interest in the former parent company for DM 1,800,000, approximately $1,027,000, in cash to the two remaining equal stockholders and contemporaneously purchase all of the outstanding shares of Neurotec International Corp. for DM 850,000, approximately $485,000, in cash (the "Management Buyout").

     The Company was founded in November 1994, by the former parent company with a total capital investment of $500,000 in cash. Net book value of the Company at the date of the Management Buyout, including cumulative earnings since inception of $138,084, amounted to $638,084.

                             ARTIFICIAL LIFE, INC.
                    (FORMERLY NEUROTEC INTERNATIONAL CORP.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     As a result of a change in control of the Company in connection with the Management Buyout, the Company has presented its assets and liabilities subsequent to July 3, 1997 to reflect the purchase price paid for the stock of the Company. This treatment is consistent with "push down" accounting as promulgated by the SEC.

     The results of operations for the Company for 1997 have been separately presented to reflect the results of operations prior to the Management Buyout, as Predecessor operations, and for the period subsequent to the Management Buyout, as Successor operations. In Management's opinion, the purchase price of the Company's stock in the Management Buyout reflected the fair value of the Company at that time.

     The difference between the Company's net book value at July 4, 1997 and the purchase price has been recorded as a reduction of the Company's net deferred tax asset and long-term assets, resulting in a new depreciation basis for financial statement purposes for such assets. As of July 4, 1997, the stockholder's equity section reflects cumulative earnings prior to the Management Buyout as paid-in capital. As a result, retained earnings at December 31, 1997 reflects the results of operations of the Company only from the date of the Management Buyout.

     The only difference in accounting policies utilized in the presentation of the Successor and Predecessor financial statements is the estimated useful lives utilized in the depreciation of property and equipment, as described in Note 2.

     In connection with the Management Buyout, the Company agreed not to compete in any manner with the former parent company in Europe through the period ended December 31, 1998. Subsequent to the Management Buyout, the Company changed its name to Artificial Life, Inc.

     During the periods January 1, 1997 to July 3, 1997 and July 4, 1997 to December 31, 1997, approximately 64% and 37%, respectively, of the Company's revenue was derived from various contracts with the Company's former parent company and its affiliates. As a result of the Management Buyout and the Company's changing its primary business focus from software consulting to the development, marketing and sale of its ALife suite of SmartBot software products, the Company is not anticipating any future revenue to be derived from its former parent (see Note 3).

  MAJOR CUSTOMER

     During the periods January 1, 1997 to July 3, 1997 and July 4, 1997 to December 31, 1997, the Company recognized revenue from one customer amounting to approximately $377,000 and $333,000, respectively, representing 36% and 62%, respectively, of its total revenues. During the nine months ended September 30, 1998, the substantial majority of the Company's revenue was derived from this same customer. Accounts receivable, trade were due entirely from this customer at July 3, 1997 and December 31, 1997.

  MANAGEMENT ESTIMATES

     The process of preparing financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions involve the areas of collection of receivables, contract costs, depreciation and amortization and certain accruals, among others. Actual results could differ from those estimates.

                             ARTIFICIAL LIFE, INC.
                    (FORMERLY NEUROTEC INTERNATIONAL CORP.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim financial statements of the Company at September 30, 1998 and for the period July 4, 1997 to September 30, 1997 and for the nine months ended September 30, 1998, included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission for interim financial statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. In the opinion of management, the accompanying unaudited interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company at September 30, 1998, and the results of its operations and its cash flows for the period July 4, 1997 to September 30, 1997 and for the nine months ended September 30, 1998.

  PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation and amortization of property and equipment is calculated using the straight-line method over the following useful lives:

                                                  ESTIMATED USEFUL LIVES
                                           -------------------------------------
             CLASSIFICATION                      PREDECESSOR          SUCCESSOR
             --------------                      -----------          ---------
         Furniture and fixtures                    7 years             5 years
         Computer equipment                       3-5 years            3 years
         Leasehold improvements                   Lease term          Lease term
         Office equipment                          5 years             4 years

     Expenditures for maintenance, repairs and minor renewals are charged to expense as incurred. Betterments and major renewals are capitalized.

  COMPUTER SOFTWARE COSTS

     Costs of developing software which are incurred beyond the point of demonstrated technological feasibility are capitalized and, after the product is available for general release to customers, such costs are amortized based on the greater of the charge resulting from the straight-line method over a three-year period or the proportion of current sales to estimated future revenues of the product. As of September 30, 1998, no software development costs have been capitalized by the Company as such costs were immaterial.

  REVENUE RECOGNITION

     The Company recognizes revenue from marketing computer software programs as follows:

        Revenues from the sale of initial "software license agreements" for computer programs and related services are recognized upon the delivery of the software.

        Development and application services contract revenues and related costs are recognized upon the completion of the contract or certain phases as defined in each agreement.

     There are no significant future costs associated with any of the Company's revenue transactions. Development costs which are not required to be capitalized, marketing and installation costs are charged to earnings as incurred.

                             ARTIFICIAL LIFE, INC.
                    (FORMERLY NEUROTEC INTERNATIONAL CORP.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income generally represents all changes in stockholders' equity during the period except those resulting from investments by, or distributions to, stockholders. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997 and requires restatement of earlier periods presented. SFAS No. 130 had no impact on the Company's financial statements.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that a public enterprise reports information about operating segments in annual financial statements, and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997 and requires restatement of earlier periods presented. Management is currently evaluating the requirements of SFAS No. 131.

     In October 1997, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position
(SOP) No. 97-2, "Software Revenue Recognition." SOP 97-2 provides guidance on when revenue should be recognized and in what amounts for licensing, selling, leasing or otherwise marketing computer software. SOP 97-2 is effective for transactions entered into in fiscal years beginning after December 15, 1997. SOP 97-2 had no impact on the Company's Financial Statements.

  COMPUTATION OF NET INCOME (LOSS) PER SHARE

     The Company adopted SFAS No. 128, "Computation of Earnings Per Share," during 1997. The provision and disclosure requirements for SFAS No. 128 were required to be adopted for interim and annual periods ending after December 15, 1997, with restatement of earnings per share for prior periods. In accordance with SFAS No. 128, basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares outstanding during the period and the weighted average dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon the exercise of stock options and warrants (using the Treasury Stock method); common equivalent shares are excluded from the calculation if their effect is anti-dilutive. All common equivalent shares of the Company are not dilutive. Therefore, diluted earnings per share is the same as basic earnings per share. Pursuant to SEC Staff Accounting Bulletin No. 98, common stock issued for nominal consideration, prior to the anticipated effective date of an IPO, are required to be included in the calculation of basic and diluted net loss per share, as if they were outstanding for all periods presented. To date, the Company has not had any stock issuances for nominal consideration.

  STOCK-BASED COMPENSATION

     The Company has adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." As allowed under the provisions of SFAS 123, the Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its employee stock options plans. There are no effects on reported net income (loss) and earnings per share based on the fair value of options and shares as prescribed by SFAS 123.

                             ARTIFICIAL LIFE, INC.
                    (FORMERLY NEUROTEC INTERNATIONAL CORP.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  STOCK DIVIDEND, REVERSE STOCK SPLIT AND CHANGES IN AUTHORIZED STOCK

     On June 10, 1998, the Company declared a dividend of 339 shares of common stock for each share of common stock held to stockholders of record on June 10, 1998. On September 22, the Company effected a 1-for-2.44 reverse stock split and amended the total authorized shares of Voting Common Stock to 19,000,000 shares and Non-Voting Common Stock to 1,000,000 shares. All references in the financial statements to shares, share prices, per share amounts, stock options and authorized shares have been retroactively adjusted for the stock dividend, reverse stock split and change in authorized stock. (See Note 8).

  INCOME TAXES

     Deferred tax assets and liabilities are recorded for temporary differences between the financial statement and tax basis of assets and liabilities. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. A deferred tax asset is recorded for any net operating loss, capital loss and tax credit carryforward for income tax purposes, to the extent their realization is more likely than not. As changes in tax laws or rates are enacted, deferred tax assets and liabilities will be adjusted through the provision for income taxes.

3.  RELATED PARTY TRANSACTIONS

     The Company had transactions with its former parent company and wholly-owned subsidiaries of the former parent company, MediaCenter GmbH ("MediaCenter") and IST Intelligent Safety Technologies GmbH ("IST"), and a stockholder of the former parent company as follows:

          a) The Company provided contract services to the former parent company, IST and to a stockholder of the former parent company on which it recorded revenue of $1,216,716, $2,757,253, $666,229 and $197,948 for the
     years ended December 31, 1995 and 1996 and the periods January 1, 1997 to July 3, 1997 and July 4, 1997 to December 31, 1997, respectively. Certain contracts for services are denominated in Deutsche Marks ("DM").

          b) The Company received advances from the former parent company in the amount of DM120,000. The advances were due on September 30, 1997 with interest at 8.5%. The note payable of $77,922 and $68,844 recorded on the balance sheets at December 31, 1996 and July 3, 1997 are based on the exchange rates on those dates. Interest expense on these advances amount to $7,582, $7,271, $3,399 and $1,848 for the years ended December 31, 1995 and
     1996 and the periods from January 1, 1997 to July 3, 1997 and July 4, 1997 to December 31, 1997, respectively. The advances were repaid in 1997 (see below).

          c) The former parent charged the Company for engineering services rendered. These costs amounted to $324,027, $49,349 and $39,168 for the years ended December 31, 1995 and 1996 and the period from January 1, 1997 to July 3, 1997, respectively. No services were rendered by the former parent after the Management Buyout (see Note 1).

                             ARTIFICIAL LIFE, INC.
                    (FORMERLY NEUROTEC INTERNATIONAL CORP.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

          d) The former parent company charged the Company for various expenses paid on the Company's behalf and the Company charged the former parent company and MediaCenter for various expenses paid by the Company on their behalf as follows:

                                                 PREDECESSOR                    SUCCESSOR
                                   ----------------------------------------    ------------
                                                               PERIOD FROM     PERIOD FROM
                                   YEARS ENDED DECEMBER 31      JANUARY 1       JULY 4 TO
                                   ------------------------     TO JULY 3,     DECEMBER 31,
                                      1995          1996           1997            1997
                                   ----------    ----------    ------------    ------------
Expenses paid by former parent on
  Company's behalf:
  Startup costs..................   $281,921      $     --       $    --         $    --
  Travel and promotion...........    115,153         6,915            --              --
                                    --------      --------       -------         -------
                                    $397,074      $  6,915       $    --         $    --
                                    ========      ========       =======         =======
Expenses paid by the Company on
  behalf of the former parent:
  Consortium Agreement (Note
     5)..........................   $     --      $ 62,500       $46,875         $    --
  Engineering costs..............         --        22,447         8,873              --
  Travel and promotion...........         --        20,506         1,497              --
                                    --------      --------       -------         -------
                                    $     --      $105,453       $57,245         $    --
                                    ========      ========       =======         =======
Expenses paid by the Company on
  behalf of the MediaCenter:
  Legal fees.....................   $     --      $ 22,303       $    --         $    --
  Travel and promotion...........         --        15,789            --              --
  Equipment......................         --         7,600            --              --
                                    --------      --------       -------         -------
                                    $     --      $ 45,692       $    --         $    --
                                    ========      ========       =======         =======

     The Company was charged interest on overdue amounts of $17,016 in 1996. No interest was charged in 1995 and 1997.

     In 1997, subsequent to the Management Buyout, and as a result of unresolved disputes between the Company and its former parent in connection with existing contractual obligations of the former parent, the Company discontinued performing services for its former parent company and its affiliates. At that time, the Company had in process several contracts for services to be provided to the former parent company and outstanding accounts receivable from the former parent of $160,000. In addition, the Company owed the former parent $119,938 in notes payable, accounts payable and accrued expenses. In December of 1997, the Company and the former parent negotiated a settlement agreement whereby the former parent agreed to forgive all outstanding liabilities owed by the Company and make a cash payment of $230,000 in full settlement of all outstanding accounts receivable and all of its contractual obligations to the Company. The transaction resulted in the recognition of cancellation fee income of $189,938 in 1997. The $230,000 payment was received in full in January 1998.

     Compensation paid to the Company's President, Chief Executive Officer and Chairman amounted to $151,296, $200,439, $54,254 and $22,500 for the years ended December 31, 1995 and 1996 and the periods January 1, 1997 to July 3, 1997 and July 4, 1997 to December 31, 1997, respectively. In 1998, the Company's President, Chief Executive Officer and Chairman entered into an employment agreement with the Company at an annual salary of $240,000. (See Note 5.)

                             ARTIFICIAL LIFE, INC.
                    (FORMERLY NEUROTEC INTERNATIONAL CORP.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Net amounts due from the former parent company and affiliates at December 31, 1996, July 3, 1997 and December 31, 1997 consist of the following:

                                         PREDECESSOR                           SUCCESSOR
                       -----------------------------------------------   ----------------------
                         DECEMBER 31, 1996           JULY 3, 1997          DECEMBER 31, 1997
                       ----------------------   ----------------------   ----------------------
                                                           SHAREHOLDER              SHAREHOLDER
                        FORMER                   FORMER     OF FORMER     FORMER     OF FORMER
                        PARENT    MEDIACENTER    PARENT      PARENT       PARENT      PARENT
                       --------   -----------   --------   -----------   --------   -----------
Settlement
  Agreement..........  $     --     $    --     $     --    $     --     $230,000     $    --
Contract services....   213,370          --           --     155,718           --      13,499
Reimbursements
  receivable.........    29,752      45,204       55,151          --           --          --
Reimbursements
  payable............   (35,168)         --      (19,492)         --           --          --
Interest payable.....    (1,656)         --           --          --           --          --
                       --------     -------     --------    --------     --------     -------
          Total......  $206,298     $45,204     $ 35,659    $155,718     $230,000     $13,499
                       ========     =======     ========    ========     ========     =======

     On June 29, 1998, the Company issued a note payable to an officer/stockholder in the amount of $500,000. The note is unsecured and bears interest at 10%. Payment of principal and accrued interest is due on January 1, 2000. (See Note 7). Interest accrued during the period ended September 30, 1998 amounted to $12,740 on the note payable.

     The Company pays expenses on behalf of and provides cash advances to an officer/ stockholder from time to time. Amounts outstanding are non-interest bearing and due on demand.

4.  INCOME TAXES

     The income tax provision (benefit) consists of:

                                                     PREDECESSOR                       SUCCESSOR
                                      -----------------------------------------    -----------------
                                      YEARS ENDED DECEMBER 31,     PERIOD FROM        PERIOD FROM
                                      -------------------------    JANUARY 1 TO        JULY 4 TO
                                         1995           1996       JULY 3, 1997    DECEMBER 31, 1997
                                      -----------    ----------    ------------    -----------------
Current:
  Federal...........................   $      --      $ 75,124       $ 3,039            $3,661
  State.............................          --        47,678         2,495             3,005
                                       ---------      --------       -------            ------
                                              --       122,802         5,534             6,666
                                       ---------      --------       -------            ------
Deferred (prepaid):
  Federal...........................    (240,766)      201,107            --                --
  State.............................     (16,106)       13,453            --                --
                                       ---------      --------       -------            ------
                                        (256,872)      214,560            --                --
                                       ---------      --------       -------            ------
                                       $(256,872)     $337,362       $ 5,534            $6,666
                                       =========      ========       =======            ======

                             ARTIFICIAL LIFE, INC.
                    (FORMERLY NEUROTEC INTERNATIONAL CORP.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The difference between actual income tax expense and expected income tax expense as computed by applying the U.S. federal income tax rate of 34% to income before income taxes is explained as follows:

                                                     PREDECESSOR                       SUCCESSOR
                                      -----------------------------------------    -----------------
                                      YEARS ENDED DECEMBER 31,     PERIOD FROM        PERIOD FROM
                                      -------------------------    JANUARY 1 TO        JULY 4 TO
                                         1995           1996       JULY 3, 1997    DECEMBER 31, 1997
                                      -----------    ----------    ------------    -----------------
Expected income tax provision
  (benefit).........................   $(221,928)     $299,440       $ 6,189           $ 17,206
State taxes, net of federal income
  tax benefit.......................     (10,630)       40,346         1,647              1,983
Surtax exemption....................          --            --        (3,458)            (2,295)
Change in valuation reserve on
  deferred tax assets...............          --            --            --            (12,532)
Other...............................     (24,314)       (2,424)        1,156              2,304
                                       ---------      --------       -------           --------
  Provision (benefit) for income
     taxes..........................   $(256,872)     $337,362       $ 5,534           $  6,666
                                       =========      ========       =======           ========

     The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities at December 31, 1996, July 3, 1997 and December 31, 1997, are presented below:

                                                                PREDECESSOR          SUCCESSOR
                                                           ----------------------   ------------
                                                           DECEMBER 31,   JULY 3,   DECEMBER 31,
                                                               1996        1997         1997
                                                           ------------   -------   ------------
Deferred tax assets:
  Start-up costs capitalized for income tax purposes.....    $69,205      $69,205     $ 46,499
  Vacation accrual not deductible for income tax
     purposes............................................      3,114        3,114        4,182
  Property and equipment.................................         --           --       27,292
                                                             -------      -------     --------
                                                              72,319       72,319       77,973
  Valuation allowance on deferred tax asset..............         --           --      (69,862)
                                                             -------      -------     --------
                                                              72,319       72,319        8,111
                                                             -------      -------     --------
Deferred tax liabilities:
  Property and equipment.................................     17,614       17,614           --
  Prepaid rent deducted for income tax purposes..........      8,422        8,422        8,111
  Unrealized foreign exchange gains......................      3,971        3,971           --
                                                             -------      -------     --------
                                                              30,007       30,007        8,111
                                                             -------      -------     --------
     Net deferred tax asset..............................    $42,312      $42,312     $     --
                                                             =======      =======     ========

     There was no change in the valuation allowance on deferred tax assets for the years ended December 31, 1995 and 1996 and the period January 1, 1997 to July 3, 1997. The change in the

                             ARTIFICIAL LIFE, INC.
                    (FORMERLY NEUROTEC INTERNATIONAL CORP.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

valuation allowance on deferred tax assets for the period July 4, 1997 to December 31, 1997 is as follows:

  Balance at beginning of period............................  $     --
  Increase in valuation allowance on existing deferred tax
     assets due to Management Buyout (Note 1)...............    42,312
  Increase in valuation allowance on deferred tax assets
     arising from revaluation of assets due to Management
     Buyout (Note 1)........................................    40,082
  Decrease in valuation allowance due to change in deferred
     tax assets during the period...........................   (12,532)
                                                              --------
                                                              $ 69,862
                                                              ========

     The provision for income taxes for the period July 4, 1997 to September 30, 1997 is computed based on an effective tax rate of 8.8%. No benefit has been recorded in 1998 due to a 100% valuation allowance provided on the deferred tax asset related to net operating loss carryforwards generated during the period.

5.  COMMITMENTS

  CONSORTIUM AGREEMENT

     Effective October 10, 1995, the Company entered into a consortium agreement with the Massachusetts Institute of Technology ("MIT"). Under the agreement, MIT will conduct research projects for the "Things That Think Consortium." The Consortium is an international association of corporate members who have joined "to address the future of computation as it is increasingly imbedded in things other than computers." The term of the agreement is for five years through October 9, 2000. The agreement provides for early termination, with one year written notice, as well as renewal options. The Company is obligated to pay an annual membership fee of $125,000 under the agreement. The Company was sharing 50% of this cost with its former parent through June 1997. (See Note 3).

     On August 6, 1997, the Company obtained a suspension of the contract until February 5, 1998, at which time the contract resumed under its original terms. The Company will be solely responsible for the $125,000 annual cost through October 9, 2000. Total costs incurred by the Company in connection with the agreement amounted to $60,625, $62,500, and $32,598 for the years ended December 31, 1995 and 1996 and the period January 1, 1997 to July 3, 1997, respectively, and $93,750 for the nine month period ended September 30, 1998. There was no expense for the period July 4, 1997 to September 30, 1997 due to the contract suspension.

                             ARTIFICIAL LIFE, INC.
                    (FORMERLY NEUROTEC INTERNATIONAL CORP.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  LEASES

     The Company leases office and other space and various office equipment under various noncancelable leases. Future minimum annual lease payments, exclusive of additional operating costs, are as follows:

YEAR ENDING
DECEMBER 31,
------------
  1998...................................................  $221,372
  1999...................................................   205,725
  2000...................................................   205,352
  2001...................................................    17,113
                                                           --------
                                                           $649,562
                                                           ========

     Rent expense for the years ended December 31, 1995 and 1996, and the periods January 1, 1997 to July 3, 1997 and July 4, 1997 to December 31, 1997 amounted to approximately $117,100, $231,300, $135,900 and $92,400, respectively, and for the period July 4, 1997 to September 30, 1997 and the nine months ended September 30, 1998 amounted to approximately $57,100 and $196,500, respectively.

  EMPLOYMENT CONTRACTS

     The Company has employment agreements with all of its executive officers. The agreements are generally one to three years in length and provide for minimum salary levels. These agreements include severance payments under certain conditions of approximately one half to three times each officer's annual compensation. In addition the chief executive officer of the Company is entitled to receive an annual incentive bonus of 3% of the Company's profits from operations.

6.  PROFIT SHARING PLAN

     Effective October 1, 1995, the Company implemented a 401(k) profit sharing plan for the benefit of all employees. Employees are eligible to participate after twelve months of service and may contribute up to 15% of their compensation subject to statutory limitations. The Company matches 50% of the first 3% of compensation.

     Profit sharing expense for the years ended December 31, 1995 and 1996 and the periods January 1, 1997 to July 3, 1997 and July 4, 1997 to December 31, 1997 amounted to approximately $3,000, $7,000, $4,800 and $3,700, respectively, and for the period July 4, 1997 to September 30, 1997 and the nine months ended September 30, 1998 amounted to approximately $1,200 and $7,000, respectively.

7.  STOCKHOLDERS' EQUITY

  PUBLIC OFFERING

     In August 1998, the Company executed a letter of intent to proceed with a proposed initial public offering of the Company's stock (the "IPO"). If the IPO is consummated under the terms presently anticipated, the underwriters managing the offering will have the right to appoint one member of the Board of Directors after the closing of the IPO. The right to have a representative on the Company's board extends for the term of the Warrant (defined below). The Company has agreed to deliver a warrant (the "Warrant") to the underwriters at the closing of the IPO equal to ten percent of the

                             ARTIFICIAL LIFE, INC.
                    (FORMERLY NEUROTEC INTERNATIONAL CORP.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

total number of shares sold pursuant to the IPO. The Warrant is exercisable any time after one year from the date of closing for a period of four years at a price equal to 120% of the offering price per share. As of September 30, 1998, the Company had incurred costs of $121,380 in connection with the IPO.

  COMMON STOCK

     At September 30, 1998 the Company had 19,000,000 authorized shares of common stock, par value $.01, and 1,000,000 authorized shares of non-voting common stock, par value $.01, of which 6,967,213 shares and 53,278 shares, respectively, were outstanding. The non-voting common stock is convertible into voting Common Stock on a one-for-one basis. Upon consummation of the Company's proposed initial public offering, all shares of non-voting common stock will be converted into shares of common stock.

     In June 1998, the Company sold 53,278 shares of non-voting common stock and the majority stockholder of the Company sold 409,836 shares of voting common stock through private placements to foreign investors overseas based on arms-length negotiations with unrelated parties. The shares were sold for $3.66 per share. Expenses incurred in connection with the private placements amounted to $13,633. As a result, the Company received net proceeds of $181,367.

     This stock was unregistered and was subject to restrictions on resale in the United States pursuant to Regulation S promulgated under the Securities Act of 1933, as amended. In the event of a public offering of the Company's stock, the stockholders may request the Company to register such shares for inclusion in the public offering. Such request is subject to certain limitations which may be imposed by the managing underwriter of the Company's public offering. The holders of the voting common stock have agreed, among other things, to vote the shares in a manner consistent with any votes cast by the chairman of the Company. This agreement will terminate upon consummation of the IPO.

     On September 23, 1998, the Company sold 824,000 shares of voting common stock for $5.00 per share through private placements to foreign investors. Expenses incurred in connection with the private placements amounted to $85,753, resulting in net proceeds of $4,034,247 being received by the Company. (See Note 8.)

     The stock was unregistered and was subject to restrictions on resale in the United States pursuant to Regulation S promulgated under the Securities Act of 1933, as amended. In the event of a public offering of the Company's stock, the holders of 20% of the voting stock may request the Company to register such shares for inclusion in the public offering. Such request is subject to certain limitations which may be imposed by the managing underwriter of the Company's public offering. The holders of the stock have agreed, among other things, to vote the shares in a manner consistent with any votes cast by the Chairman of the Company. This agreement will terminate upon consummation of the IPO.

     Subsequent to the sale of stock by the majority stockholder, the Company received a loan of $500,000 from the stockholder. (See Note 3.)

  STOCK OPTIONS

     On April 1, 1998, the Company adopted the 1998 Equity Incentive Plan (the "Plan") which provides for the issuance of both non-statutory and incentive stock options to employees, officers, directors and consultants of the Company. At that time the Company reserved 409,811 shares of common stock to be issued under the Plan. Incentive stock options for 69,525 shares of common

                             ARTIFICIAL LIFE, INC.
                    (FORMERLY NEUROTEC INTERNATIONAL CORP.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

stock were granted on May 1, 1998 with an initial exercise price of $3.66 per share, the estimated fair market value on that date. The exercise price increases by $3.66 per share per quarter until the second anniversary of the date of grant at which time the options are to expire.

     On September 25, 1998, the Plan was amended to increase the shares reserved for issuance under the Plan to a total of 1,200,000 shares; 761,476 shares of voting common stock and 438,524 shares of non-voting common stock. All options issued prior to June 30, 1998 were for voting common stock. Effective with the amendment, the Company granted non-statutory stock options for 184,426 shares of voting common stock and 362,701 shares of non-voting common stock with an exercise price of $3.66 per share expiring on July 1, 1999. On June 30, 1998, the Company also amended the terms of the incentive stock options issued to two individuals on May 1, 1998 for a total of 32,884 shares of common stock to provide that the exercise price for such options is to remain at $3.66 per share over the life of the option.

     All options presently granted under the Plan were immediately exercisable on the grant date. The vesting of future option grants will be established by the Company's Board of Directors or a duly authorized committee thereof.

     A summary of the status of the Company's stock options as of September 30, 1998 and the changes during the period then ended is presented below.

                                                                   WEIGHTED
                                                                   AVERAGE
                                                     SHARES     EXERCISE PRICE
                                                     -------    --------------
Outstanding at beginning of period.................       --        $  --
Granted -- price equals fair value.................  616,652         3.73
Exercised..........................................  (26,083)        3.66
Canceled...........................................       --           --
                                                     -------        -----
Outstanding at end of period.......................  590,569        $3.73
                                                     =======        =====
Options exercisable at end of period...............  590,569
                                                     =======
Options available for future grants................  583,348
                                                     =======

     The following table summarizes information about stock options outstanding at September 30, 1998:

                    OPTIONS OUTSTANDING AND EXERCISABLE
---------------------------------------------------------------------------
   RANGE OF       NUMBER           WEIGHTED AVERAGE        WEIGHTED-AVERAGE
EXERCISE PRICE  OUTSTANDING   REMAINING CONTRACTUAL LIFE    EXERCISE PRICE
--------------  -----------   --------------------------   ----------------
 $3.66-$7.32      590,569              .81 years                $3.73

     The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its Plan.

     See also Note 10.

8.  SUBSCRIPTIONS AND NOTES RECEIVABLE FROM STOCKHOLDERS

     On September 23, 1998, the Company sold 824,000 shares of common stock for net proceeds of $4,034,247. (See Note 7.) As of September 30, 1998, $895,000 of this amount had not been received. In October, all amounts were subsequently received.

                             ARTIFICIAL LIFE, INC.
                    (FORMERLY NEUROTEC INTERNATIONAL CORP.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     In connection with the exercise of stock options on July 31, 1998, the Company received notes receivable in the amount of $93,682. The notes are due in biweekly installments through July 31, 2000 with interest at 9%.

9.  ACCRUED EXPENSES

     Accrued expenses at December 31, 1996, July 3, 1997, December 31, 1997 and September 30, 1998 consist of the following:

                                      PREDECESSOR                    SUCCESSOR
                                -----------------------    -----------------------------
                                DECEMBER 31,    JULY 3,    DECEMBER 31,    SEPTEMBER 30,
                                    1996         1997          1997            1998
                                ------------    -------    ------------    -------------
Accrued salaries..............    $ 3,526       $62,629      $ 3,657         $ 39,730
Accrued vacations.............     14,288        25,211       13,089           23,523
Accrued and withheld payroll
  taxes.......................     17,876         6,474       56,082            3,409
Accrued professional fees.....     15,500            --       15,000               --
Accrued interest on note
  payable to officer/
  stockholder (Note 3)........         --            --           --           12,740
Other accrued expenses........        986         3,053        7,424              799
                                  -------       -------      -------         --------
  Total accrued expenses......    $52,176       $97,367      $95,252         $ 80,201
                                  =======       =======      =======         ========

10.  SUBSEQUENT EVENTS

     On October 1, 1998, the Company granted incentive stock options for 65,000 shares of common stock at an exercise price of $6.50 per share.

     In connection with the future establishment of its European headquarters in Luzern, Switzerland the Company transferred approximately $390,000 into an escrow account in Switzerland on October 16, 1998.

     On November 10, 1998, the Company granted non-statutory stock options for 100,000 shares of common stock at an exercise price of $6.50 per share.

INSIDE BACK COVER

[Color work: "Alife-WebGuide[TM] 1.0 Professional" brand name appears vertically on the left edge of the page. On the top center of the page reads the heading "SmartBot[TM] Solutions for the Web." The top left corner of the page discloses the following: TO DATE, THE COMPANY HAS RELEASED ONLY ONE OF ITS PRODUCTS FOR COMMERCIAL SALE. THE COMPANY EXPECTS TO RELEASE THE REMAINDER OF ITS PRODUCTS FOR COMMERCIAL SALE IN 1999 AND 2000. THERE CAN BE NO ASSURANCE THAT THE COMPANY WILL SUCCEED IN COMMERCIALIZING ITS PLANNED PRODUCTS. On the left side of the page is the WebGuide[TM] product representative. To the right of the representative are three screen shots of the Knowledge Editor. At the bottom of the page, a graphic of the WebGuide[TM] CD-ROM is shown. Below the illustration of the CD-ROM is a description of certain potential uses for the WebGuide[TM].]

             ------------------------------------------------------
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  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR ANY OF THE UNDERWRITERS OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OTHER THAN THE COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                            PAGE
                                            ----
Prospectus Summary........................    3
Risk Factors..............................    7
Use of Proceeds...........................   18
Dividend Policy...........................   19
Capitalization............................   20
Dilution..................................   21
Selected Financial Data...................   22
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................   24
Business..................................   31
Management................................   44
Certain Transactions......................   49
Principal and Selling Stockholders........   50
Description of Capital Stock..............   51
Shares Eligible for Future Sale...........   55
Certain U.S. Tax Consequences to German
  Stockholders............................   57
Underwriting..............................   59
Concurrent Registration...................   61
Legal Matters.............................   61
Experts...................................   61
Additional Information....................   62
Index to Financial Statements.............  F-1

  UNTIL JANUARY 11, 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

             ------------------------------------------------------
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                                1,600,000 SHARES

                             ARTIFICIAL LIFE, INC.
                                  COMMON STOCK

                             [ARTIFICIAL LIFE LOGO]
                            -----------------------
                                   PROSPECTUS
                            -----------------------
                             NEW YORK BROKER, INC.

                         NEW YORK BROKER DEUTSCHLAND AG

                               DECEMBER 17, 1998

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